     As filed with the Securities and Exchange Commission on May 11, 1999.
                                                           Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                             --------------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             --------------------
                         INTERNET CAPITAL GROUP, INC.
            (Exact name of Registrant as specified in its charter)

            Delaware                         7389                  23-2996071
  (State or Other Jurisdiction    (Primary Standard Industrial (I.R.S. Employer
of Incorporation or Organization) Classification Code Number)  Identification No.)

                             --------------------
                             435 Devon Park Drive
                                 Building 800
                           Wayne, Pennsylvania 19087
                                (610) 989-0111
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             --------------------
                            Walter W. Buckley, III
                     President and Chief Executive Officer
                         Internet Capital Group, Inc.
                             435 Devon Park Drive
                                 Building 800
                           Wayne, Pennsylvania 19087
                                (610) 989-0111
(Name, address including zip code, and telephone number, including area code, of agent for service)
                             --------------------
                                With copies to:

   Christopher G. Karras, Esq.                           Bruce K. Dallas, Esq.
     Dechert Price & Rhoads                              Davis Polk & Wardwell
    4000 Bell Atlantic Tower                              450 Lexington Avenue
        1717 Arch Street                                New York, New York 10017
Philadelphia, Pennsylvania 19103                             (212) 450-4000
         (215) 994-4000

                             --------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                             --------------------
                        CALCULATION OF REGISTRATION FEE

================================================================================
                                           Proposed Maximum
           Title of Each Class of         Aggregate Offering       Amount of
         Securities to be Registered           Price (1)        Registration Fee
--------------------------------------------------------------------------------
Common Stock, par value $.001 per share    $210,000,000          $58,380
================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                             --------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                               Explanatory Note


     This Registration Statement contains two forms of prospectus. One will be used in connection with an offering of the registrant's common stock to the general public and the other will be used in the Directed Share Subscription Program offering of the registrant's common stock to shareholders of Safeguard Scientifics, Inc. The prospectuses will be identical except that a letter to shareholders of Safeguard Scientifics, Inc. detailing the procedures for the Directed Share Subscription Program will be bound to the cover of the prospectus to be used in that program. The letter to shareholders of Safeguard Scientifics, Inc. is filed as Exhibit 99.1 to this Registration Statement.

The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                             Subject to Completion
                   Preliminary Prospectus dated May 11, 1999
PROSPECTUS
----------
                                                     Shares

                  [Internet Capital Group logo appears here]

                                 Common Stock

                                 ------------

  This is Internet Capital Group, Inc.'s initial public offering of shares of common stock.

  We expect the public offering price to be between $       and $       per
share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the common stock will trade on the Nasdaq National Market under the symbol "ICGE."

  Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 4 of this prospectus.

                                 ------------

                                                          Per Share   Total
                                                          ---------   -----
Public Offering Price.................................        $         $
Underwriting Discount.................................        $         $
Proceeds, before expenses, to Internet
 Capital Group, Inc...................................        $         $

  The underwriters may also purchase up to an additional         shares at the
public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

  At our request, the underwriters have reserved              shares for sale at
the public offering price to our employees, directors and other persons with relationships with us. See "Underwriting." As part of this offering, we are
offering           shares at the public offering price to certain shareholders of Safeguard Scientifics, Inc. See "The Directed Share Subscription Program."

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The shares of common stock will be ready for delivery in New York, New York on
or about                     , 1999.
                                 ------------
Merrill Lynch & Co.
       BancBoston Robertson Stephens
               BT Alex. Brown
                       NationsBanc Montgomery Securities LLC
                              Wit Capital Corporation

                                 ------------

            The date of this prospectus is                  , 1999.

                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Prospectus Summary...........................................................  1
Risk Factors.................................................................  4
Use Of Proceeds.............................................................. 14
Dividend Policy.............................................................. 14
The Reorganization........................................................... 14
The Directed Share Subscription Program...................................... 14
Capitalization............................................................... 15
Dilution..................................................................... 16
Selected Consolidated Financial Data......................................... 17
Management's Discussion And Analysis Of Financial Condition And Results Of
     Operations.............................................................. 18
Our Business................................................................. 26
Management................................................................... 44
Certain Transactions......................................................... 57
Principal Shareholders....................................................... 60
Description Of Capital Stock................................................. 63
Shares Eligible For Future Sale.............................................. 66
Underwriting................................................................. 67
Legal Matters................................................................ 70
Experts...................................................................... 70
Where You Can Find More Information.......................................... 71
Index to Consolidated Financial Statements...................................F-1

                          FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about Internet Capital Group and our Partner Companies, including, among other things:

     . Development of an e-commerce market. We define e-commerce as conducting or facilitating business transactions over the Internet.

     . Our ability to identify trends in our markets and the markets of our Partner Companies and to offer new solutions that address the changing needs of these markets.

     .  Our ability to successfully execute our business model.

     . Our Partner Companies' ability to compete successfully against direct and indirect competitors.

     .  Our ability to acquire interests in additional companies.

     .  Growth in demand for Internet products and services.

     .  Adoption of the Internet as an advertising medium.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                -------------

     The terms "Internet Capital Group," "our" and "we," as used in this prospectus, refer to Internet Capital Group, L.L.C. and its wholly-owned subsidiary, Internet Capital Group Operations, Inc. (formerly known as Internet Capital Group, Inc.), for periods before the reorganization of Internet Capital Group, L.L.C. into Internet Capital Group, Inc. and refer to Internet Capital Group, Inc. and this subsidiary for periods after the reorganization, except where it is clear that the term refers only to the parent company.

     Although we refer to the companies in which we have acquired an equity interest as our "Partner Companies" and that we have a "partnership" with these companies, we do not act as an agent or legal representative for any of our Partner Companies, we do not have the power or authority to legally bind any of our Partner Companies and we do not have the types of liabilities for our Partner Companies that a general partner of a partnership would have.

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

     We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by an independent accounting firm.

                              PROSPECTUS SUMMARY

     This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the financial data and related notes, before making an investment decision. Unless otherwise specifically stated, the information in this prospectus has been adjusted to reflect the automatic conversion of all outstanding convertible notes into shares of common stock, but does not take into account the possible sale of additional shares of common stock to the underwriters by us pursuant to the underwriters' right to purchase additional shares to cover over-allotments. In addition, unless otherwise indicated, all information in this prospectus gives effect to the reorganization described in "The Reorganization" that was effected before this offering.

                         Internet Capital Group, Inc.

     Internet Capital Group is an Internet holding company primarily engaged in managing and operating a network of business-to-business, or B2B, e-commerce companies. Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the economy. We believe that our sole focus on the B2B e-commerce industry allows us to capitalize rapidly on new opportunities and to attract and develop leading B2B e-commerce companies. As of April 30, 1999, we owned interests in 29 B2B e-commerce companies which we refer to as our Partner Companies.

     Our operating strategy is to integrate our Partner Companies into a collaborative network that leverages our collective knowledge and resources. Acting as a long-term partner, we use these collective resources to actively develop the business strategies, operations and management teams of our Partner Companies. Our resources include the experience, industry relationships and specific expertise of our management team, our Partner Companies and our Advisory Board. Currently, our Advisory Board consists of individuals with executive-level experience in general management, sales and marketing and information technology at such leading companies as Cisco Systems, Coca-Cola Company, Exodus Communications, IBM, MasterCard, Merrill Lynch and Microsoft. We believe that building successful B2B e-commerce companies enhances the ability of our collaborative network to facilitate innovation and growth among our Partner Companies.

     The substantial growth in B2B e-commerce creates tremendous market opportunities for new emerging companies. International Data Corporation estimates that the B2B e-commerce market will grow from $35 billion in 1998 to more than $1.1 trillion by 2003. We focus on two types of B2B e-commerce companies, which we call market makers and infrastructure service providers.

     . Market makers bring buyers and sellers together by creating Internet-based markets for the exchange of goods, services and information. Market makers enable more effective and lower cost commerce for traditional businesses by providing access through the Internet to a broader range of buyers and sellers. Market makers typically operate in a specific industry and tailor their business models to match a target market's distinct characteristics. Our Partner Company network currently includes significant interests in 13 market makers: Arbinet, BidCom, Collabria, CommerX, ComputerJobs.com, Deja.com, e-Chemicals, Internet Commerce Systems, ONVIA.com, PlanSponsor Exchange, RapidAutoNet, Universal Access and VerticalNet.

     . Infrastructure service providers sell software and services to businesses engaged in e-commerce. Many businesses need assistance in designing business practices to take advantage of the Internet and in building and managing the technological infrastructure needed to support B2B e-commerce. Our Partner Company network currently includes significant interests in 16 infrastructure service providers:
        Benchmarking Partners, Blackboard, Breakaway Solutions, ClearCommerce, Context Integration, Entegrity Solutions, LinkShare, MessageQuest, PrivaSeek, SageMaker, ServiceSoft, Sky Alland Marketing, SMART Technologies, Syncra Software, US Interactive and Vivant!.

     We have grown rapidly since our inception in 1996. In 1998, we added twelve B2B e-commerce companies to our network and from the beginning of 1999 to April 30, 1999, we added eight B2B e-commerce companies to our network.

     Our principal executive office is located at 435 Devon Park Drive, Building 800, Wayne, Pennsylvania 19087 and our telephone number is (610) 989-0111. We also maintain offices in San Francisco, California, and Boston, Massachusetts. We maintain a site on the World Wide Web at www.ICGE.com. The information on our Web site is not part of this prospectus.

                                 This Offering

     The offering information provided below assumes that the underwriters' over-allotment option is not exercised and excludes:

     . shares of common stock reserved for issuance under our 1999 Equity Compensation Plan, under which options to purchase 9,631,500 shares were outstanding as of April 30, 1999 at a weighted average exercise price of $2.30 per share, and

     .  warrants outstanding to purchase             shares at an exercise price
        of $            per share.

Common stock offered................................            shares

Common stock to be outstanding after this offering..            shares

Use of proceeds.....................................  We intend to use the offering proceeds for
                                                      repayment of outstanding
                                                      debt, acquisitions and
                                                      working capital.

Risk factors........................................  See "Risk Factors" and the
                                                      other information included
                                                      in this prospectus for a
                                                      discussion of factors you
                                                      should carefully consider
                                                      before deciding to invest
                                                      in shares of our common
                                                      stock.

Nasdaq National Market symbol.......................  ICGE

                    The Directed Share Subscription Program

     As part of this offering, we are offering shares of our common stock to certain shareholders of Safeguard Scientifics, Inc. in a directed share subscription program. The program is described in greater detail below under the heading "The Directed Share Subscription Program."

                      Summary Consolidated Financial Data

     The following summary historical and pro forma consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus. The summary pro forma information does not purport to represent what our results would have been if these events had occurred at the dates indicated. The pro forma consolidated statement of operations data reflects our being taxed as a C-corporation since January 1, 1998, although we have been taxed as a C-corporation since February 2, 1999. The pro forma
consolidated balance sheet data reflects the issuance of    shares of our common
stock at $    per share from January through March, 1999 and the issuance of $90 million of our convertible notes in May, 1999. The pro forma as adjusted consolidated balance sheet data reflects the automatic converion of our
convertible notes into      shares of our common stock upon completion of this
offering and the sale of shares of our common stock in this offering at an assumed initial public offering price of $ per share and after deduction of estimated underwriting discounts and commissions and estimated offering expenses.

                                                              March 4, 1996
                                                              (inception) to
                                                               December 31,             Year Ended December 31,
                                                                                 --------------------------------------
                                                                  1996                 1997                 1998
                                                            -----------------    -----------------    -----------------
Consolidated Statement of Operations Data:

Revenue
 Partner Company Operations.................................      $   285,140         $    791,822         $  3,134,769
 General ICG Operations.....................................               --                   --                   --
                                                            -----------------    -----------------    -----------------
                                                                  $   285,140         $    791,822         $  3,134,769
                                                            =================    =================    =================

Operating Loss
 Partner Company Operations.................................      $  (789,762)        $ (4,663,796)        $(16,065,225)
 General ICG Operations.....................................       (1,360,821)          (2,054,118)          (3,512,586)
                                                            -----------------    -----------------    -----------------
                                                                  $(2,150,583)        $ (6,717,914)        $(19,577,811)
                                                            =================    =================    =================

Net Income (Loss)
 Partner Company Operations.................................      $  (796,202)        $ (4,778,902)        $(16,150,496)
 General ICG Operations.....................................       (1,266,283)          (1,800,726)          30,049,424
                                                            -----------------    -----------------    -----------------
                                                                  $(2,062,485)        $ (6,579,628)        $ 13,898,928
                                                            =================    =================    =================

Pro forma income tax provision..............................                                               $  5,142,603
Pro forma net income........................................                                                  8,756,325
Pro forma net income per share -- basic and diluted.........
Pro forma shares used in computing net income per share.....
 Basic......................................................
 Diluted....................................................

                                                                                  December 31, 1998
                                                            -----------------------------------------------------------
                                                                                                          Pro Forma
                                                                  Actual              Pro Forma          As Adjusted
                                                            -----------------    -----------------    -----------------

Consolidated Balance Sheet Data:

Cash and cash equivalents...................................      $26,840,904         $116,840,904
Working capital.............................................       20,452,438          110,452,438
Total assets................................................       96,785,975          186,785,975
Long-term debt..............................................          351,924              351,924
Convertible subordinated notes..............................               --           90,000,000
Total shareholders' equity..................................       80,724,378           80,724,378

                                 RISK FACTORS

     Investing in our common stock will provide you with an equity ownership interest in Internet Capital Group. As one of our shareholders, your investment will be subject to risks inherent to our business. The price of our common stock may decline. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

RISKS PARTICULAR TO INTERNET CAPITAL GROUP

We have a limited operating history upon which you may evaluate us

     We were formed in March 1996. Although we have grown significantly since then, we have a limited operating history upon which you may evaluate our business and prospects. We and our Partner Companies are among the many companies that have entered into the relatively new B2B e-commerce market. Many of our Partner Companies are in the early stages of their development. Our business and prospects must be considered in light of the risk, expense and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as B2B e-commerce. If we are unable to effectively allocate our resources and help grow existing Partner Companies, our stock price may be adversely affected and we may be unable to execute our strategy of developing a collaborative network of Partner Companies.

Our business depends upon the performance of our Partner Companies, which is uncertain

     Economic, governmental, industry and internal company factors outside our control affect each of our Partner Companies. A significant portion of our assets is comprised of ownership interests in our Partner Companies. In particular, the value of our holdings in VerticalNet could represent a significant portion of our market capitalization. If our Partner Companies do not succeed, the value of our assets will decline. Some of the risks relating to our Partner Companies are described below under "Risks Particular to Our Partner Companies."

Our business model is unproven

     Our strategy is based on an unproven business model. Our business model depends on the willingness of companies to join our collaborative network and the ability of the collaborative network to assist our Partner Companies. Our business model depends on our ability to share information within our network of Partner Companies. If competition develops among our Partner Companies, we may be unable to fully benefit from the sharing of information within our network of Partner Companies. If we cannot convince companies of the value of our business model, our ability to attract new companies will be adversely affected and our strategy of building a collaborative network may not succeed.

We may have to take certain actions to avoid registration under the Investment Company Act of 1940

     We believe that we are primarily and actively engaged in the business of e-commerce through our Partner Companies and have applied to the Securities and Exchange Commission for an exemptive order from the Investment Company Act of 1940. If we receive the exemptive order, we would not be regulated by this Act as long as we continue to be primarily engaged in e-commerce through majority-owned subsidiaries or controlled companies. However, we cannot be certain that the Securities and Exchange Commission will grant this exemption. If it does not, we may need to make significant changes to our business activities.

     Generally, a company must register under the Investment Company Act and comply with significant restrictions on operations and transactions with affiliates if its investment securities exceed 40% of the company's total assets, or if it holds itself out as being primarily engaged in the business of investing, owning or holding securities. Under an alternative test, a company is not required to register under the Investment Company Act if not more than 45% of its total assets consist of, and not more than 45% of its net income is derived from, securities other than government securities and securities of majority-owned subsidiaries and companies primarily controlled by it. We are currently unable to rely on this alternative test as a result of net income generated from the sale of two minority interests and instead are relying on a one-year temporary exemption from the registration requirements of the Investment Company Act.

     By May 2000 if the exemptive order has not been obtained, or earlier if we believe the current temporary exemption is no longer available, we may need to take certain actions to avoid the requirement to register as an investment company. For example, we may be compelled to acquire additional income or loss generating assets that we might not otherwise have acquired, be forced to forego opportunities to acquire interests in companies that would be important to our strategy or be forced to forego the sale of minority interests we would otherwise want to sell. In addition, we may need to sell some assets which are considered to be investment securities, including interests in Partner Companies. It is not feasible for us to register as an investment company because the Investment Company Act regulations are inconsistent with our strategy of actively managing, operating and promoting collaboration among our network of Partner Companies.

Fluctuations in our quarterly results may adversely affect our stock price

     We expect that our quarterly results will fluctuate significantly due to many factors, including:

     .  the operating results of our Partner Companies;

     .  completed acquisitions;

     . changes in our methods of accounting for our Partner Company interests, which may result from changes in our ownership percentages of our Partner Companies;

     . sales of equity securities by our Partner Companies, which could cause us to recognize gains or losses under applicable accounting rules;

     .  the development of the B2B e-commerce market;

     .  intense competition;

     .  management of our growth and the growth of our Partner Companies; and

     .  divestitures of interests in our Partner Companies.

We believe that period-to-period comparisons of our operating results are not meaningful. Additionally, if our operating results in one or more quarters do not meet securities analysts' or your expectations, the price of our common stock could decrease.

Our success is dependent on our key personnel and the key personnel of our Partner Companies

     We believe that our success will depend on continued employment by us and our Partner Companies of senior management and key technical personnel. Our success also depends on the continued assistance of our Advisory Board members, who will from time to time leave our Advisory Board. If one or more members of our senior management, our Partner Companies' senior management or our Advisory Board were unable or unwilling to continue in their present positions, our business and operations could be disrupted.

     Many of our management personnel have worked for us for less than one year. Our efficiency may be limited while these employees and future employees are being integrated into our operations. In addition, we may be unable to find and hire additional qualified management and professional personnel to help lead us and our Partner Companies.

     The success of some of our Partner Companies also depends on their having highly trained technical and marketing personnel. Our Partner Companies will need to continue to hire additional personnel as their businesses grow. A shortage in the number of trained technical and marketing personnel could limit the ability of our Partner Companies to increase sales of their existing products and services and launch new product offerings.

We have had a history of operating losses and expect continued operating losses in the foreseeable future

     For the year ended December 31, 1998, we realized net income of $13.9 million primarily due to $34.4 million of non-operating income from the sale of certain minority interests. During that same year, net operating losses totaled $19.6 million. In addition, we incurred operating losses of $6.7 million in 1997 and $2.2 million in 1996. We expect to continue to incur operating losses for the foreseeable future and, if we ever have operating profits, we may not be able to sustain them.

     Our expenses will increase as we build an infrastructure to implement our business model. For example, we expect to hire additional employees, expand information technology systems and lease more space for our corporate offices. In addition, we plan to significantly increase our operating expenses to:

     .  broaden our Partner Company support capabilities;

     .  explore acquisition opportunities and alliances with other companies;
        and

     .  facilitate business arrangements among our Partner Companies.

Expenses may also increase due to the potential effect of goodwill amortization and other charges resulting from completed and future acquisitions. If any of these and other expenses are not accompanied by increased revenue, our operating losses will be greater than we anticipate.

Our Partner Companies are growing rapidly and we may have difficulty assisting them in managing their growth

     Our Partner Companies have grown, and we expect them to continue to grow, rapidly by adding new products and services and hiring new employees. This growth is likely to place significant strain on their resources and on the resources we allocate to assist our Partner Companies. In addition, our management may be unable to convince our Partner Companies to adopt our ideas for effectively and successfully managing their growth.

We may compete with some of our shareholders and Partner Companies, and our Partner Companies may compete with each other

     We may compete with some of our shareholders and Partner Companies for Internet-related opportunities. After this offering, Comcast Corporation,
Compaq Computer Corporation, General Electric Capital Corporation and Safeguard
Scientifics, Inc. will beneficially own      %,         %,            % and
     % of our common stock, respectively. These shareholders may compete with us to acquire interests in B2B e-commerce companies. Comcast Corporation, General Electric Capital Corporation and Safeguard Scientifics, Inc. currently each have a designee as a member of our board of directors, which may give these companies access to our business plan and knowledge about potential acquisitions. In addition, we may compete with our Partner Companies to acquire interests in B2B e-commerce companies, and our Partner Companies may compete with each other for acquisitions or other B2B e-commerce opportunities. In particular, VerticalNet seeks to expand, in part through acquisition, its number of B2B communities. VerticalNet, therefore, may seek to acquire companies that we would find attractive. While we may partner with VerticalNet on future acquisitions, we have no current contractual obligations to do so. We do not have any contracts or other understandings with our shareholders or Partner Companies that would govern the resolution of these potential conflicts. Such competition, and the complications posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities.

We face competition from potential acquirors of Internet-related companies

     We face competition from other capital providers including publicly-traded Internet companies, venture capital companies and large corporations. Many of these competitors have greater financial resources and brand name recognition than we do. These competitors may limit our opportunity to acquire interests in new Partner Companies. If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of Partner Companies may not succeed.

Our success could be impaired by future market conditions

     Our strategy involves creating value for our shareholders and the employees of our Partner Companies by helping our Partner Companies grow and access the capital markets. We are therefore dependent on the market for Internet-related companies in general and for initial public offerings of those companies in particular. To date, there have been a substantial number of Internet-related initial public offerings and additional offerings are expected to be made in the future. If the market for Internet-related companies and initial public offerings were to weaken for an extended period of time, the ability of our Partner Companies to grow and access the capital markets will be impaired, and we may need to provide additional capital to our Partner Companies.

We may be unable to obtain maximum value for our Partner Company interests

     We have significant positions in our Partner Companies. While we generally do not anticipate selling our interests in our Partner Companies, if we were to divest all or part of them, we may not receive maximum value for these positions. For Partner Companies with publicly-traded stock, we may be unable to sell our interest at then-quoted market prices. Furthermore, for those Partner Companies that do not have publicly traded stock, the realizable value of our interests may ultimately prove to be lower than the carrying value currently reflected in our consolidated financial statements.

We may not have opportunities to acquire interests in additional companies

     We may be unable to identify companies that complement our strategy, and even if we identify a company that complements our strategy, we may be unable to acquire an interest in the company for many reasons, including:

     . a failure to agree on the terms of the acquisition, such as the amount or price of our acquired interest;

     .  incompatibility between us and management of the company;

     .  competition from other acquirors of B2B e-commerce companies;

     .  a lack of capital to acquire an interest in the company; and

     .  the unwillingness of the company to partner with us.

If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of Partner Companies may not succeed.

Our business may be disrupted or adversely affected by future acquisitions

     We have acquired, and plan to continue to acquire, significant interests in Internet-related companies that complement our business strategy. In the future, we may acquire larger percentages or larger interests in companies than we have in the past, or we may seek to acquire 100% ownership of companies. These larger acquisitions may place significantly greater strain on our resources, ability to manage such companies and ability to integrate them into our collaborative network. Future acquisitions are subject to the following risks:

     . Our acquisitions may cause a disruption in our ongoing support of our Partner Companies, distract our management and other resources and make it difficult to maintain our standards, controls and procedures.

     . We may acquire interests in companies in Internet-related markets in which we have little experience.

     . We may not be able to facilitate collaboration between our Partner Companies and new companies that we acquire.

     . To fund future acquisitions we may be required to incur debt or issue equity securities, which may be dilutive to existing shareholders.

Our systems and those of our Partner Companies and third parties may not be Year 2000 compliant which could disrupt our operations and the operations of our Partner Companies

     Many computer programs have been written using two digits rather than four digits to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900, rather than the year 2000. This in turn could result in major system failures or miscalculations and is generally referred to as the Year 2000 issue. We may realize exposure and risk if our systems and the systems on which our Partner Companies are dependent to conduct their operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. If our present efforts and the efforts of our Partner Companies to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we and our Partner Companies conduct business do not successfully address such issues, our business and the businesses of our Partner Companies may not be operational for a period of time. If the Web-hosting facilities of our Partner Companies are not Year 2000 compliant, their production Web sites would be unavailable and they would not be able to deliver services to their users.

RISKS PARTICULAR TO OUR PARTNER COMPANIES

Fluctuation in the market price of VerticalNet common stock may affect the market price of our common stock

     VerticalNet is one of our Partner Companies. As of April 30, 1999, our holdings in VerticalNet were valued at approximately $700 million. This could represent a significant portion of our market capitalization. The market price of VerticalNet's common stock has been highly volatile. Fluctuations in the market price of VerticalNet's common stock are likely to impact the market price of our common stock.

     VerticalNet's results of operations, and accordingly the price of its common stock, may be adversely affected by the following factors:

     .  lack of acceptance of the Internet as an advertising medium;

     . inability to develop a large base of users of its Web sites who possess demographic characteristics attractive to advertisers;

     .  lower advertising rates;

     .  slow development of the e-commerce market;

     .  lack of acceptance of its Internet content;

     .  loss of key content providers;

     .  intense competition;

     .  loss of key personnel; and

     .  inability to manage growth.

The success of our Partner Companies depends on the development of the B2B e-commerce market, which is uncertain

     All of our Partner Companies rely on the Internet for the success of their businesses. The development of the e-commerce market is in its early stages. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective medium for the provision of products and services, our Partner Companies may not succeed.

     Our long-term success depends on widespread market-acceptance of B2B e-commerce. A number of factors could prevent such acceptance, including the following:

     . the unwillingness of businesses to shift from traditional processes to B2B e-commerce processes;

     . the necessary network infrastructure for substantial growth in usage of B2B e-commerce may not be adequately developed;

     . increased government regulation or taxation may adversely affect the viability of B2B e-commerce;

     . insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times for the users of B2B e-commerce; and

     . concern and adverse publicity about the security of B2B e-commerce transactions.

There is intense competition for the internet products and services our Partner Companies offer

     Competition for Internet products and services is intense. As the market for B2B e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our Partner Companies compete for a share of a customer's:

     . purchasing budget for services, materials and supplies with other online providers and traditional distribution channels;

     . dollars spent on consulting services with many established information systems and management consulting firms; and

     . advertising budget with online services and traditional off-line media, such as print and trade associations.

In addition, some of our Partner Companies compete to attract and retain a critical mass of buyers and sellers. Several companies offer competitive solutions that compete with one or more of our Partner Companies. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our Partner Companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our Partner Companies. If our Partner Companies are unable to compete successfully against their competitors, our Partner Companies may fail.

     Many of our Partner Companies' competitors have greater brand recognition and greater financial, marketing and other resources than our Partner Companies. This may place our Partner Companies at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

Some of our Partner Companies may be unable to protect their proprietary rights and may infringe on the proprietary rights of others

     Proprietary rights are important to the success and competitive position of many of our Partner Companies. Although our Partner Companies seek to protect their proprietary rights, their actions may be inadequate to protect any trademarks and other proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain countries, and the global nature of the Internet makes it impossible for some of our Partner Companies to control the dissemination of their work and use of their services. Some of our Partner Companies also license content from third parties and it is possible that they could become subject to infringement actions based upon the content licensed from those third parties. Our Partner Companies generally obtain representations as to the origin and ownership of such licensed content; however, this may not adequately protect them. Any of these claims, with or without merit, could subject our Partner Companies to costly litigation and the diversion of their technical and management personnel. If our Partner Companies incur costly litigation and their personnel are not effectively deployed, the expenses incurred by our Partner Companies will increase and their profits, if any, will decrease.

Our Partner Companies that publish or distribute content over the Internet may be subject to legal liability

     Some of our Partner Companies may be subject to legal claims relating to the content on their Web sites, or the downloading and distribution of this content. Claims could involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. In addition, some of the content provided by our Partner Companies on their Web sites is drawn from data compiled by other parties, including governmental and commercial sources, and our Partner Companies re-enter the data. This data may have errors. If any of our Partner Companies' Web site content is improperly used or if any of our Partner Companies supply incorrect information, it could result in unexpected liability. Any of our Partner Companies that incur this type of unexpected liability may not have insurance to cover the claim or its insurance may not provide sufficient coverage. If our Partner Companies incur substantial cost because of this type of unexpected liability, the expenses incurred by our Partner Companies will increase and their profits, if any, will decrease.

Our Partner Companies' computer and communications systems may fail

     Some of our Partner Companies' businesses depend on the efficient and uninterrupted operation of their computer and communications hardware systems. Any system interruptions that cause our Partner Companies' Web sites to be unavailable to Web browsers may reduce the attractiveness of our Partner Companies' Web sites to third party content providers. If third party content providers are unwilling to use our Partner Companies' Web sites, our business, financial condition and operating results could be adversely affected. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events.

     Capacity limits on some of our Partner Companies' technology, transaction processing systems and network hardware and software may be difficult to project and they may not be able to expand and upgrade their systems to meet increased use.

     As traffic on our Partner Companies' Web sites continues to increase, they must expand and upgrade their technology, transaction processing systems and network hardware and software. Our Partner Companies may be unable to accurately project the rate of increase in use of their Web sites. In addition, our Partner Companies may not be able to expand and upgrade their systems and network hardware and software capabilities to accommodate increased use of their Web sites. If our Partner Companies are unable to appropriately upgrade their systems and network hardware and software, the operations and processes of our Partner Companies may be disrupted.

Our Partner Companies may not be able to attract a loyal base of users to their Web sites

     Some of our Partner Companies rely on the content of their Web sites to attract business. Our success depends upon the ability of these Partner Companies to deliver compelling Internet content to their targeted users. If our Partner Companies are unable to develop Internet content that attracts a loyal user base, the revenues and profitability of our Partner Companies could be impaired. Internet users can freely navigate and instantly switch among a large number of Web sites. Many of these Web sites offer original content. Thus, our Partner Companies may have difficulty distinguishing the content on their Web sites to attract a loyal base of users.

Our Partner Companies may be unable to acquire or maintain easily identifiable Web site addresses or prevent third parties from acquiring Web site addresses similar to theirs

     Some of our Partner Companies hold various Web site addresses relating to their brands. These Partner Companies may not be able to prevent third parties from acquiring Web site addresses that are similar to their addresses, which could adversely affect the use by businesses of our Partner Companies' Web sites. In these instances, our Partner Companies may not grow as we expect. The acquisition and maintenance of Web site addresses generally is regulated by governmental agencies and their designees. The regulation of Web site addresses in the United States and in foreign countries is subject to change. As a result, our Partner Companies may not be able to acquire or maintain relevant Web site addresses in all countries where they conduct business. Furthermore, the relationship between regulations governing such addresses and laws protecting trademarks is unclear.

Some of our Partner Companies are dependent on barter transactions that do not generate cash revenue

     During 1998, revenue from barter transactions constituted a significant portion of some of our Partner Companies' revenue. Barter revenue may continue to represent a significant portion of their revenue in future periods. Barter transactions do not generate any cash revenue and are entered into by our Partner Companies to promote their brands without any expenditure of cash resources.

RISKS RELATING TO THE INTERNET INDUSTRY

Concerns regarding security of transactions and transmitting confidential information over the Internet may have an adverse impact on our business

     We believe that concern regarding the security of confidential information transmitted over the Internet prevents many potential customers from engaging in online transactions. If our Partner Companies that depend on such transactions do not add sufficient security features to their future product releases, our Partner Companies' products may not gain market acceptance or there may be additional legal exposure to them.

     Despite the measures some of our Partner Companies have taken, the infrastructure of each of them is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents the security measures imposed by any one of our Partner Companies, he or she could misappropriate proprietary information or cause interruption in operations of the Partner Company. Security breaches that result in access to confidential information could damage the reputation of any one of our Partner Companies and expose the Partner Company affected to a risk of loss or liability. Some of our Partner Companies may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as e-commerce becomes more widespread, our Partner Companies' customers will become more concerned about security. If our Partner Companies are unable to adequately address these concerns, they may be unable to sell their goods and services.

Our Partner Companies operate in markets characterized by rapid technology change

     The markets in which our Partner Companies operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Significant technological changes could render their existing Web site technology or other products and services obsolete. The e-commerce market's growth and intense competition exacerbate these conditions. If our Partner Companies are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results will be adversely affected. To be successful, our Partner Companies must adapt to their rapidly changing markets by continually improving the responsiveness, services and features of their products and services and by developing new features to meet the needs of their customers. Our success will depend, in part, on our Partner Companies' ability to license leading technologies useful in their businesses, enhance their existing products and services and develop new offerings and technology that address the needs of their customers. Our Partner Companies will also need to respond to technological advances and emerging industry standards in a cost-effective and timely manner.

Government regulations and legal uncertainties may place financial burdens on our business and the businesses of our Partner Companies

     As as April 30, 1999, there were few laws or regulations directed specifically at e-commerce. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection of and use of data from Web site visitors and related privacy issues, pricing, content, copyrights, online gambling, distribution and the quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and B2B e-commerce, which could decrease the revenue of our Partner Companies and place additional financial burdens on our business and the businesses of our Partner Companies.

     Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, Congress recently enacted laws regarding online copyright infringement and the protection of information collected online from children. Although these laws may not have a direct adverse effect on our business or those of our Partner Companies, they add to the legal and regulatory burden faced by B2B e-commerce companies.

RISKS RELATING TO THE OFFERING

Shares eligible for future sale by our current shareholders may decrease the price of our common stock

     If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following the offering, then the market price of our common stock could fall. Restrictions under the securities laws and certain lock-up agreements limit the number of shares of common stock available for sale in the public market. The
holders of               shares of common stock, options exercisable into an
aggregate of                  shares of common stock, and warrants exercisable
into an aggregate of            shares of common stock have agreed not to sell
any of these securities for 180 days after the offering without the prior written consent of Merrill Lynch. In addition, the holders of the convertible
notes that will automatically convert into                shares of common stock
upon the closing of this offering have also agreed to such restrictions. However, Merrill Lynch may, in its sole discretion, release all or any portion of the securities subject to the lock-up agreements.

     The holders of 72,479,549 shares of common stock, the holders of warrants to purchase shares of common stock and the holders of convertible notes that
will automatically convert into                   shares of common stock upon
the closing of this offering have demand or piggy-back registration rights. However, the holders of these securities that have demand registration rights have agreed not to demand that their securities be registered for 180 days after the offering without the prior written consent of Merrill Lynch. We also may shortly file a registration statement to register all shares of common stock under our stock option plans. After such registration statement is effective, common stock issued upon exercise of stock options under our benefit plans will be eligible for resale in the public market without restriction.

The interests of certain of our significant shareholders may conflict with our interests and the interests of our other shareholders

     As a result of their combined stock ownership, Safeguard Scientifics (Delaware), Inc. and Safeguard 98 Capital L.P., together, will be in a position to affect significantly our corporate actions such as mergers or takeover attempts in a manner that could conflict with the interests of our public shareholders. After the offering, Safeguard Scientifics (Delaware), Inc. and
Safeguard 98 Capital L.P., together, will beneficially own             % of our
common stock.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult

     Our certificate of incorporation provides that our board of directors may issue preferred stock without shareholder approval. In addition, our bylaws provide for a classified board, with each board member serving a three-year term. The issuance of preferred stock and the existence of a classified board could make it more difficult for a third-party to acquire us without the approval of our board.

Our common stock has never been publicly traded so we cannot predict the extent to which a trading market will develop for our common stock

     There has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price will be determined by negotiations between representatives of the underwriters and us, and may not be indicative of prices that will prevail in the trading market.

Our common stock price is likely to be highly volatile

     The market price for our common stock is likely to be highly volatile as the stock market in general and the market for Internet-related stocks and the stock of VerticalNet in particular, has been highly volatile. The trading prices of many technology and Internet-related company stocks have reached historical highs within the last year and have reflected relative valuations substantially above historical levels. During the same period, the stocks of these companies have also been highly volatile and have recorded lows well below such historical highs. We cannot assure you that our common stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices.

     The following factors will add to our common stock price's volatility:

     . actual or anticipated variations in our quarterly operating results and those of our Partner Companies;

     . new sales formats or new products or services offered by us, our Partner Companies and their competitors;

     . changes in our financial estimates and those of our Partner Companies by securities analysts;

     . conditions or trends in the Internet industry in general and the B2B e-commerce industry in particular;

     . announcements by our Partner Companies and their competitors of technological innovations;

     . announcements by us or our Partner Companies or our competitors of significant acquisitions, strategic partnerships or joint ventures;

     . changes in the market valuations of our Partner Companies and other Internet companies;

     .  our capital commitments;

     . additions or departures of our key personnel and key personnel of our Partner Companies; and

     .  sales of our common stock.

Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance.

                                USE OF PROCEEDS

     Based on an assumed initial public offering price of $         per share,
our net proceeds from the sale of the           shares of our common stock will
be approximately $               ($             if the underwriters' over-
allotment option is exercised in full), after deduction of underwriting discounts and commissions and estimated offering expenses payable by us.

     The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate our future access to public equity markets and to provide us with increased visibility and credibility. We intend to use the net proceeds from the offering to repay any balance outstanding on our revolving bank credit facility, acquire interests in Internet-related companies and for general corporate purposes, including working capital. Our bank credit facility matures in April 2000 and bears interest, at our option, at prime and/or LIBOR plus 2.5%. At April 30, 1999, there was no outstanding balance under the bank credit facility. We use monies borrowed under the bank credit facility primarily to acquire interests in new or existing Partner Companies. Pending use of the net proceeds for the above purposes, we intend to invest the funds in interest-bearing, investment-grade securities, certificates of deposit, or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

     We have never declared or paid dividends on our capital stock, and we do not intend to pay dividends in the foreseeable future. We plan to retain any earnings for use in the operation of our business and to fund future growth.

                              THE REORGANIZATION

     Internet Capital Group, Inc. is a successor to a business originally founded in March 1996 as a Delaware limited liability company under the name Internet Capital Group, L.L.C. As a limited liability company, Internet Capital Group, L.L.C. was treated for income tax purposes as a partnership with taxes on the income generated by Internet Capital Group L.L.C. paid by its members. Internet Capital Group, L.L.C. merged into Internet Capital Group, Inc., with Internet Capital Group, Inc. surviving (the "Reorganization"). In connection with the Reorganization and as required by its limited liability company agreement to satify the members' tax liabilities, Internet Capital Group, L.L.C. declared a $10.7 million distribution to its members. Internet Capital Group, Inc. has assumed all liabilities of Internet Capital Group, L.L.C., including the distribution to members of Internet Capital Group, L.L.C. Also as part of
the Reorganization, Internet Capital Group, Inc. issued            shares of
common stock to the members of Internet Capital Group, L.L.C. The separate existence of Internet Capital Group, L.L.C. ceased on February 2, 1999.

                    THE DIRECTED SHARE SUBSCRIPTION PROGRAM

     As part of this offering, we are offering             shares of our common
stock in a directed share subscription program to shareholders of Safeguard Scientifics, Inc., one of our principal and founding shareholders. Only persons
who owned at least             shares of Safeguard Scientifics, Inc. common
stock as of                  , 1999 are eligible to participate in the program.
Such shareholders may subscribe for one share of our common stock for every ten shares of Safeguard Scientifics, Inc. common stock held by them, and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. Sales under the program will close on the same day as other sales under this offering. If any of the shares offered under the program are not purchased by the shareholders of Safeguard Scientifics, Inc., then Safeguard Scientifics, Inc. or one or more of its designees will purchase these shares. The purchase price under the program, whether paid by Safeguard Scientifics, Inc. or its shareholders, will be the same price per share as set forth on the cover page of this prospectus.

                                CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1998
(i) on an actual basis, (ii) on a pro forma basis to reflect the issuance of
           shares of our common stock at       per share from January through
March, 1999 and the issuance of $90 million of our convertible notes in May, 1999, and (iii) on a pro forma basis, as adjusted to reflect the automatic
conversion of our convertible notes into        shares of our common stock upon
completion of this offering and the sale of      shares of our common stock in
this offering at an assumed initial public offering price of $    per share and
after deduction of estimated underwriting discounts and commissions and estimated offering expenses.

     The calculation of shareholders' equity reflects our Reorganization on February 2, 1999. Common stock data also assumes that the underwriters' over-allotment option is not exercised and excludes shares of common stock reserved for issuance under our (i) 1999 Equity Compensation Plan, under which options to purchase 9,631,500 shares were outstanding as of April 30, 1999 at a weighted average exercise price of $2.30 per share, and (ii) warrants outstanding to
purchase           shares at an exercise price of $            per share.



                                                                                   December 31, 1998
                                                             -----------------------------------------------------------
                                                                                                           Pro Forma
                                                                                                               As
                                                                   Actual             Pro Forma             Adjusted
                                                             -----------------    -----------------    -----------------
Long-term debt...............................................      $   351,924         $    351,924         $

Convertible subordinated notes...............................               --           90,000,000

Shareholders' equity:

Preferred stock, $.001 par value; no shares authorized
 --actual, pro forma and pro forma as adjusted...............               --                   --

Common stock, $.001 par value; 130,000,000 shares
 authorized, 66,043,625 shares issued and outstanding -
 actual;                shares issued and outstanding--pro
 forma; shares issued and outstanding--pro forma as
 adjusted ...................................................           66,044               66,044




Additional paid-in capital...................................       74,935,262           74,935,262

Retained earnings............................................        5,256,815            5,256,815

Unamortized deferred compensation............................       (1,266,814)          (1,266,814)

Accumulated other comprehensive income.......................        1,733,071            1,733,071
                                                             -----------------    -----------------    -----------------

Total shareholders' equity...................................       80,724,378           80,724,378
                                                             -----------------    -----------------    -----------------

  Total capitalization.......................................      $81,076,302         $171,076,302         $
                                                             =================    =================    =================

                                   DILUTION

     Our pro forma net tangible book value at December 31, 1998, after giving effect to the conversion of all outstanding convertible notes into shares of common stock upon completion of this offering, was approximately $
      , or $               per share. Pro forma net tangible book value per
share is equal to our total tangible assets less our total liabilities, divided by the total number of shares of our common stock outstanding. After
giving effect to the sale of                      shares of our common stock
offered hereby at an assumed initial public offering price of $             per
share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted pro forma net tangible book value at December 31, 1998 would have been approximately $
     , or $            per share. This represents an immediate increase in net
tangible book value of $            per share to existing shareholders and an
immediate dilution of $                per share to new investors purchasing
shares of our common stock in this offering. The following table illustrates the per share dilution to the new investors.

Assumed initial public offering price per share .............................................               $
 Pro forma net tangible book value per share at December 31, 1998............................    $
 Increase per share attributable to this offering............................................
As adjusted pro forma net tangible book value per share after the offering...................
                                                                                                          ----------
Dilution per share to new investors in this offering.........................................               $
                                                                                                          ==========

     The following table summarizes on a pro forma basis, as of December 31, 1998, the total number of shares of our common stock purchased from us, the total cash consideration paid and the average price per share paid by the existing shareholders and by the new investors in this offering at an assumed
initial public offering price of $      per share and before deducting estimated
underwriting discounts and commissions and our estimated offering expenses:


                                                                                                 Average
                                                                            Total               Price Per
                                     Shares Purchased                   Consideration             Share
                          ------------------------------------   ---------------------------   ------------
                                 Number             Percent          Amount        Percent
                          ------------------   ---------------   ------------   ------------
Existing shareholders.....
New investors (1).........
                          ------------------   ---------------   ------------   ------------
     Total................
                          ==================   ===============   ============   ============

(1) This number of shares assumes that the underwriters' over-allotment option is not exercised. If the over-allotment option is exercised in full, we will
    issue and sell an additional                   shares.

     The foregoing discussion and tables assume no exercise of any stock options outstanding as of December 31, 1998. As of December 31, 1998, there were options outstanding to purchase a total of 6,697,000 shares of our common stock at a weighted average exercise price of $1.99 per share and 3,773,000 shares reserved for future grant under our 1999 Equity Compensation Plan. To the extent that any of these shares are issued, there will be further dilution to new investors. See "Capitalization," "Management--Employee Benefit Plans" and Note 8 to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data in conjunction with our Consolidated Financial Statements, including the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data from March 4, 1996, the date of our inception, through December 31, 1996 and for the years ended December 31, 1997 and 1998, and consolidated balance sheet data at December 31, 1997 and 1998 have been derived from the consolidated financial statements, that have been audited by KPMG LLP, independent auditors, included elsewhere in this prospectus. The consolidated balance sheet data at December 31, 1996 has been derived from the consolidated financial statements that have been audited by KPMG LLP, independent auditors, which are not included in this prospectus.


                                                               March 4, 1996
                                                               (inception) to
                                                                December 31,             Year Ended December 31,
                                                                                 --------------------------------------
                                                                   1996                1997                 1998
                                                            -----------------    -----------------    -----------------
Revenue.....................................................      $   285,140          $   791,822         $  3,134,769
                                                            -----------------    -----------------    -----------------

Operating expenses
  Cost of revenue...........................................          427,470            1,767,017            4,642,528
  Sales and marketing.......................................          268,417            2,300,365            7,894,662
  General and administrative................................        1,652,481            3,442,241            7,619,169
  Minority interest.........................................         (427,185)             106,411           (5,381,640)
  Equity (income) loss......................................          514,540             (106,298)           7,937,861
                                                            -----------------    -----------------    -----------------
  Total operating expenses..................................        2,435,723            7,509,736           22,712,580
                                                            -----------------    -----------------    -----------------
Operating loss..............................................       (2,150,583)          (6,717,914)         (19,577,811)
Other income, net...........................................               --                   --           32,552,151
Interest income, net........................................           88,098              138,286              924,588
                                                            -----------------    -----------------    -----------------
Net income (loss)...........................................      $(2,062,485)         $(6,579,628)        $ 13,898,928
                                                            =================    =================    =================

Pro forma information (unaudited):

Pro forma net income
  Net income as reported....................................                                               $ 13,898,928
  Pro forma income tax provision............................                                                 (5,142,603)
                                                                                                      -----------------
  Pro forma net income......................................                                               $  8,756,325
                                                                                                      =================

Pro forma net income per share
  Basic.....................................................
  Diluted...................................................

Pro forma shares used in computing net income per share
  Basic.....................................................
  Diluted...................................................
                                                                                    December 31,
                                                            -----------------------------------------------------------
                                                                  1996                 1997                 1998
                                                            -----------------    -----------------    -----------------
 Consolidated Balance Sheet Data:

 Cash and cash equivalents..................................      $ 3,215,256          $ 5,967,461         $ 26,840,904
 Working capital............................................        4,883,129            2,390,762           20,452,438
 Total assets...............................................       13,629,407           31,481,016           96,785,975
 Long-term debt.............................................          167,067              399,948              351,924
 Total shareholders' equity.................................       12,858,856           26,634,675           80,724,378

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with our audited Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus.

General

     Internet Capital Group is an Internet holding company primarily engaged in managing and operating a network of business-to-business, or B2B, e-commerce companies. Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the economy. We believe that our sole focus on the B2B e-commerce industry allows us to capitalize rapidly on new opportunities and to attract and develop leading B2B e-commerce companies. As of April 30, 1999, we owned interests in 29 B2B e-commerce companies which we refer to as our Partner Companies.

     Because we acquire significant interests in Internet-related companies, many of which generate operating losses, we have experienced, and expect to continue to experience, significant volatility in our quarterly results. We do not know if we will report net income in any period, and we expect that we will report operating losses in many quarters for the foreseeable future.

Effect of Various Accounting Methods on our Results of Operations

     The various interests that we acquire in our Partner Companies are accounted for under three broad methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on our voting interest in a Partner Company.

     Consolidation. Partner Companies in which we directly or indirectly own more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, a Partner Company's results of operations are reflected within our Consolidated Statements of Operations. Participation of other Partner Company shareholders in the earnings or losses of a consolidated Partner Company is reflected in the caption "Minority interest" in our Consolidated Statements of Operations. Minority interest adjusts our consolidated results of operations to reflect only our share of the earnings or losses of the consolidated Partner Company. VerticalNet was our only consolidated Partner Company through December 31, 1998.

     Equity Method. Partner Companies whose results we do not consolidate, but over whom we exercise significant influence, are accounted for under the equity method of accounting. Whether or not we exercise significant influence with respect to a Partner Company depends on an evaluation of several factors including, among others, representation on the Partner Company's Board of Directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the Partner Company, including voting rights associated with our holdings in common, preferred and other convertible instruments in the Partner Company. Under the equity method of accounting, a Partner Company's results of operations are not reflected within our Consolidated Statements of Operations; however, our share of the earnings or losses of the Partner Company is reflected in the caption "Equity (income) loss" in the Consolidated Statements of Operations. As of December 31, 1998, we accounted for nine of our Partner Companies under the equity method of accounting.

     The net effect of a Partner Company's results of operations on our net results of operations is generally the same under either the consolidation method of accounting or the equity method of accounting, as under these methods only our share of the earnings or losses of a Partner Company is reflected in our net results of operations in the Consolidated Statements of Operations.

     Cost Method. Partner Companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, our share of the earnings or losses of these companies is not included in our Consolidated Statements of Operations.

Effect of Various Accounting Methods on the Presentation of our Financial Statements

     The presentation of our financial statements may differ from period to period primarily due to whether or not we apply the consolidation method of accounting or the equity method of accounting. For example, since our inception we consolidated VerticalNet's financial statements with our own. However, due to their initial public offering in February 1999, our ownership interest in VerticalNet decreased to 37%. Therefore, we will be applying the equity method of accounting beginning in the three months ended March 31, 1999. The presentation of our financial statements will look substantially different as a result of our no longer consolidating VerticalNet.

     To understand our results of operations and financial position without the effect of consolidating VerticalNet, Note 11 to our Consolidated Financial Statements summarizes our Parent Company Statements of Operations and Balance Sheets for the same periods presented in the Consolidated Financial Statements. These statements differ from the Consolidated Financial Statements by treating VerticalNet as if it were accounted for under the equity method of accounting. Our share of VerticalNet's losses is included in "Equity (income) loss" in the Parent Company Statements of Operations and the losses recorded in excess of carrying value of VerticalNet are included in "Non-current liabilities" in the Parent Company Balance Sheets.

Operations Overview

     VerticalNet was our only consolidated Partner Company through December 31, 1998. All of our consolidated revenue and a significant portion of our consolidated operating expenses since our inception on March 4, 1996 through December 31, 1998 were attributable to VerticalNet.

     As of April 30, 1999, VerticalNet owned and operated 37 industry-specific trade communities. Advertising revenue and Web site development fees represented all of VerticalNet's revenue in 1996 and 1997. In 1998, most of VerticalNet's revenue was generated from selling advertisements to industry suppliers in its trade communities.

     VerticalNet sells storefront and banner advertising and event sponsorships in its trade communities. The duration of a storefront advertisement is typically for a period of one year, while banner advertisements are typically for a period of three months. All advertising revenue is recognized ratably in the period in which the advertisement is displayed, provided that the collection is reasonably assured. VerticalNet also generates revenue from career services, education, and e-commerce, specifically the sale of books and third party software for which they receive a transaction fee, and from barter transactions.

     A significant portion of our operations are conducted through corporations in which we hold a significant minority ownership interest accounted for under the equity method of accounting. As of December 31, 1998, we accounted for nine of our Partner Companies under the equity method of accounting. Under this method, the results of operations of these entities are not reflected within our Consolidated Statements of Operations; however, our share of such companies' earnings or losses is reflected in the caption "Equity (income) loss" in the Consolidated Statements of Operations.

Results of Operations

     Our consolidated results of operations are composed of Partner Company Operations and General ICG Operations. Partner Company Operations includes the effect of consolidating VerticalNet and recording our share of earnings or losses of Partner Companies accounted for under the equity method of accounting. General ICG Operations represents the expenses of providing strategic and operational support to our Partner Companies, as well as the related administrative costs related to these expenses. General ICG Operations also includes the effect of transactions and other events incidental to our ownership interests in our Partner Companies and our operations in general.


                                                             March 4, 1996
                                                          (inception) through
                                                              December 31,              Year Ended December 31,
                                                                                --------------------------------------
                                                                 1996                  1997                 1998
                                                           -----------------    -----------------    -----------------
Summary of Consolidated Net Income (Loss)
Partner Company Operations.................................      $  (796,202)         $(4,778,902)        $(16,150,496)
General ICG Operations.....................................       (1,266,283)          (1,800,726)          30,049,424
                                                           -----------------    -----------------    -----------------
Net income (loss) - Consolidated Total.....................      $(2,062,485)         $(6,579,628)        $ 13,898,928
                                                           =================    =================    =================

Partner Company Operations
 Revenue...................................................      $   285,140          $   791,822         $  3,134,769
                                                           -----------------    -----------------    -----------------
 Operating expenses
   Cost of revenue.........................................          427,470            1,767,017            4,642,528
   Sales and marketing.....................................          268,417            2,300,365            7,894,662
   General and administrative..............................          291,660            1,388,123            4,106,583
                                                           -----------------    -----------------    -----------------
 Operating loss -- Partner Company Operations before
   minority interest and equity income (loss)..............         (702,407)          (4,663,683)         (13,509,004)
 Minority interest.........................................          427,185             (106,411)           5,381,640
 Equity income (loss)......................................         (514,540)             106,298           (7,937,861)
                                                           -----------------    -----------------    -----------------
 Operating loss -- Partner Company Operations..............         (789,762)          (4,663,796)         (16,065,225)
 Other income, net.........................................               --                   --                   --
 Interest expense, net.....................................           (6,440)            (115,106)             (85,271)
                                                           -----------------    -----------------    -----------------
 Net loss -- Partner Company Operations....................      $  (796,202)         $(4,778,902)        $(16,150,496)
                                                           =================    =================    =================
General ICG Operations
 General and administrative................................      $ 1,360,821          $ 2,054,118         $  3,512,586
                                                           -----------------    -----------------    -----------------
 Operating loss - General ICG Operations...................       (1,360,821)          (2,054,118)          (3,512,586)
 Other income, net.........................................               --                   --           32,552,151
 Interest income, net......................................           94,538              253,392            1,009,859
                                                           -----------------    -----------------    -----------------
 Net income (loss) - General ICG Operations................      $(1,266,283)         $(1,800,726)        $ 30,049,424
                                                           =================    =================    =================
Consolidated Total
 Revenue...................................................      $   285,140          $   791,822         $  3,134,769
                                                           -----------------    -----------------    -----------------
 Operating expenses
   Cost of revenue.........................................          427,470            1,767,017            4,642,528
   Sales and marketing.....................................          268,417            2,300,365            7,894,662
   General and administrative..............................        1,652,481            3,442,241            7,619,169
   Minority interest.......................................         (427,185)             106,411           (5,381,640)
   Equity (income) loss....................................          514,540             (106,298)           7,937,861
                                                           -----------------    -----------------    -----------------
 Operating loss............................................       (2,150,583)          (6,717,914)         (19,577,811)
 Other income, net.........................................               --                   --           32,552,151
 Interest income, net......................................           88,098              138,286              924,588
                                                           -----------------    -----------------    -----------------
 Net income (loss) - Consolidated Total....................      $(2,062,485)         $(6,579,628)          13,898,928
                                                           =================    =================
 Pro forma income tax provision............................                                                 (5,142,603)
                                                                                                     -----------------
 Pro forma net income......................................                                               $  8,756,325
                                                                                                     =================

Results of Operations-Partner Company Operations

     VerticalNet-Analysis of Three Year Period Ended December 31, 1998

     For the periods ended December 31, 1996, December 31, 1997 and December 31, 1998, VerticalNet was our only consolidated Partner Company. The following is a discussion of VerticalNet's results of operations for the three year period ended December 31, 1998:

     Revenue. Revenue was $.3 million for the year ended December 31, 1996, $.8 million for the year ended December 31, 1997 and $3.1 million for the year ended December 31, 1998. The increase in revenue was due primarily to an increase in the number of advertisers as a result of VerticalNet's marketing efforts and the increase in the number of industry-specific trade communities from 16 as of December 31, 1997 to 33 as of December 31, 1998.

     Cost of Revenue. Cost of revenue was $.4 million in 1996, $1.8 million in 1997 and $4.6 million in 1998. Cost of revenue consists of editorial, operational, and product development expenses. The increase in cost of revenue was due to increased staffing and the costs of enhancing the features, content and services of VerticalNet's industry-specific trade communities, as well as increasing the overall number of trade communities.

     Sales and Marketing Expenses. Sales and marketing expenses were $.3 million for the year ended December 31, 1996, $2.3 million for the year ended December 31, 1997 and $7.9 million for the year ended December 31, 1998. The increase in sales and marketing expenses was primarily due to increasing the number of sales and marketing personnel, increasing sales commissions and increased expenses related to promoting VerticalNet's industry-specific trade communities.

     General and Administrative Expenses. General and administrative expenses were $.3 million for the year ended December 31, 1996, $1.4 million for the year ended December 31, 1997 and $4.1 million for the year ended December 31, 1998. The increase in general and administrative expenses was due primarily to increased staffing levels, higher facility costs, professional fees to support the growth of VerticalNet's infrastructure and goodwill amortization related to VerticalNet's 1998 acquisitions.

     Equity (Income) Loss

     A significant portion of our operations are conducted through companies in which we hold a significant minority ownership interest. These companies are accounted for under the equity method of accounting. Equity (income) loss fluctuates with the number of companies accounted for under the equity method, our ownership percentage in these companies, and the results of operations of these companies. In the periods ended December 31, 1996 and 1997, only Sky Alland was accounted for under the equity method. Sky Alland's results of operations in 1997 improved compared to 1996.

     The significant change in equity (income) loss from 1997 to 1998 reflects a decrease in the results of operations at Sky Alland and the effect of Partner Companies in which we acquired an interest during 1998. One of these companies, Syncra Software, Inc., represented approximately $4.3 million of our $7.9 million equity loss in 1998. As of December 31, 1998, we accounted for nine of our Partner Companies under the equity method of accounting. Most of these companies are in a very early stage of development and incurred substantial losses in 1998, and our share of these losses was substantial.

     As mentioned previously, our ownership interest in VerticalNet will no longer be consolidated in our financial statements but will be accounted for under the equity method of accounting in 1999 as a result of our lower ownership interest in VerticalNet following the completion of their initial public offering in February 1999. VerticalNet incurred losses in each of the years in the three year period ended December 31, 1998, and may incur losses in the future. In addition, due to the early stage of development of the companies in which we acquire interests, existing and new Partner Companies accounted for under the equity method are expected to incur substantial losses. Our share of these losses is expected to be substantial in 1999.

     While VerticalNet and most of the companies accounted for under the equity method of accounting have generated losses in each of the years in the three-year period ended December 31, 1998, and therefore in most cases did not incur tax liabilities, these companies may generate taxable income in the future. Our share of these companies' net income would be reduced to the extent of our share of these companies' tax expense.

Results of Operations - General Operations

     General and Administrative

     Our general and administrative costs consist primarily of employee compensation, outside services such as legal, accounting and consulting, and travel-related costs. We commenced operations in March 1996 with offices in Wayne, Pennsylvania and San Francisco, California. As the number of our employees grew to support our operations and those of our Partner Companies, our general and administrative costs increased. In late 1998, we opened an office in Boston, Massachusetts, and in early 1999, we significantly increased the number of our employees. We plan to continue to hire new employees, open new offices, and build our overall infrastructure. While general and administrative costs increased 71% from 1997 to 1998, we expect these costs will more than double from 1998 to 1999.

     Other Income

     Other income consists of the effect of transactions and other events incidental to our ownership interests in our Partner Companies and our operations in general. Other income is expected to include, among other items, gains or losses on the sales of all or a portion of minority interests, gains or losses on the sales of stock by our public Partner Companies to reflect the change in our share of the net equity of these companies, and impairment charges related to our ownership interests in Partner Companies. We continually evaluate the carrying value of our ownership interests in each of our Partner Companies for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest in the Partner Company relative to carrying value, the financial condition and prospects of the Partner Company, and other relevant factors.

     Other income consisted of the following:


                                                                Year Ended
                                                             December 31,1998
                                                            -------------------
Sale of Matchlogic to Excite...............................         $12,822,162
Sales of Excite holdings...................................          16,813,844
Sale of WiseWire to Lycos..................................           3,324,238
Sales of Lycos holdings....................................           1,471,907
Partner Company impairment charge..........................          (1,880,000)
                                                            -------------------
                                                                    $32,552,151
                                                            ===================

     In February 1998, we exchanged all of our holdings of Matchlogic, Inc. for 763,820 shares of Excite, Inc. which resulted in a gain at the date of exchange of $12.8 million. Throughout the remainder of 1998, we sold 716,082 shares of Excite which resulted in $30.2 million of proceeds and $16.8 million of gains.

     In April 1998, we exchanged all of our holdings of WiseWire for 196,130 shares of Lycos, Inc. which resulted in a gain at the date of the transaction of $3.3 million. Throughout the remainder of 1998, we sold 173,756 shares of Lycos which resulted in $6.2 million of proceeds and $1.5 million of gains.

     The remaining holdings of Excite and Lycos are marked to market at December 31, 1998 with the difference between carrying value and market value recorded in "Accumulated other comprehensive income" in the shareholders' equity section of our Consolidated Balance Sheet in accordance with Statement of Financial Accounting Standards No. 115.

     In December 1998, we recorded an impairment charge of $1.9 million for the decrease in value of one of our Partner Companies.

     As a result of the initial public offering of VerticalNet completed in February 1999, we expect to record a gain in 1999 of approximately $28 million relating to the increase in our share of VerticalNet's net equity.

     Interest Income

     Our cash and cash equivalents are invested primarily in money market accounts. During 1998, we received $38.2 million of proceeds from the sale of our common stock and $36.4 million of proceeds from the sales of a portion of our holdings in Excite and Lycos. The increase in interest income in 1998 was primarily due to the significant increase in our cash and cash equivalents throughout 1998 as a result of these transactions.

     Income Taxes

     From our inception on March 4, 1996 to February 2, 1999, we were organized as a limited liability company and were treated as a partnership for income tax purposes. As a result of our reorganization as a corporation, we will be subject to corporate federal and state income taxes. For informational purposes, the Consolidated Statement of Operations for the year ended December 31, 1998 reflects pro forma income on an after-tax basis assuming we had been taxed as a C corporation since January 1, 1998. We did not have any net operating loss carry forwards at December 31, 1998.

Liquidity and Capital Resources

     We have funded our operations with a combination of equity proceeds, proceeds from the sales of a portion of our Excite and Lycos holdings, borrowings under bank credit facilities, and proceeds from the issuance of convertible notes.

     We received equity commitments of $40 million in 1996, of which $13.7 million and $20.1 million was received in 1996 and 1997, respectively, and $6.2 million of which was funded with an in-kind contribution of holdings of a Partner Company in 1996. We received additional commitments of $70 million in 1998, of which $38 million and $32 million was received in 1998 and 1999, respectively.

     Sales of Excite and Lycos stock in 1998 generated proceeds of $36.4 million.

     In April, 1999 we entered into a $50 million revolving bank credit facility. In connection with the facility, we issued 200,000 warrants exercisable for seven years at $10 per share. The facility matures in April 2000, is subject to a .25% unused commitment fee, bears interest, at our option, at prime and/or LIBOR plus 2.5%, and is secured by substantially all of our assets (including all of our holdings in VerticalNet). Borrowing availability under the facility is based on the fair market value of our holdings of publicly traded Partner Companies (currently only VerticalNet) and the value, as defined in the facility, of our private Partner Companies. If the market price of VerticalNet experiences a significant decline, availability under the credit facility could be reduced significantly and could have an adverse effect on our ability to borrow under the facility and could require an immediate repayment of a portion of our outstanding borrowings, if any. Based on the provisions of the borrowing base, borrowing availability at April 30, 1999 was $32.6 million, of which none was outstanding.

     In May, 1999 we issued $90 million of three-year convertible notes. The notes bear interest at an annual rate of 4.99% during the first year and at the prime rate for the remaining two years. Prior to May 2000, the notes will automatically convert into shares of our common stock at our initial public offering price upon consummation of an initial public offering. If the notes are converted, all accrued interest is waived. We issued warrants to the holders of these notes to purchase shares of our common stock. The warrant holders will be entitled to purchase, at the initial public offering price, the number of shares of our common stock determined by dividing $18 million by the initial public offering price. The warrants expire in May, 2002.

     Proceeds from our initial public offering, proceeds from the issuance of our convertible notes, availability under our revolving bank credit facility, proceeds from the sales from time to time of all or a portion of our minority interests and other internal sources of cash flow are expected to be sufficient to fund our cash requirements through June 2000, including commitments to new or existing Partner Companies and general operations requirements. We are contingently obligated for approximately $3.2 million of guarantee commitments, and have committed capital of $2 million to an existing Partner Company to be funded in 1999.

     From its inception through its initial public offering, VerticalNet funded its operations through a combination of equity, investor and bank borrowings, and leases. These sources included amounts both advanced and guaranteed by us. VerticalNet raised $58.3 million in its initial public offering. VerticalNet believes that these initial public offering funds, together with its existing cash and cash equivalents, should be sufficient to fund its operations through March, 2000. We have no obligation to provide additional funding to VerticalNet, and we have no obligations with respect to its outstanding debt arrangements.

     Consolidated working capital increased to $20.5 million at December 31, 1998, compared to $2.4 million at December 31, 1997. The increase was primarily due to the net effect of the proceeds from the equity we raised in 1998 and the proceeds from the sales of a portion of our Excite and Lycos holdings, offset by the ownership interests we acquired in 1998.

     Cash used in operating activities increased in 1997 and 1998 compared to each of the prior years primarily due to VerticalNet's increased losses in each of those years.

     Cash used in investing activities primarily reflects the acquisition of ownership interests in and advances to new or existing Partner Companies, offset in 1998 by the proceeds of $36.4 million from the sales of a portion of our available-for-sale securities, Excite and Lycos. We utilized $56.6 million, including $9 million contributed to VerticalNet, to acquire interests in new or existing Partner Companies in 1998 and we expect this amount to more than double in 1999. In 1998, we acquired interests in the following Partner Companies:
Blackboard, CommerX, ComputerJobs.com, Context Integration, Deja.com, e-Chemicals, Entegrity Solutions, LinkShare, MessageQuest, PrivaSeek, RapidAutoNet, SageMaker, ServiceSoft, Syncra Software, US Interactive, VerticalNet and Vivant!. Our operations are not capital intensive, and capital expenditures in any year normally will not be significant in relation to our overall financial position. We expect to commit funds in 1999 to the buildout of our larger new corporate headquarters in Wayne, Pennsylvania and the development of our information technology infrastructure. There were no material capital asset purchase commitments as of April 30, 1999.

Recent Accounting Pronouncements

     We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flows.

Year 2000 Readiness Disclosure

     Many computer programs have been written using two digits rather than four digits to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900, rather than the year 2000. This in turn could result in major system failures or miscalculations and is generally referred to as the Year 2000 issue.

     We currently use the information technology systems and many non-information technology systems of Safeguard Scientifics, Inc., one of our principal shareholders. Safeguard has completed its assessment of its computer information systems. Safeguard has replaced all computer systems and software which were determined to be Year 2000 non-compliant. Safeguard is in the process of surveying its vendors of non-information systems including telecommunications and security systems, and expects to complete remediation, if necessary, during 1999. If Safeguard determines that its non-information systems are non-compliant and are at risk to not be remedied in time, it intends to develop a contingency plan. We will not incur any material expenses in connection with Safeguard's Year 2000 efforts. We plan to survey our vendors of the non-information technology systems that we use independently of Safeguard and we expect to complete remediation, if necessary, during 1999. If we determine that these systems are non-compliant and are at risk to not be remedied in time, we will develop a contingency plan.

     The Year 2000 readiness of our only consolidated subsidiary, VerticalNet, is described below. Our Partner Companies are in varying stages of assessing, remediating and testing their internal systems and assessing Year 2000 readiness of their vendors, business partners, and customers. Our Partner Companies are also in varying stages of developing contingency plans to operate in the event of a Year 2000 problem. The total cost and time which will be incurred by our Partner Companies on the Year 2000 readiness effort has not been determined. There can be no assurance that all necessary work will be completed in time, or that such costs will not materially adversely impact one or more of such Partner Companies. In addition, required spending on the Year 2000 effort will cause customers of most of our Partner Companies to reallocate at least part of their information systems budgets. Although some of our Partner Companies have offerings which may be useful in such efforts, such reallocations could materially adversely affect the results of operations of our Partner Companies.

     VerticalNet

     VerticalNet may realize exposure and risk if the systems on which it is dependent to conduct its operations are not Year 2000 compliant. VerticalNet's potential areas of exposure include products purchased from third parties, information technology including computers and software, and non-information technology including telephone systems and other equipment used internally. Additionally, all of the internally-developed production and operation systems for VerticalNet's Web sites are undergoing a complete re-engineering. All new programs are being tested and validated for Year 2000 compliance.

     VerticalNet has taken steps to ensure that telephone systems and other non-information technology are Year 2000 compliant. VerticalNet has replaced its telephone and voicemail systems with new systems which are Year 2000 compliant. VerticalNet believes all non-information technology upon which it is materially dependent is Year 2000 compliant. Additionally, with respect to information technology, VerticalNet expects to resolve any Year 2000 compliance issues primarily through normal upgrades of its software or, when necessary, through replacement of existing software with Year 2000 compliant applications. The cost of these upgrades or replacements is included in VerticalNet's capital expenditure budget and is not expected to be material to VerticalNet's financial position or results of operations. VerticalNet estimates that its total cost to become Year 2000 compliant will not exceed $250,000, which it expects will be funded from working capital or borrowings under its bank line of credit. However, such upgrades and replacements may not be completed on schedule or within estimated costs or may not successfully address VerticalNet's Year 2000 compliance issues.

     VerticalNet has completed its Year 2000 compliance assessment plan. This plan includes assessing both its information and non-information technology as well as its internally-developed production and operation systems. Based on this assessment, VerticalNet believes that all non-information technology, all internally-developed production and operations systems and 80% of its technology are Year 2000 compliant. VerticalNet believes that the remaining 20% of its information technology that is not Year 2000 compliant is not critical to its business. VerticalNet intends to complete the replacement or remediation of these non-compliant technologies, as well as the testing of any replacement or corrected technologies, by the end of the second quarter of 1999.

     In addition, VerticalNet is in the process of seeking verification from its key distributors, vendors and suppliers that they are Year 2000 compliant or, if they are not presently compliant, to provide a description of their plans to become so. VerticalNet has received certification from 80% of its distributors, vendors and suppliers that they are either Year 2000 compliant or are taking the necessary steps to become Year 2000 compliant. To the extent that vendors fail to provide certification that they are Year 2000 compliant by July, 1999, VerticalNet will seek to terminate and replace those relationships.

     In the event that VerticalNet's production and operational facilities that support its Web sites are not Year 2000 compliant, small portions of its Web site may become unavailable. VerticalNet's review of its systems has shown that there is no single application that would make its Web sites totally unavailable and VerticalNet believes that it can quickly address any difficulties that may arise.

     In the event that VerticalNet's Web-hosting facilities are not Year 2000 compliant, its Web sites would be unavailable and it would not be able to deliver services to its users.

     VerticalNet does not currently have a contingency plan to deal with the worst-case scenario that might occur if technologies it is dependent upon are not Year 2000 compliant and fail to operate effectively after the Year 2000. VerticalNet intends to develop a plan for this scenario by the end of the second quarter of 1999.

     If VerticalNet's present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which it conducts business do not successfully address such issues, its business, operating results and financial position could be materially and adversely affected.

                                 OUR BUSINESS

Internet Capital Group

     Internet Capital Group is an Internet holding company primarily engaged in managing and operating a network of business-to-business, or B2B, e-commerce companies. Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the economy. We believe that our sole focus on the B2B e-commerce industry allows us to capitalize rapidly on new opportunities and to attract and develop leading B2B e-commerce companies. As of April 30, 1999, we owned interests in 29 B2B e-commerce companies which we refer to as our Partner Companies.

     Our operating strategy is to integrate our Partner Companies into a collaborative network that leverages our collective knowledge and resources. Acting as a long-term partner, we use these collective resources to actively develop the business strategies, operations and management teams of our Partner Companies. Our resources include the experience, industry relationships and specific expertise of our management team, our Partner Companies and our Advisory Board. Currently, our Advisory Board consists of individuals with executive-level experience in general management, sales and marketing and information technology at such leading companies as Cisco Systems, Coca-Cola Company, Exodus Communications, IBM, Mastercard, Merrill Lynch and Microsoft. We believe that building successful B2B e-commerce companies enhances the ability of our collaborative network to facilitate innovation and growth among our Partner Companies.

Industry Overview

     Growth of the Internet

     People and businesses are increasingly relying on the Internet to access and share information as well as to purchase and sell products and services. International Data Corporation estimates that at the end of 1998 more than 142 million people were using the Internet to communicate, participate in discussion forums and obtain information about goods and services. IDC projects that this user base will grow to 502 million people by the end of 2003. A rapidly growing number of businesses use the Internet to market and sell their products and streamline business operations. According to Forrester Research, 50% of all United States businesses will be online by 2002.

     Growth of B2B E-Commerce

     The Internet's substantial growth creates tremendous market opportunities for companies that connect buyers and sellers, and companies that create applications and systems for traditional businesses wishing to engage in e-commerce. Historically, B2B e-commerce has occurred through electronic data interchange over proprietary networks, which are costly and available only to a limited number of participants. The Internet provides an open platform with common communication protocols to build efficient, cost-effective networks that facilitate e-commerce. As Internet-based network reliability, speed and security have improved in recent years and as more businesses have connected to the Internet, traditional businesses are beginning to use the Internet to conduct e-commerce and exchange information with customers, suppliers and distributors. While the business-to-consumer e-commerce market currently is significant in size, estimated by IDC to have been $15 billion in goods and services in 1998, the B2B e-commerce market is larger and is predicted to grow dramatically. IDC projects that the B2B e-commerce market will grow from $35 billion in goods and services in 1998 to over $1.1 trillion by 2003.

     We believe that the B2B e-commerce market is beginning a period of rapid development and growth for the following reasons:

     . Expanded Access to New and Existing Customers and Suppliers. Traditional businesses have relied on their sales forces and purchasing departments to develop and maintain customer and supplier relationships. This model is constrained by the time and cost required to exchange current information regarding requirements, prices and product availability, and the difficulty of cost-effectively locating new customers and suppliers and managing existing relationships. Traditional businesses can leverage the Internet to obtain real-time, accurate information regarding requirements, prices and products to a global audience, including suppliers, customers and business partners. This makes it easier for businesses to attract new customers and suppliers, improve service and increase revenue.

     . Increased Efficiency and Reduced Cost. Traditional businesses can utilize the Internet to automate their internal operations, including manufacturing, finance, sales and purchasing functions. The Internet can also be used to increase information flow and access throughout an organization. This increases operational efficiency by reducing the time, costs and resources required to transact business, lowering inventory levels and procurement costs, and improving responsiveness to customers and suppliers.

     Market Opportunities for Emerging B2B E-Commerce Companies

     We believe that there are significant opportunities for companies that can assist traditional businesses in using the Internet to create more efficient markets and enable e-commerce. We call these companies B2B e-commerce companies. We focus on two types of B2B e-commerce companies: market makers and infrastructure service providers.

     . Market Makers. Market makers bring buyers and sellers together by creating Internet-based markets for the exchange of goods, services and information. Market makers enable more effective and lower cost commerce for traditional businesses by providing access through the Internet to a broader range of buyers and sellers. Market makers typically operate in a specific industry and tailor their business models to match a target market's distinct characteristics. To understand the different types of markets, we divide market makers into three categories: distributor, network and community.

        . Distributor. Distributor markets are characterized by comparatively inefficient distribution channels. To service these markets, distributor market makers act as principals in transactions, distributing goods and services between buyers and sellers who connect with each other over the Internet. Distributor market makers may charge a fee based on the value of the transactions facilitated.

        . Network. Network markets are characterized by comparatively efficient distribution channels. Although network market makers do not act as principals in transactions, they automate existing business processes so as to make them more efficient. Network market makers may generate revenue by charging fees for transactions conducted on their Web sites, and may charge a fee for access to their Web-based services.

        . Community. Community market makers bring together buyers and sellers that are typically businesses and professionals with common interests. Existing relationships among these businesses and professionals are unstructured, but community market makers facilitate interaction and transactions among them by providing an electronic community. Community market makers may charge a fee for facilitated transactions and receive advertising revenue.

     . Infrastructure Service Providers. Infrastructure service providers sell software and services to businesses engaged in e-commerce. Many businesses need assistance in designing business practices to take advantage of the Internet, and in building and managing the technological infrastructure needed to support B2B e-commerce. Infrastructure service providers help businesses in the following ways:

        . Strategic Consulting and Systems Integration. Consultants assist traditional businesses in developing their e-commerce strategies. Systems integrators develop and implement a technological infrastructure that enables e-commerce. Systems integrators also integrate e-commerce applications with existing enterprise applications. Strategic consultants and systems integrators typically charge their clients on a project-by-project basis.

        . Software Providers. Software providers design and sell software applications, tools and related services that support e-commerce and integrate business functions. Software providers may sell or license their products.

        . Outsourced Service Providers. Outsourced service providers offer software applications, infrastructure and related services designed to help traditional businesses reduce cost, improve operational efficiency and decrease time to market. Outsourced service providers may charge fees on a per-use or periodic basis.

     Challenges Facing Emerging B2B E-Commerce Companies

     We believe that emerging B2B e-commerce companies face certain challenges, including:

     . Developing a Successful Business Model. B2B e-commerce companies must develop business models that capitalize on the Internet's capabilities to provide solutions to traditional companies in target industries. B2B e-commerce companies require industry expertise because each industry has distinct characteristics including existing distribution channels, levels of concentration and fragmentation among buyers and sellers, procurement policies, product information and customer support requirements. B2B e-commerce companies also require Internet expertise in order to apply its capabilities to their target industries.

     . Building Corporate Infrastructure. Many B2B e-commerce companies have been recently formed and require sales and marketing, executive recruiting and human resources, information technology, and finance and business development assistance. These companies also require capital as significant resources may be required to build technological capabilities and internal operations.

     . Finding the Best People. Entrants into the B2B e-commerce market require management with expertise in the applicable market, an understanding of the Internet's capabilities, the ability to manage rapid growth and the flexibility to adapt to the changing Internet marketplace. We believe that very few people have these skills, and those that do are highly sought after. To be successful, companies must attract and retain highly qualified personnel.

We believe that the most successful B2B e-commerce companies will rapidly identify market demands and move quickly to satisfy those demands. B2B e-commerce companies that accomplish this goal may establish new standards, gain market share, secure critical partnerships and create a brand name, making competition more difficult for new entrants. In addition, B2B e-commerce companies must keep abreast of Internet and industry-specific developments and adapt to a rapidly changing environment.

Our Solution and Strategy

     Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the economy. We believe that our sole focus on the B2B e-commerce industry allows us to capitalize rapidly on new opportunities and to attract and develop leading B2B e-commerce companies. As of April 30, 1999, we owned interests in 29 B2B e-commerce companies which we refer to as our Partner Companies.

     Our operating strategy is to integrate our Partner Companies into a collaborative network that leverages our collective knowledge and resources. Acting as a long-term partner, we use these collective resources to actively develop the business strategies, operations and management teams of our Partner Companies. Our resources include the experience, industry relationships and specific expertise of our management team, our Partner Companies and our Advisory Board.

     Our strategy is to:

     . create or identify companies with the potential to become industry leaders;

     . acquire significant interests in Partner Companies and incorporate them into our collaborative network;

     . provide strategic guidance and operational support to our Partner Companies; and

     .  promote collaboration among our Partner Companies.

     In implementing our strategy, we leverage the collective knowledge and experience of our Partner Companies, strategic investors and Advisory Board members. Our Advisory Board consists of over 15 experienced executives from various backgrounds who provide our network with strategic guidance, sales, marketing and information technology expertise and industry contacts. Ideally, we would like to own 40% or more of our Partner Companies, with management and public shareholders owning the remaining interests, but we believe that we can have significant influence with lower ownership levels.

     Create or Identify Companies With the Potential to Become Market Leaders

     Our expertise in the B2B e-commerce market allows us to build or identify companies that are positioned to succeed. We apply a disciplined analysis that capitalizes on this competitive advantage. When we evaluate whether to enter a market by building a company or acquiring an interest in an existing company, we weigh the following industry and partnership company factors:

     .  Industry Criteria

        . Inefficiency. We consider whether the industry suffers from inefficiencies that may be alleviated through e-commerce. We also consider the relative amount of inefficiency, as more inefficient industries present greater profit potential.

        . Competition. We evaluate the amount of competition that a potential Partner Company faces from e-commerce and traditional businesses.

        . Market Maker Profit Potential. When evaluating market makers, we consider the number and dollar value of transactions in the industry. In the multi-billion dollar industries that we target, offering even incremental efficiency improvements presents significant profit potential.

        . Centralized Information Sources. When evaluating market makers, we consider whether the industry has product catalogs, trade journals and other centralized sources of information regarding products, prices, customers and other factors. The availability of this information makes it easier for a market maker to facilitate communication and transactions. We generally avoid industries where this information is not available.

        . Infrastructure Service Provider Profit Potential. When evaluating infrastructure service providers, we examine the size of the market opportunity, the profit potential in serving the target market and whether the infrastructure service provider can provide assistance to our market maker Partner Companies.

     .  Partnership Company Criteria

        . Industry Leader. We partner with a company only if we believe that it has the products and skills to become a leader in its industry.

        . Management Quality. We assess the overall quality and industry expertise of a potential Partner Company's management.

        . Significant Ownership. We consider whether we will be able to obtain a significant position in the company and exert influence over the company.

        . Network Synergy. We consider the degree to which a potential Partner Company may contribute to our network, and benefit from our network and operational resources.

     Acquire Interests in Partner Companies

     After we identify an attractive potential Partner Company, we negotiate the acquisition of a significant interest in the company. As a condition to an acquisition, we require representation on the company's Board of Directors, to ensure our ability to provide active guidance to the Partner Company. We structure acquisitions to permit the Partner Company's management and key personnel to retain an equity stake in the company. As a result of our experience, we believe that we have the ability to complete acquisitions quickly and efficiently.

     During our negotiations with potential Partner Companies we emphasize the value of our collaborative network, which we believe gives us a competitive advantage over other acquirors in successfully consummating transactions. Our Partner Companies, strategic investors and Advisory Board members assist in these discussions and assist in other stages of the acquisition process, including the initial evaluation of potential Partner Companies and due diligence.

     Provide Strategic Guidance and Operational Support to Our Partner Companies

     After we make an acquisition or form a Partner Company, we take an active role in its affairs by providing both strategic guidance and operational support:

     . Strategic Guidance. We provide strategic guidance to our Partner Companies regarding market positioning, business model development and market trends. In addition, we advise Partner Company management and directors on day-to-day management and operational issues. Our exclusive focus on the B2B e-commerce market and the knowledge base of our Partner Companies, strategic investors, management and Advisory Board give us valuable experience that we share with our Partner Company network. Advisory Board members who provide strategic guidance to our Partner Companies include Jeff Ballowe, a former President of Ziff-Davis Inc. and the current Chairman of Deja.com, Inc., Alex W. Hart, a former Chief Executive Officer of MasterCard International, Ron Hovsepian, Vice President of Business Development at IBM Corporation and Yossi Sheffi, Ph.D., a co-founder of Syncra Software, Inc. and e-Chemicals, Inc. and currently a Professor at Massachusetts Institute of Technology.

     . Operational Support. B2B e-commerce companies often have difficulty obtaining senior executive level guidance in the many areas of expertise successful companies need. We assist our Partner Companies by providing access to skilled managers who guide our Partner Companies in the following functional areas:

        . Sales and Marketing. Several members of our Advisory Board and management team provide guidance to our Partner Companies' sales, marketing, product positioning and advertising efforts. These individuals include Michael H. Forster, a former Senior Vice President of Worldwide Field Operations at Sybase, Inc. and currently one of our Senior Partners, Christopher H. Greendale, a former Executive Vice President at Cambridge Technology Partners and currently one of our Senior Partners, Rowland Hanson, a former Vice President of Corporate Communications at Microsoft Corporation and currently founder of C. Rowland Hanson & Associates, Charles W. Stryker, Ph.D., President, Marketing Information Solutions, at IntelliQuest, Inc., and Sergio Zyman, a former Vice President and Chief Marketing Officer of the Coca-Cola Company.

        . Executive Recruiting and Human Resources. Members of our management team assist our Partner Companies in recruiting key executive talent. In providing this assistance, we leverage the contacts developed by our network of Partner Companies, management and Advisory Board. In addition, we plan to hire several executives to provide dedicated recruiting and other human resource support to our Partner Companies. We believe that this is one of the most important functions that we perform on behalf of our Partner Companies. B2B e-commerce companies must locate executives with both industry and Internet expertise. The market for these professionals is highly competitive since few persons possess the necessary mix of skills and experience.

        . Information Technology. Our Chief Technology Officer, Richard G. Bunker, is dedicated to helping our Partner Companies with their information systems strategies and solving problems relating to their current information technology. Members of our Advisory Board who provide guidance in this area include K.B. Chandrasekhar, Chairman of the Board of Directors of Exodus Communications, and Peter Solvik, the Chief Information Officer of Cisco Systems, Inc.

        . Finance. One of our Managing Directors, John N. Nickolas, an experienced finance executive, is dedicated to providing financial guidance to our Partner Companies in areas such as corporate finance, financial reporting, accounting and treasury operations. In providing these services, Mr. Nickolas leverages the skills and experience of our internal finance and accounting group, our Partner Company network and outside consultants.

        . Business Development. B2B e-commerce companies may be involved in evaluating, structuring and negotiating joint ventures, strategic alliances, joint marketing agreements, acquisitions or other transactions. We provide assistance to our Partner Companies in all these areas. Our management team, Advisory Board, strategic investors and Partner Companies all assist in this function.

     Promote Collaboration Among Our Partner Companies

     One of the principal goals of our network is to promote innovation and collaboration among our Partner Companies, which has resulted in shared knowledge and business contacts among our Partner Companies and the formation of numerous strategic alliances. We promote collaboration formally by hosting regularly scheduled seminars relating to Partner Company operational and business issues. At these seminars, the executives of Partner Companies share their experiences with each other, our management team and the Advisory Board. For example, at a recent seminar, thirteen chief executive officers of our market maker and infrastructure service provider Partner Companies gathered to discuss e-commerce strategies and business models. On an informal basis, we promote collaboration by making introductions and recommending Partner Companies to each other.

     Recent examples of collaboration among our Partner Companies include:

     . VerticalNet and e-Chemicals are collaborating to provide customer leads for e-Chemicals. This relationship enables VerticalNet to provide a greater breadth of services to its customers in the chemicals business and provides more buyers for the products distributed by e-Chemicals.

     . Deja.com, which provides a Web-based community for potential purchasers to access user comments on a variety of products and services, has formed a strategic alliance with VerticalNet to provide VerticalNet's Web sites with discussion content. In addition, Deja.com and ComputerJobs.com have created a discussion forum that accesses ComputerJobs.com's database of technology employment opportunities, increasing ComputerJobs.com's exposure to Deja.com's broad user base.

     The collaboration of our Partner Companies is the result of our role as the hub of our network. Through the network we identify prospective alliances, make introductions, assist in strategic planning and monitor the ongoing relationships among our Partner Companies. We encourage and regulate the information flow among our Partner Companies. We also control the information flow by determining the composition of the network. If we believe that a Partner Company is not contributing to our network or has lost its strategic importance, we may sell our interest in that Partner Company.

Overview of Current Partner Companies

     We focus our efforts on building and operating companies in two areas of the B2B e-commerce market--market makers and infrastructure service providers.

     Market Maker Categories

     Market makers operate in particular industries, such as chemicals, food or auto parts. Each industry comprises a distinct market with its own characteristics. Market makers must tailor their business models to match their markets. To understand the different types of markets and help our market maker Partner Companies position themselves, we place market makers into one of three categories--distributor, network or community.

     . Distributor. Distributor markets are characterized by comparatively inefficient distribution channels. To service these markets, our distributor Partner Companies act as principals in transactions, distributing goods and services between buyers and sellers who connect with each other over the Internet. Our Partner Companies in this category generate revenue by charging fees for transactions conducted on their Web sites. An example of one of our distributor Partner Companies is e-Chemicals. e-Chemicals believes that traditional distribution channels for chemicals burden customers with excessive transaction costs, high administrative costs and inefficient logistics. To solve these problems, e-Chemicals has developed a Web site through which it will sell a wide range of industrial chemicals to business customers. e-Chemicals provides products based on streamlined Web-based ordering processes, out-sourced logistics systems and online support.

     . Network. Network markets are characterized by comparatively efficient distribution channels. Our network Partner Companies automate existing business processes so as to make them more efficient. Our Partner Companies in this category may charge a fee based on the value of the transactions facilitated and an ongoing fee for access to their Web sites. An example of one of our network Partner Companies is Internet Commerce Systems, Inc. Internet Commerce Systems is in the process of establishing an Internet-based product introduction and promotion service for the food industry. Internet Commerce Systems' FoodOne system seeks to replace the traditional practice of weekly distribution of physical product catalogs and follow-up calls by telemarketers, food brokers or field salespeople. Internet Commerce Systems believes that it will increase retail store sales coverage and provide market feedback to grocery manufacturers while decreasing order entry, sales and marketing costs.

     . Community. Community market makers bring together buyers and sellers that are typically businesses and professionals with common interests. Existing relationships among these businesses and professionals are unstructured, but our Partner Companies stimulate interaction and facilitate transactions among them by providing an electronic community. Our Partner Companies may charge a fee for each facilitated transaction and receive advertising revenue. One example of our community Partner Companies is VerticalNet. As of April 30, 1999, VerticalNet owned and operated 37 industry-specific Web sites designed to act as online B2B communities. These vertical trade communities act as comprehensive sources of information, interaction and electronic commerce.

     Market Maker Profiles

     Table of Market Makers. The Partner Companies listed below are integral to our strategy of owning numerous interests in distributor, network and community market makers. We believe that establishing an e-commerce presence in major industrial segments of the economy will enable us to become the premier B2B e-commerce company. The table shows certain information regarding our market maker Partner Companies by category as of April 30, 1999. Our ownership positions have been calculated based on the issued and outstanding common stock of each Partner Company, assuming the issuance of common stock on the conversion or exercise of preferred stock and convertible notes, but excluding the effect of options and warrants.


                                                                                                        Our             Partner
                                                                                                      Ownership         Company
     Category and Name                Industry                   Description of Business             Percentage          Since
---------------------------   ----------------------   -----------------------------------------   --------------    --------------
Distributor:

CommerX Inc.                    Plastics                Provides Internet-based procurement              34%             1998
 www.commerx.com                                        and sales of raw materials, tools and
                                                        maintenance and repair products for
                                                        the plastics industry.

e-Chemicals, Inc.               Chemicals               Provides Internet-based sales and                26%             1998
 www.e-Chemicals.com                                    distribution of industrial chemicals.


                                                                                                        Our             Partner
                                                                                                      Ownership         Company
     Category and Name                Industry                   Description of Business             Percentage          Since
---------------------------   ----------------------   -----------------------------------------   --------------    --------------
ONVIA.com, Inc.                 Small Business          Provides small businesses with a wide            19%             1999
 www.megadepot.com               Services               breadth of tailored products and
                                                        services over the Internet.

Universal Access, Inc.          Telecommunications      Provides Internet-based ordering for             11%             1999
 www.universal accessinc.com                            provisioning and access and
                                                        transportation exchange services for
                                                        network service providers focused on
                                                        business customers.

Network:
Arbinet                         Telecommunications      Provides an Internet-based trading               16%             1999
 www.arbinet.com                                        floor and clearinghouse for
                                                        telecommunications carriers to
                                                        purchase bandwidth.

BidCom                          Construction            Provides Internet-based project                  25%             1999
 www.bidcom.com                                         planning and management services for
                                                        the construction industry.

Collabria Inc.                  Printing                Provides Internet-based procurement              10%             1999
 www.collabria.com                                      and production services for the
                                                        commercial printing industry.

ComputerJobs.com, Inc.          Technology              Provides Internet-based job screening            33%             1998
 www.computerjobs.com            Employment             and resume posting for information
                                                        technology professionals, corporations
                                                        and staffing firms.

Internet Commerce Systems,      Food                    Provides Internet-based product                  43%             1999
 Inc.                                                   introduction and promotion services to
 www.icsfoodone.com                                     wholesale and retail food distributors.

RapidAutoNet Corporation        Auto Parts              Provides Internet-based auto parts               15%             1998
 www.rapidautonet.com                                   procurement for professional
                                                        automotive and truck repair shops.
Community:
Deja.com, Inc.                  Media                   Provides a Web-based community for               32%             1997
 www.deja.com                                           potential purchasers to access user
                                                        comments on a variety of products and
                                                        services.

PlanSponsor Exchange            Asset Management        Provides a Web-based community for               24%             1999
 www.plansponsor                                        asset managers to reach fund sponsors.
 exchange.com

VerticalNet, Inc.               Industrial Services     Provides industry-specific Web-based             37%             1996
 www.verticalnet.com                                    trade communities for businesses and
                                                        professionals.

     Set forth below is a more detailed summary of some of our market maker Partner Companies.

     ComputerJobs.com, Inc. ComputerJobs.com is a network market maker that provides Internet-based job advertising and resume posting services for information technology professionals, corporations and staffing firms. Identifying and attracting information technology professionals is an expensive and critical success factor for many businesses. ComputerJobs.com is focused on improving the online recruitment process for both information technology job seekers and employers, including staffing firms and corporations. Job seekers visit ComputerJobs.com's regional-specific Web sites to submit their resume and pursue job opportunities free of charge. ComputerJobs.com allows jobs seekers to scan job opportunities by information technology-specific skill requirements, geographic preferences and other job criteria. Job seekers also have access to extensive career resources and industry news on the site. By attracting a significant number of job seekers and their resumes, ComputerJobs.com offers staffing firms and corporations seeking information technology professionals the ability to post job openings as well as search and receive daily resumes of information technology candidates for a monthly fee. ComputerJobs.com pre-screens job ads and resumes prior to placing them into its database and before dissemination to its Web sites and clients.

     ComputerJobs.com has Web sites for the information technology markets in Atlanta, the Carolinas, Chicago, Florida, Texas, New York and Washington, D.C. Based on more than 2,620 responses from recruiters, ComputerJobs.com was ranked number one by Internet Business Network as the top site in customer satisfaction in a 1998 study of the top 100 job sites. ComputerJobs.com plans to expand into additional information technology markets by year end. We identified ComputerJobs.com through a director of one of our Partner Companies. We are assisting ComputerJobs.com with overall strategy, operational management, recruiting, finance and marketing. Douglas A. Alexander, one of our Managing Directors, is a member of ComputerJobs.com's Board of Directors. ComputerJobs.com has formed a strategic alliance with Deja.com that has enabled Deja.com to create a channel for accessing ComputerJobs.com's database of technology employment opportunities. For 1998, ComputerJobs.com had revenue of $4.4 million.

     Deja.com, Inc. Deja.com, formerly Deja News, is a community market maker that is the Web's leading source of shared knowledge in the form of user-generated ratings and discussions. With over 160 million page views per month, it is the leading purveyor of online discussion, offering access to more than 45,000 discussion forums. These forums are populated by knowledgeable participants who are interested in sharing their knowledge and experience on a wide variety of subjects.

     Deja.com recently extended its franchise in shared knowledge with the consumer-driven feature Deja Ratings, a tool that extends the site's ability to support daily decision-making. Deja Ratings captures consumer opinions on a wide range of products and services through a scaled voting system that includes product comparisons. The analytical tools that support decision-making are supplemented by contextual links to e-commerce retailers and vendors.

     Deja.com derives revenue from sponsors and e-commerce partners, and provides the marketing community with the compelling proposition of reaching a highly targeted, self-segmenting audience consisting of highly active Internet consumers intent on investigating considered purchases. Deja.com also delivers to those marketers a unique means of programming to the specific interests of their target consumers, all in the context of a commerce-friendly platform.

     We have been very active in recruiting Deja.com's management team and developing its business strategy. In addition, Kenneth A. Fox and Douglas A. Alexander, two of our Managing Directors, are members of Deja.com's Board of Directors. Deja.com is in discussions with several Partner Companies to provide services to its user community. For 1998, Deja.com had revenue of $5.1 million.

     Universal Access, Inc. Universal Access is a distributor market maker that provides Internet-based ordering for provisioning and access and transportation exchange services for network service providers focused on business customers. For any network service provider, such as Internet service providers or other telecommunications carriers, to establish a dedicated connection for its corporate customers, it must provide provisioning and access. Provisioning is the initial establishment of a dedicated connection, and access is the availability of a dedicated connection after provisioning. Prior to significant deregulation in the telecommunications industry, network service providers typically selected one telecommunications carrier to service their corporate customers. After deregulation, network service providers faced increasing challenges in dealing with a growing number of local and long-distance carriers to establish dedicated connections. These challenges faced by network service providers have been exacerbated by rapid growth in demand from their business customers for dedicated Internet access.

     Universal Access enables network service providers to deal with a single provider, rather than multiple local and long distance telecommunications carriers, for seamless provisioning and access among multiple carriers. Universal Access' proprietary database contains more than 27 telecommunication carriers' routing availability, pricing and service capabilities which allows it to determine the most economical and efficient path for bandwidth connectivity. By providing single party accountability for all of their provisioning, access, billing and ongoing network reliability needs, Universal Access enables network service providers to offer their business customers with faster provisioning and superior customer service.

     Network service providers typically establish high-cost facilities on the premises of a telecommunications carrier, which makes changing to another carrier prohibitively expensive. As network service providers expand nationwide, Universal Access' transport exchange services will allow these network service providers to locate their equipment with Universal Access, which provides them the flexibility to change telecommunications carriers. We are actively providing Universal Access with overall strategy, marketing and finance guidance. Robert Pollan, one of our Managing Directors, is a member of Universal Access' Board of Directors. For 1998, Universal Access had revenue of $1.6 million.

     VerticalNet, Inc. VerticalNet is a community market maker that provides industry-specific Web-based trade communities for businesses and professionals. VerticalNet owns and operates 37 industry-specific Web sites as of April 30, 1999 designed as online B2B communities, known as vertical trade communities. These vertical trade communities act as comprehensive sources of information, interaction and e-commerce. VerticalNet's objective is to continue to be a leading owner and operator of industry-specific vertical trade communities on the Internet.

     VerticalNet's 37 vertical trade communities are:

Process Group                                           Communication Group
 .  Adhesives and Sealants Online                        .  Fiber Optics Online (fiberopticsonline.com)
   (adhesivesandsealants.com)                                Design and Production of Fiber Optic
     Manufacturing and Production of Adhesive,               Networks and Network Components
     Sealant, and Grout Materials
                                                        .  Photonics Online (photonicsonline.com)
 .  Chemical Online (chemicalonline.com)                      Design and Manufacturing of Lasers, Optics,
     Manufacturing and Processing Chemicals                  Optoelectronics, Fiber Optics and Imaging
                                                             Devices
 .  Hydrocarbon Online (hydrocarbononline.com)
     Hydrocarbons and Petrochemicals Processing         .  Premises Networks.com (premisesnetworks.com)
                                                             Facilities and Network Infrastructure Design
 .  Oil and Gas Online (oilandgasonline.com)                  and Administration
     Production and Exploration of Oil and Gas
                                                        .  RF Globalnet (rfglobalnet.com)
 .  Paint and Coatings Online                                 Information, Bookstore and Educational
   (paintandcoatingsonline.com)                              Center for Radio Frequency, Wireless and
     Manufacturing and Production of Paint Coatings,         Microwave Engineers
     Inks and Thick Film Printable Conductors
                                                        .  Wireless Design Online (wirelessdesignonline.com)
 .  Pharmaceutical Online (pharmaceuticalonline.com)          Design and Development of Wireless
     Development, Design and Manufacturing of                Communications Systems and Equipment
     Pharmaceuticals

Environmental Group                                      Advanced Technologies Group
 .  Pollution Online (pollutiononline.com)                .  Aerospace Online (aerospaceonline.com)
     Industrial Pollution Control                             Design and Manufacturing of Products and Services
                                                              Relating to the Aerospace Industry
 .  Power Online (poweronline.com)
     Power Generation, Electric Utility Deregulation,    .  Computer OEM Online (computeroemonline.com)
     Emissions Control, Alternative Fuels, Power              Design and Manufacturing of Computers and
     Industry                                                 Comperitzed Electronics Devices

 .  Public Works Online (publicworks.com)                 .  Medical Design Online (medicaldesignonline.com)
     Public Works and Municipal Maintenance                   Design, Manufacturing and Procurement of
                                                              Medical Devices
 .  Solid Waste Online (solidwaste.com)
     Solid Waste Disposal                                .  Plant Automation.com (plantautomation.com)
                                                              Hardware and Software Used in Industrial
 .  Water Online (wateronline.com)                             Manufacturing Including Robotics and
     Municipal Water Supply and Municipal                     Automated Control Systems
     Wastewater Treatment
                                                         .  Test and Measurement (testandmeasurement.com)
Food & Packaging Group                                        Design, Manufacturing and Procurement of
 .  Bakery Online (bakeryonline.com)                           Test, Measurement, Data Acquisition, Data
     Production and Procurement of Baking                     Analysis and Instrumentation Equipment
     Ingredients
                                                         Sciences Group
 .  Beverage Online (beverageonline.com)                  .  Bioresearch Online (bioresearchonline.com)
     Production and Procurement of Equipment used             Covers all Aspects of Experimental and
     in the Production of Beverages                           Applied Biology Including Biotechnology,
                                                              Genomics and Genetics
 .  Dairy Network.com (dairynetwork.com)
     Production, Procurement and Distribution of         .  Drug Discovery Online (drugdiscoveryonline.com)
     Dairy Products                                           Early-Stage Pharmaceutical Discovery and
                                                              Development
 .  Food Ingredients Online (foodingredientsonline.com)
     Manufacturing and Processing of Food                .  Laboratory Network.com (laboratorynetwork.com)
     Ingredients                                              Covers all Aspects of the Research Industry
                                                              Focusing on Analytical Instrumentation and
 .  Food Online (foodonline.com)                               Materials Science
     Manufacturing and Processing of Food Products
                                                         Services Group
 .  Meat and Poultry Online                               .  Property and Casualty.com
   (meatandpoultryonline.com)                               (propertyandcasualty.com)
     Production, Procurement and Distribution of              Property and Casualty Insurance
     Meat and Poultry Products
                                                         .  Safety Online (safetyonline.com)
 .  Packaging Network.com (packagingnetwork.com)               Industrial and Environmental Safety
     Production, Purchase, Design and Marketing of
     Packaging for all Consumer and Industrial
     Products

Healthcare Group
 .  Hospital Network.com (hospitalnetwork.com)
     Information for Hospital Purchasing Decision-
     Makers

 .  Nurses.com (nurses.com)
     Clinical, Professional and Other Information for
     Nurses

     Each VerticalNet community is individually branded, focuses on one business sector and caters to individuals with similar professional interests. VerticalNet designs each of its vertical trade communities to attract professionals responsible for selecting and purchasing highly specialized industry related products and services.

VerticalNet's communities combine product information, requests for proposals, discussion forums, electronic commerce opportunities, industry news, directories, classifieds, job listings, and online professional education courses.

     VerticalNet satisfies a developing market not currently being adequately served through traditional channels, including trade publishers, trade shows and trade associations. VerticalNet believes that this market is not currently being served by Internet companies, which tend to focus on the consumer and not on the B2B market.

     VerticalNet's vertical trade communities take advantage of the Internet's ability to allow users around the world to contact each other online, allowing buyers to research, source, contact and purchase from suppliers. Although other companies offer B2B services on the Internet, VerticalNet believes that it is currently the only company operating a portfolio of specialized B2B communities. A portfolio strategy permits VerticalNet to:

     . offer consistent content and services in its current vertical trade communities and replicate these offerings as it launches new communities;

     . realize cost savings and operating efficiencies in its technology, marketing, infrastructure and management resources; and

     . increase its overall audience, making its individual sites more appealing to a broad array of advertisers and suppliers who sell their goods and services over the Internet.

     VerticalNet currently generates the majority of its revenue from Internet advertising, including the development of "storefronts." A storefront is a Web page posted on one of its vertical trade communities that provides information on an advertiser's products, links a visitor to the advertiser's Web site and generates sales inquiries from interested visitors. VerticalNet believes that industry professionals using its vertical trade communities possess the demographic characteristics that are attractive to its advertisers.

     We were first introduced to VerticalNet through one of our major shareholders. We helped to recruit several of VerticalNet's executive officers, and worked with them to develop VerticalNet's business strategy. Douglas A. Alexander, one of our Managing Directors, currently serves as VerticalNet's Chairman of the Board of Directors and Walter W. Buckley, our President and Chief Executive Officer, is a member of VerticalNet's Board of Directors. This year VerticalNet became a public company, trading on the Nasdaq National Market under the symbol "VERT." VerticalNet has formed a strategic alliance with e-Chemicals to provide customer leads for e-Chemicals and to expand VerticalNet's services to its chemical business customers. For 1998, VerticalNet had revenue of $3.1 million.

     Infrastructure Service Provider Categories

     Infrastructure service providers assist traditional businesses in the following ways:

     . Strategic Consulting and Systems Integration. Strategic consultants assist traditional businesses in developing their e-commerce strategies. Systems integrators develop and implement technological infrastructure that enables e-commerce. Systems integrators also integrate e-commerce applications with existing enterprise applications. Strategic consultants and systems integrators typically bill their clients on a project-by-project basis.

     . Software Providers. Software providers design and sell software applications that support e-commerce and integrate business functions. Software providers may sell or license their products.

     . Outsourced Service Providers. Outsourced service providers offer software applications, infrastructure and related services designed to help traditional businesses reduce cost, improve operational efficiency and decrease time to market. Outsourced service providers may charge fees on a per-use or periodic basis.

     Infrastructure Service Provider Profiles

     Table of Infrastructure Service Providers. The Partner Companies listed below are important to our strategy because the growth of our Partner Companies increases the value of our collaborative network. We believe that infrastructure service providers will facilitate innovation and growth of our market maker companies by providing them with critical services. The table shows certain information regarding our infrastructure service provider Partner Companies by category as of April 30, 1999. Our ownership positions have been calculated based on the issued and outstanding common stock of each Partner Company, assuming the issuance of common stock on the conversion or exercise of preferred stock and convertible notes, but excluding the effect of options and warrants.

                                                                                              Our             Partner
                                                                                           Ownership          Company
     Category and Name                        Description of Business                      Percentage          Since
----------------------------   -------------------------------------------------------   --------------    --------------

Strategic Consulting and Systems Integration:
Benchmarking Partners, Inc.      Provides e-commerce best practices research and                13%             1996
 www.benchmarking.com            consulting services to optimize supply and distribution
                                 network management.

Context Integration, Inc.        Provides systems integration services focused on               18%             1997
 www.context.com                 customer support, data access and e-commerce.

US Interactive, Inc.             Provides a range of consulting and technical                    4%             1996
 www.usinteractive.com           services relating to Internet marketing solutions.

Software Providers:

Blackboard, Inc.                 Provides universities and corporations with                    31%             1998
 www.blackboard.com              applications that enable them to host classes and
                                 training on the Internet.

ClearCommerce Corp.              Provides comprehensive e-commerce solutions                    17%             1997
 www.clearcommerce.com           including transaction and payment processing, credit
                                 card authorization, fraud tracking and reporting
                                 functions.

Entegrity Solutions              Provides encryption software to secure transactions            12%             1996
 www.entegrity.com               and communications between business applications.

SageMaker, Inc.                  Provides software that combines an enterprise's                22%             1998
 www.sagemaker.com               external and internal information assets into a
                                 single, Web-based knowledge management platform.

ServiceSoft Technologies,        Provides tools and services used by its customers to           12%             1998
 Inc.                            create Internet customer service applications consisting
 www.servicesoft.com             of self-service, e-mail response and live interaction
                                 products.

SMART Technologies, Inc.         Provides enterprise relationship management software            6%             1997
 www.smartdna.com                that enables customers to interact directly with a
                                 company's back-office systems.

                                                                                              Our             Partner
                                                                                           Ownership          Company
     Category and Name                        Description of Business                      Percentage          Since
----------------------------   -------------------------------------------------------   --------------    --------------
Syncra Software, Inc.            Provides software that improves supply chain                   35%             1998
 www.syncra.com                  efficiency through collaboration of trading partners
                                 over the Internet.

Vivant! Corporation              Provides process automation, decision support                  23%             1998
 Management                      software and services that enable companies to
 www.vivantcorp.com              strategically manage contractors, consultants and
                                 temporary employees.

Outsourced Service Providers:

Breakaway Solutions, Inc.        Provides application service hosting, e-commerce               57%             1999
 www.breakaway.com               consulting and systems integration services to
                                 middle-market companies.

The LinkShare Corporation        Establishes affiliate relationships for online                 34%             1998
 www.linkshare.com               merchants with other Web sites to facilitate
                                 e-commerce.

MessageQuest, Inc.               Provides a messaging service for data sharing across            5%             1998
 www.messagequest.com            separate enterprises. Also provides software,
                                 systems integration services and managed network
                                 services for application integration within
                                 enterprises or with external trading partners and
                                 customers.

PrivaSeek, Inc.                  Provides consumers with control of their Web-based             16%             1998
 www.privaseek.com               personal profiles, allowing merchants to offer
                                 consumers incentives for selective disclosure.

Sky Alland Marketing, Inc.       Provides services to improve customer communications           35%             1996
 www.skyalland.com               and relationships.

     Set forth below is a more detailed summary of some of our infrastructure service provider Partner Companies.

     Benchmarking Partners, Inc. Benchmarking Partners is a strategic consulting and systems integration infrastructure service company that provides e-commerce best practices research and consulting services to optimize supply and distribution network management. The use of best business practices enabled by information technology established by Benchmarking Partners allows companies to efficiently manage their supply and distribution networks. Benchmarking Partners improves supply and distribution networks in the following ways:

     . Integration: Coordinating diverse business functions such as manufacturing, logistics, sales and marketing to maximize efficiency.

     . Optimization: Developing strategies that increase the efficiency of supply networks.

     . Collaboration: Creating collaborative solutions that incorporate key trading partners.

     Benchmarking Partners' clients include: companies undergoing business process and information technology transformation; technology solution providers hoping to gain a better understanding of the market requirements for their products; and management consultants and systems integrators seeking to refine their ability to effectively support their clients.

     We were introduced to Benchmarking Partners through a member of our board of directors. We have helped Benchmarking Partners recruit key managers and are currently helping it build and position its best practice e-commerce Web site. Benchmarking Partners assisted us in assessing enterprise software markets and provides information technology advice to other Partner Companies. Benchmarking Partners is also working with Sky Alland Marketing and US Interactive to develop Internet business application opportunities. For 1998, Benchmarking Partners had revenue of $15.9 million.

     Breakaway Solutions, Inc. Breakaway Solutions is an outsourced service provider infrastructure service company that is an application service provider and e-commerce consulting and systems integration services provider to middle-market companies. Through its application service hosting solutions, Breakaway Solutions implements, operates and supports software applications that can be accessed and used over the Internet. Breakaway Solutions also offers custom developed, e-commerce related B2B interactive marketing and other solutions.
By focusing on Internet-based solutions, Breakaway has created a library of components that can be redeployed by multiple clients. This allows Breakaway Solutions to provide rapid, cost-effective service to clients.

     We first met Breakaway Solutions through one of our shareholders and Advisory Board members. We helped Breakaway Solutions to complete its management team and merge with one of our other Partner Companies. In addition, Breakaway Solutions is a strategic partner for installing ClearCommerce's Web-based transaction and order processing solutions. Breakaway Solutions is also in discussions to provide its services to ONVIA.com.

     MessageQuest, Inc. MessageQuest is an outsourced service provider infrastructure service company that delivers systems integration services, software, and managed networked services to enterprises seeking to enable mission-critical business processes within their enterprise or with their external trading partners and customers. The range of computing environments and software applications utilized across a typical Fortune 500 enterprise is vast and growing, often involving multiple legacy and client/server environments, characterized by heterogeneous computer platforms and various proprietary information formats. Additionally, the recent growth of the Internet and the use of intranets has increased the complexity of data sharing among heterogeneous business applications. MessageQuest currently employs 200 professionals dedicated to providing software and system integration services around IBM's MQ series, a messaging-based middleware software solution that facilitates data sharing among an enterprise's disparate applications, databases and operating systems.

     MessageQuest's recently launched managed network service leverages its extensive domain expertise in providing middleware solutions that facilitate data sharing to provide a highly secure, assured information delivery system between corporations for use over any network, including the Internet. This managed network service provides an open platform that seamlessly bridges legacy e-commerce services, such as electronic data interchange and proprietary value-added networks, with today's best-of-breed Internet technologies. By offering multi-platform and multi-network interoperability and extensive customer support, MessageQuest provides its customers with low cost, rapidly-implemented messaging services. We believe that the services and software provided by MessageQuest can be used throughout our Partner Company network, including our market makers interested in tighter integration with their suppliers and customers. We have assisted MessageQuest in recruiting senior management and repositioning it to offer managed network services. To support the introduction of managed network services, we provided the company with strategic planning, sales and marketing support and introductions to potential business partners.

Government Regulations and Legal Uncertainties

     As of April 30, 1999, there were few laws or regulations directed specifically at e-commerce. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection of and use of data from Web site visitors and related privacy issues, pricing, content, copyrights, online gambling, distribution and the quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and B2B e-commerce, which could decrease the revenue of our Partner Companies and place additional financial burdens on them.

     Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, Congress recently enacted laws regarding online copyright infringement and the protection of information collected online from children. Although these laws may not have a direct adverse effect on our business or those of our Partner Companies, they add to the legal and regulatory burden faced by B2B e-commerce companies. Other specific areas of legislative activity are:

     . Taxes. Congress recently enacted a three-year moratorium, ending on October 21, 2001, on the application of "discriminatory" or "special" taxes by the states on Internet access or on products and services delivered over the Internet. Congress further declared that there will be no federal taxes on e-commerce until the end of the moratorium. However, this moratorium does not prevent states from taxing activities or goods and services that the states would otherwise have the power to tax. Furthermore, the moratorium does not apply to certain state taxes that were in place before the moratorium was enacted.

     . Online Privacy. Both Congress and the Federal Trade Commission are considering regulating the extent to which companies should be able to use and disclose information they obtain online from consumers. If any regulations are enacted, B2B e-commerce companies may find certain marketing activities restricted. Also, the European Union has directed its member nations to enact much more stringent privacy protection laws than are generally found in the United States, and has threatened to prohibit the export of certain personal data to United States companies if similar measures are not adopted. Such a prohibition could limit the growth of foreign markets for United States B2B e-commerce companies. The Department of Commerce is negotiating with the Federal Trade Commission to provide exemptions from the European Union regulations, but the outcome of these negotiations is uncertain.

     . Regulation of Communications Facilities. To some extent, the rapid growth of the Internet in the United States has been due to the relative lack of government intervention in the marketplace for Internet access. Lack of intervention may not continue in the future. For example, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. Some Internet service providers are seeking to have broadband Internet access over cable systems regulated in much the same manner as telephone services, which could slow the deployment of broadband Internet access services. Because of these proceedings or others, new laws or regulations could be enacted which could burden the companies that provide the infrastructure on which the Internet is based, thereby slowing the rapid expansion of the medium and its availability to new users.

     . Other Regulations. The growth of the Internet and e-commerce may lead to the enactment of more stringent consumer protection laws. The Federal Trade Commission may use its existing jurisdiction to police e-commerce activities, and it is possible that the Federal Trade Commission will seek authority from Congress to regulate certain online activities. The Federal Trade Commission has already issued for public comment proposed regulations governing the collection of information online from children.

     Generally applicable laws may affect us and our Partner Companies. The exact applicability of many of these laws to B2B e-commerce, however, is uncertain.

Employees

     As of April 30, 1999, excluding our Partner Companies, we had 21 employees, all of whom work with us on a full-time basis. We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements.

Legal Proceedings

     We are not a party to any material legal proceedings.

Competition

     Competition From our Shareholders and Within our Network

     We may compete with our shareholders and Partner Companies for Internet-related opportunities. After this offering, Comcast Corporation, Compaq Computer Corporation, General Electric Capital Corporation and Safeguard Scientifics,
Inc. will beneficially own      %,         %,            % and        % of our
common stock, respectively. These shareholders may compete with us to acquire interests in B2B e-commerce companies. Comcast Corporation, General Electric Capital Corporation and Safeguard Scientifics, Inc. currently each have a designee as a member of our board of directors, which may give such companies access to our business plan and potential acquisitions. In addition, we may compete with our Partner Companies to acquire interests in B2B e-commerce companies, and our Partner Companies may compete with each other for acquisitions or other B2B e-commerce opportunities. In particular, VerticalNet seeks to expand, in part through acquisition, its number of B2B communities. VerticalNet, therefore, may seek to acquire companies that we would find attractive. While we may partner with VerticalNet on future acquisitions, we have no current contractual obligations to do so. We do not have any contracts or other understandings with our shareholders or Partner Companies that would govern the resolution of these potential conflicts. Such competition, and the complications posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities.

     Competition Facing our Partner Companies

     Competition for Internet products and services is intense. As the market for B2B e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our Partner Companies compete for a share of a customer's:

     . purchasing budget for services, materials and supplies with other online providers and traditional distribution channels;

     . dollars spent on consulting services with many established information systems and management consulting firms; and

     . advertising budget with online services and traditional off-line media, such as print and trade associations.

In addition, some of our Partner Companies compete to attract and retain a critical mass of buyers and sellers. Several companies offer competitive solutions that compete with one or more of our Partner Companies. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our Partner Companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our Partner Companies. If our Partner Companies are unable to compete successfully against their competitors, our Partner Companies may fail.

     Many of our Partner Companies' competitors have greater brand recognition and greater financial, marketing and other resources than our Partner Companies. This may place our Partner Companies at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

     Competition for Partner Companies

     We face competition from other capital providers including publicly-traded Internet companies, venture capital companies and large corporations. Many of these competitors have greater financial resources and brand name recognition than we do. These competitors may limit our opportunity to acquire interests in new Partner Companies. If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of Partner Companies may not succeed.

Facilities

     Our corporate headquarters are located at 435 Devon Park Drive, Building 800 in an office facility located in Wayne, Pennsylvania, where we lease approximately 3,650 square feet. We plan to move into a larger corporate headquarters in Wayne, Pennsylvania during the second half of 1999. We also maintain offices in Boston, Massachusetts and San Francisco, California.

                                  MANAGEMENT

Executive Officers and Directors

     Our executive officers, key employees and directors, their ages and their positions as of April 30, 1999, are as follows:


       Name                     Age                             Position
       ----                     ---                             --------
Walter W. Buckley, III (2)       39             President, Chief Executive Officer and Director
Douglas A. Alexander             37             Managing Director
Richard G. Bunker                37             Managing Director and Chief Technology Officer
Kenneth A. Fox                   28             Managing Director and Director
David D. Gathman                 51             Chief Financial Officer, Secretary and Treasurer
Victor Hwang                     30             Managing Director
Henry N. Nassau (3)              44             Managing Director and General Counsel
John N. Nickolas                 32             Managing Director and Assistant Treasurer
Robert A. Pollan                 38             Managing Director
Michael H. Forster               56             Senior Partner
Christopher H. Greendale         47             Senior Partner
Robert E. Keith, Jr. (2)         58             Chairman and Director
Julian A. Brodsky (2)            65             Director
E. Michael Forgash (1)           41             Director
Thomas P. Gerrity (1)            57             Director
Scott E. Gould                   34             Director

--------------------------

(1)  Member of the audit committee

(2)  Member of the compensation committee

(3) Mr. Nassau has agreed to join us as soon as reasonably possible. He is currently counsel to the law firm of Dechert Price & Rhoads.

     Walter W. Buckley, III, is a co-founder and has served as our President and Chief Executive Officer and as one of our directors since March, 1996. Prior to co-founding us, Mr. Buckley worked for Safeguard Scientifics, Inc. as Vice President of Acquisitions from 1991 to February, 1996. Mr. Buckley directed many of Safeguard Scientifics' investments and was responsible for developing and executing Safeguard Scientifics' multimedia and Internet investment strategies. Mr. Buckley serves as a director of VerticalNet, Inc., Sky Alland Marketing, Who? Vision Systems, Inc., Syncra Software, Inc., PrivaSeek, Inc., Breakaway Solutions, Inc. and e-Chemicals, Inc.

     Douglas A. Alexander has served as one of our Managing Directors since September, 1997. Prior to joining us, Mr. Alexander co-founded Reality Online, Inc. in 1986 and sold it to Reuters Group in 1994. Mr. Alexander continued to serve as President and Chief Executive Officer of Reality Online after its acquisition by Reuters Group until September, 1997 while concurrently acting as a key contributor to Reuter's global Internet initiatives. Mr. Alexander is Chairman of the board of VerticalNet, Inc. and serves as a director of Blackboard, Inc., ComputerJobs.com, Inc., Deja.com, Inc., The LinkShare Corporation and SageMaker, Inc.

     Richard G. Bunker has served as one of our Managing Directors and has been our Chief Technology Officer since April, 1999. Prior to joining us, Mr. Bunker was President and Chief Executive Officer of Reality Online, a Reuters company, from September, 1997 to April, 1999. Before becoming President and Chief Executive Officer, Mr. Bunker served in various senior management positions at Reality Online. While President and Chief Executive Officer of Reality Online, Mr. Bunker built the company into a leading builder and host online securities trading company. He also served as Senior Vice President and Chief Information Officer of SEI Investments from January, 1994 to March, 1996, and Vice President of the investment management and trading technology group at State Street Global Advisors from October, 1992 to January, 1994.

     Kenneth A. Fox is a co-founder and has served as one of our Managing Directors since our inception in March, 1996. Mr. Fox has also served as one of our directors since February, 1999. Prior to co-founding us, Mr. Fox served as Director of West Coast Operations for Safeguard Scientifics, Inc. and Technology Leaders II, L.P., a venture capital partnership, from 1994 to 1996. In this capacity, Mr. Fox led the development of and managed the West coast operations for these companies. Mr. Fox serves as a director of BidCom, ClearCommerce Corporation, CommerX, Inc., Context Integration, Inc., Deja.com,
Inc., Entegrity Solutions Corporation, ONVIA.com, Inc., RapidAutoNet, SMART Technologies, Inc. and Vivant! Corporation.

     David D. Gathman has served as our Chief Financial Officer, Secretary and Treasurer since January, 1999. Prior to joining us, Mr. Gathman was Chief Financial Officer and Executive Vice President, Finance and Administration of Integrated Systems Consulting Group, Inc. from January, 1997 through its merger with First Consulting Group, Inc. in December, 1998. He also served as Chief Operating Officer, Vice President, Secretary and Assistant Treasurer of Integrated Systems Consulting Group, Inc. from April, 1994 to December, 1998 and as a director of the company. Mr. Gathman brings to us over 30 years of finance-related experience, the last 16 of which were focused in the information technology industry.

     Victor Hwang has served as one of our Managing Directors since March, 1999. Prior to joining us, Mr. Hwang served from January, 1999 to March, 1999 as a General Partner of Softbank Holdings, responsible for developing an investment fund targeting late-stage private Internet companies. From August, 1995 to January, 1999, Mr. Hwang also served as an investment banker at Goldman, Sachs & Co., where he was involved in numerous financing and merger transactions for a broad range of Internet, software, semiconductor, communications and hardware companies. While at Goldman Sachs & Co., Mr. Hwang's clients included e-Bay, GeoCities and Yahoo!. Mr. Hwang obtained a Masters of Business Administration from the Graduate Business School of Stanford University where he was in attendance from September, 1993 to June, 1995.

     Henry N. Nassau has agreed to join us as one of our Managing Directors and as our General Counsel as soon as reasonably possible. Mr. Nassau is currently counsel to the law firm of Dechert Price & Rhoads where he was a Partner from September, 1987 to May, 1999 and was Chair of the Business Department from January, 1998 to May, 1999. At Dechert Price & Rhoads, Mr. Nassau engaged in the practice of corporate law, concentrating on mergers and acquisitions.

     John N. Nickolas has served as one of our Managing Directors and has been our Assistant Treasurer since January, 1999. Prior to joining us, Mr. Nickolas served from October, 1994 to December, 1998 in various finance and accounting positions for Safeguard Scientifics, Inc., most recently serving as Corporate Controller from December, 1997 to December, 1998. Mr. Nickolas brings to us extensive financial experience including corporate finance, financial reporting, accounting and treasury operations. Before joining Safeguard Scientifics, Inc., Mr. Nickolas was Audit Manager and held various other positions at KPMG LLP from July, 1990 to October, 1994.

     Robert A. Pollan has served as one of our Managing Directors since June, 1998. Prior to joining us, Mr. Pollan served as a Chief Technology Officer and Vice President of Business Development at General Electric Capital Corporation from August, 1995 to June, 1998. During his tenure at General Electric Capital Corporation, Mr. Pollan co-founded and served as President of two supply chain ventures focused on remote telemetry and third-party logistics, returnable packaging leasing and logistics. He led several acquisitions in Europe, Asia and the United States. Mr. Pollan was co-founder and, from September, 1991 to July, 1995, Managing Director of OFR, Ltd., an advisory firm focused on the organizational and financial restructuring of industrial enterprises in Central Europe. While in Central Europe, Mr. Pollan founded the first Polish industrial group and advised the World Bank and a number of Eastern European governments. Mr. Pollan serves as a director of CommerX, Inc., Internet Commerce Systems, Inc. and Universal Access, Inc.

     Michael H. Forster has served as one of our Senior Partners since June, 1998. Before joining us, Mr. Forster served as Senior Vice President of Worldwide Field Operations for Sybase, Inc. from April, 1996 to March, 1999. Prior to this position with the company, Mr. Forster was Sybase's Senior Vice President and President of the company's Information Connection Division from April, 1994 to March, 1996. Mr. Forster has over 30 years of sales, marketing and general management experience in the information technology industry. Mr. Forster serves as a director of Tangram Enterprise Solutions, MessageQuest, Inc. SageMaker, Inc. and Syncra Software, Inc.

     Christopher H. Greendale has served as one of our Senior Partners since January, 1999. Prior to joining us, Mr. Greendale served as an independent management consultant from January, 1998 to December, 1998. Prior to becoming a consultant, Mr. Greendale served as Executive Vice President of Cambridge Technology Partners, a company he co-founded in 1991. Cambridge Technology Partners is a systems integrator that initiated fixed price, fixed time, rapid systems development. Mr. Greendale has extensive experience in sales and marketing, and general management in the information technology industry.

     Robert E. Keith, Jr. has served as the Chairman of our Board of Directors since our inception in March, 1996. Mr. Keith is also Managing General Partner of Technology Leaders II, L.P. and has had principal operating responsibility for Technology Leaders II, L.P. since 1988. Mr. Keith also serves as a director of American Education Centers, Inc., Cambridge Technology Partners (Massachusetts), Inc., Diablo Research Corporation, LLC, Interactive Media Systems, Inc., Masterpack International, Inc., MultiGen-Paradigm, Inc., National Media Corporation, Naviant Technology Solutions, Inc., Sansource, Inc., US Interactive, Inc., and Whisper Communications, Inc. and is Vice Chairman of the Board of Safeguard Scientifics, Inc.

     Julian A. Brodsky has served as one of our directors since May, 1996. Mr. Brodsky is a founder of Comcast Corporation, a developer of broadband cable networks, cellular and personal communications systems and has served as a director of Comcast since 1969 and Vice Chairman since 1988. He serves as Vice President and a director of Sural. Mr. Brodsky serves as a director of Comcast Cable Communications, Inc., Comcast Cellular Corporation, Comcast UK, Cable Partners Limited, the RBB Fund, Inc. and Chairman of Comcast Interactive Capital Group, Inc.

     E. Michael Forgash has served as one of our directors since May, 1998. Mr. Forgash has been Vice President, Operations of Safeguard Scientifics, Inc. since January, 1998. Prior to joining Safeguard Scientifics, Mr. Forgash was President and Chief Executive Officer of Creative Multimedia from August, 1996 to October, 1997. Prior to that, Mr. Forgash was President at Continental HealthCare Systems from November, 1994 to July, 1996. Mr. Forgash also serves as a director of US Interactive, Inc., 4anything.com, Inc., eMerge Vision, Who? Vision Systems, Inc. and Integrated Visions, Inc.

     Dr. Thomas P. Gerrity has served as one of our directors since December, 1998. Dr. Gerrity has also served as Dean of The Wharton School of the University of Pennsylvania since July, 1990. Dr. Gerrity is also a member of the board of directors of Fiserv, Inc., Fannie Mae, CVS Corporation, Sunoco, Inc., Reliance Group Holdings, Inc., Knight-Ridder, Inc. and Ikon Office Solutions, Inc. and a trustee of MAS Funds.

     Scott E. Gould has served as one of our directors since December, 1998. Mr. Gould is Vice President of General Electric Equity Capital Group, Inc., a wholly-owned subsidiary of General Electric Corporation, in charge of Supply Chain Technology, Logistics and Transportation Investing since August, 1997. Prior to joining General Electric Equity Capital Group, Mr. Gould was Director of Strategic Planning & Information from January, 1996 to August, 1997 and Director of Finance from February, 1994 to January, 1996 for DSC Logistics, a logistics outsourcer and software company. Mr. Gould also works with the boards of McHugh Software International and IFCO Returnable Packaging Systems.

Advisory Board

     Our Advisory Board members provide our Partner Companies with strategic guidance in general management, sales and marketing, and information technology management. Our Advisory Board members and their backgrounds are:

     General Management Guidance

     Jeff Ballowe has served on our Advisory Board since February, 1998. Mr. Ballowe served as President, Interactive Media and Development Group, of Ziff-Davis, Inc.'s Internet publications until the end of 1997. Mr. Ballowe was instrumental in transforming Ziff-Davis from a national magazine publisher to an international integrated media company. Prior to joining Ziff-Davis, Mr. Ballowe worked as a marketing executive at various technology and marketing services companies. Mr. Ballowe serves as Chairman of the Board of Directors of Deja.com, Inc. and as director of drkoop.com, Inc., Xoom.com, Inc., Ziff-Davis TV Inc. and VerticalNet, Inc.

     Alex W. "Pete" Hart has served on our Advisory Board since March, 1998. Mr. Hart is a consultant in consumer financial services specializing in emerging payment and distribution systems. Mr. Hart has served in numerous positions, including Chief Executive Officer, of Advanta Corporation from March, 1994 to October, 1997. Prior to joining Advanta Corporation, Mr. Hart served as President and Chief Executive Officer of MasterCard International. Mr. Hart serves as a director of Sanchez Computer Associates, Who? Vision Systems, 4anything.com, HNC Software, Integrated Vision and Destiny Systems and on the advisory board of ONVIA.com and Qpass.

     Ron Hovsepian has served on our Advisory Board since October, 1998. Mr. Hovsepian is the Vice President, Business Development, Distribution Industry, for IBM Corporation. Prior to this position, Mr. Hovsepian was General Manager of IBM's Global Retail and Distribution Industry Solution Organization, and had global responsibility for IBM's retail store system and the consumer driven supply chain solution units. Mr. Hovsepian joined IBM as a Marketing Representative in 1983.

     Martha Rogers, Ph.D., has served on our Advisory Board since 1996. Dr. Rogers is a Professor at the Duke University Fuqua School of Business. Dr. Rogers has served as Founding Partner of Marketing 1 to 1/Peppers and Rogers Group since 1994. Marketing 1 to 1/Peppers and Rogers Group is a management consulting firm that focuses on thought leadership and strategy in the growing fields of interactivity, marketing, technology, relationship management and business development. Dr. Rogers frequently appears on a variety of radio and television programs, including C-SPAN's "American Perspectives" covering business trends and features.

     Yossi Sheffi has served on our Advisory Board since July, 1998. Dr. Sheffi is a Professor at Massachusetts Institute of Technology where he serves as Director of the Center for Transportation Studies. His teaching and research areas include logistics, optimization, supply chain management and e-commerce. Dr. Sheffi is the author of a textbook and over fifty technical publications. In 1997, Dr. Sheffi co-founded Syncra Software, Inc. and in 1998, he co-founded e-Chemicals, Inc. Dr. Sheffi is Chairman of the Boards of Directors of Syncra Software, Inc. and e-Chemicals, Inc.

     Sales and Marketing Guidance

     Rowland Hanson has served on our Advisory Board September, 1996. Mr. Hanson is founder and President of C. Rowland Hanson & Associates which provides strategic planning, marketing and communications to a variety of software companies. Mr. Hanson has also been involved in the founding, development and sale or merger of several software companies. Prior to founding C. Rowland Hanson & Associates, Mr. Hanson served as Vice President of Corporate Communications at Microsoft Corporation, where he is credited with developing and executing the company's original branding strategy. Mr. Hanson serves as a director of Webforia and Sequel Technology.

     Tom Kippola has served on our Advisory Board since February, 1997. Mr. Kippola is the Managing Partner of The Chasm Group, which provides market strategy consulting and training and speaking services for start-up, growing and established information technology companies. Mr. Kippola is co-author of the Gorrilla Game: An Investor's Guide to Picking Winners in High Technology. Prior to his consulting career, Mr. Kippola was director of marketing for a service automation software vendor. Mr. Kippola has co-authored a book entitled The Gorilla Game:
An Investor's Guide to Picking Winners in High-Technology. Mr. Kippola serves as a director of Whisper Communications, Inc. and Thru-Put Technologies. In addition, Mr. Kippola is an advisory board member of Rubric, Smart Technologies, Inc., RTMS, Inc. and Voyager Capital.

     Geoffrey A. Moore has served on our Advisory Board since February, 1997. Mr. Moore is Chairman of the Board and founder of The Chasm Group, where he continues to provide market development and business strategy services to many leading high-technology companies. He is also a venture partner with Mohr Davidow Ventures where he provides market strategy advice to the high-tech portfolio companies. Prior to finding The Chasm Group, Mr. Moore was a principal and partner at Regis McKenna, Inc., a leading high-tech marketing strategy and communications company. Mr. Moore serves as a director of many companies, including Documentation Inc. and Objectivity, Inc.

     John A. Miller, Jr. has served on our Advisory Board since July, 1996. Mr. Miller has served as President and Chief Executive Officer of Miller Consulting Group since founding the company in 1996. Miller Consulting Group is a strategy-driven public relations firm that integrates market positioning with tactical public relations for emerging information technology companies. Prior to founding the Miller Consulting Group, Mr. Miller founded Miller Communications, which launched Compaq Computer Corporation, Lotus Corporation and more than 75 other emerging information technology firms throughout the 1980s.

     Don Peppers has served on our Advisory Board since August, 1996. Mr. Peppers is a partner at Marketing 1 to 1/Pepper and Rogers Group, a management consulting firm. Mr. Peppers is a co-author with Dr. Martha Rogers, of several books on customer relationship management and one-on-one marketing. Mr. Peppers serves as a director of DoubleClick, a network of Web advertising sites and ad serving services, and Modem Media-Poppe Tyson, an interactive marketing and advertising agency.

     Charles W. Stryker, Ph.D., has served on our Advisory Board since September, 1997. Dr. Stryker has served as President, Marketing Information Solutions for IntelliQuest, Inc. Dr. Stryker is a recognized leader in the information solutions industry with his record as founder of Trinet, Inc., MkIS User Forum, Information Technology Forum, and President of National Accounts Division of American Business Information.

     Sergio Zyman has served on our Advisory Board since February, 1999. Mr. Zyman is founder of The Z Group, a broad consulting and venture firm. Prior to his consulting career, Mr. Zyman served as Vice President and Chief Marketing Officer of the Coca-Cola Company. During Mr. Zyman's tenure with Coca-Cola, he had responsibility for the introduction of Cherry Coke, Diet Coke, Fruitopia and the new Coke initiative. Since leaving Coca-Cola, Mr. Zyman has also authored a book entitled The End of Marketing As We Know It. Mr. Zyman serves as a director of Gap, Inc., Netcentives, Inc. and VC Television Network Corp.

     Information Technology Management Guidance

     K.B. Chandrasekhar has served on our Advisory Board since April, 1999. Mr. Chandrasekhar is Chairman of the Board of Exodus Communications, a company he co-founded in 1994. Exodus Communications is a leading server hosting company for Internet sites. Since establishing its first Internet data center in 1996, Exodus Communications has expanded to nine cities with more than 1,000 employees and 1,000 customers. Prior to co-founding Exodus Communications, Mr. Chandrasekhar founded Fouress, Inc., a network software design and development firm.

     Esther Dyson has served on our Advisory Board since May, 1996. Ms. Dyson is Chief Executive Officer of EDventure Holdings, Inc. EDventure Holdings is a company focused on emerging information technology worldwide, and on the emerging computer markets of Central and Eastern Europe. EDventure publishes Release 1.0, a monthly newsletter and sponsors two annual technology forums. Ms. Dyson serves as a director of Scala Business Solutions N.V., Poland Online, New World Publishing, Global Business Network, Graphisoft, PRT Group, Inc., Accent, Medscape Inc. and Cygnus Solutions. Ms. Dyson also serves on the advisory board of Perot Systems Corporation.

     John McKinley has served on our Advisory Board since July, 1998. Mr. McKinley is Chief Technology Officer of Merrill Lynch. With Merrill Lynch, Mr. McKinley has responsibility for 8,200 information technology professionals and is responsible for driving e-commerce initiatives throughout the company. Prior to joining Merrill Lynch, Mr. McKinley served as Chief Technology and Information Officer for General Electric Capital Corporation. Mr. McKinley serves as a director of Proxicom Inc., a leading Internet-focused systems integration firm. Mr. McKinley also serves on the Executive Client Advisory Board of AT&T Corporation.

     William Powar has served on our Advisory Board since June, 1998. Mr. Powar is a principal of Venture Architects, a company he founded in January, 1997. Venture Architects is a consulting firm that provides strategic guidance and business development expertise to companies in the e-commerce industry. Prior to founding Venture Architects, Mr. Powar served 22 years with Visa USA and Visa International developing new markets and businesses. From 1994 through 1996, Mr. Powar directed Visa's venture investments and strategic alliances. Mr. Powar serves as a director of MobiNetix Systems, Inc.

     Pete Solvik has served on our Advisory Board since August, 1996. Mr. Solvik has served as Senior Vice President and Chief Information Officer of Cisco Systems, Inc. since January, 1999, as Vice President and CIO from 1995 to 1999, and as Director of Information Systems and CIO from 1995 to 1995. Under Mr. Solvik's leadership, Cisco Systems has been recognized as one of the most innovative and successful large corporations in the use of the Internet. Mr. Solvik serves as a director of Context Integration, Inc., SMART Technologies, Inc., Cohera Corp. and Asera Inc.

     We expect to change the composition of our Advisory Board from time to time to better match the evolving needs of our Partner Companies.

Classes of the Board

     Our board of directors are divided into three classes that serve staggered three-year terms as follows:


        CLASS                   EXPIRATION                   MEMBER
----------------------  ------------------------  ------------------------------
        Class I                    2000           Messrs. Gould and Brodsky
        Class II                   2001           Messrs. Fox, Keith and Forgash
        Class III                  2002           Messrs. Buckley and Gerrity

Board Committees

     The compensation committee reviews and makes recommendations to the Board regarding the compensation to be provided to our Chief Executive Officer and our directors. In addition, the compensation committee reviews compensation arrangements for our other executive officers. The compensation committee also administers our equity compensation plans. The current members of the compensation committee are Messrs. Buckley, Brodsky and Keith.

     The audit committee reviews and monitors our corporate financial reporting, external audits, internal control functions and compliance with laws and regulations that could have a significant effect on our financial condition or results of operations. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Messrs. Forgash and Gerrity.

Director Compensation and Other Arrangements

     We do not pay cash compensation to our directors, however they are reimbursed for the expenses they incur in attending meetings of the board or board committees. Non-employee directors are eligible to receive options to purchase common stock awarded under our 1999 Equity Compensation Plan. See "-- Stock Option Plans."

Compensation Committee Interlocks and Insider Participation

     Upon completion of this offering, our compensation committee will make all compensation decisions. Messrs. Buckley, Brodsky and Keith have served as the only members of the compensation committee since we formed the committee in October, 1998. Prior to that time, our full board made compensation decisions.

Messrs. Alexander and Buckley serve on the compensation committee of VerticalNet. As of April 30, 1999, our holdings in VerticalNet were valued at approximately $700 million. This could represent a significant portion of our market capitalization. None of our other executive officers, directors or compensation committee members currently serve, or in the past served, on the compensation committee of any other company the directors or executive officers of which served on our compensation committee.

Executive Compensation

     The following table provides certain summary information concerning the compensation earned by our chief executive officer and the other executive officers employed by us during the fiscal year ended December 31, 1998. Since January 1, 1999, we have employed five additional executive officers--Messrs. Bunker, Gathman, Hwang, Nassau and Nickolas--each of whom are expected to receive more than $100,000 in compensation in 1999.

                           Summary Compensation Table


                                                                                                                      Long-Term
                                                                                                                     Compensation
                                                                        Annual Compensation                             Awards
                                                 ---------------------------------------------------------------   -----------------

                                                                                                                         Shares
                                                                                                     Other             Underlying
Name and Principal Position                            Salary                 Bonus             Compensation(1)          Options
---------------------------                      -------------------   -------------------   -------------------   -----------------

Walter W. Buckley, III
President and Chief Executive Officer...........           $159,769              $ 96,000                    --

Douglas A. Alexander
Managing Director...............................           $225,000              $100,000                    --

Kenneth A. Fox
Managing Director...............................           $119,538              $ 75,000                    --

Robert A. Pollan
Managing Director...............................           $133,808              $ 50,000                    --

----------------------
(1) The value of certain perquisites and other personal benefits is not included in the amounts disclosed because it did not exceed for any officer in the table above the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such officer.

     The following tables set forth certain information concerning grants to purchase shares of our common stock of each of the officers named in the summary compensation table above during the year ended December 31, 1998.

             Option Grants During the Year Ended December 31, 1998

                                                                                             Potential Realizable Value at
                                      Number of    Percentage of                             Assumed Annual Rates of Stock
                                     Securities    Total Options                                Price Appreciation for
                                     Underlying     Granted to     Exercise                        Option Term (3)
                                      Options      Employees in    Price per    Expiration
Name                                  Granted (1)      1998        Share (2)       Date            5%            10%
-------------------------------------------------  -------------  -----------  ------------  -------------  --------------
Walter W. Buckley, III..........
Douglas A. Alexander............
Kenneth A. Fox..................
Robert A. Pollan................

---------------------------
(1) All options granted to employees are immediately exercisable and are either incentive stock options or nonqualified stock options and generally vest over five years at the rate of 20% of the shares subject to the option per year. Unvested shares are subject to a right of repurchase upon termination of employment. Options expire ten years from the date of grant.

(2) We granted options at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our board of directors.

(3) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates based upon an assumed initial public offering price
    of $                    per share. These assumptions are not intended to
    forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

     The following table sets forth certain information concerning option exercises by our Named Officers.

                   Year-End December 31, 1998 Option Values


                                                                  Number of Securities Underlying   Value of Unexercised In-The
                                                                   Unexercised Options at Fiscal      Money Options at Fiscal
                                     Shares                                  Year End                       Year-End (1)
                                   Acquired on        Value       --------------------------------------------------------------
Name                               Exercise (#)    Realized ($)    Exercisable(2) Unexercisable    Exercisable    Unexercisable
--------------------------------  --------------  --------------  -------------  ---------------  -------------  ---------------
Walter W. Buckley, III..........             --              --                                         --
Douglas A. Alexander............             --              --                                         --
Kenneth A. Fox..................             --              --                                         --
Robert A. Pollan................             --              --                                         --

(1) Based on an assumed initial public offering price of $               per
    share, less the exercise price, multiplied by the number of shares underlying the option.

(2) All the options listed below were exercised in May, 1999.

Employee Benefit Plans

     Membership Profit Interest Plan

     In 1996, the board of managers of Internet Capital Group, L.L.C. approved the Membership Profit Interests Plan, which we refer to as our restricted stock issuances after the Reorganization. Under the terms of the Membership Profit Interest Plan, certain employees, consultants and advisors who are designated by Messrs. Buckley and Fox received grants of units of membership interests in Internet Capital Group, L.L.C. These units of membership interest cannot be transferred until the rights of the holder in the units vest. Twenty percent of each of these holder's units of membership interest vest each year over a five year period beginning on the vesting date established by our board. If any holder's relationship with us is terminated, his or her units of membership interest that have not vested are forfeited to us.

     Following the Reorganization, all outstanding grants became grants under our new Membership Profit Interest Plan. As of December 31, 1998 a total of 6,783,625 shares of common stock have been issued under the Membership Profit Interest Plan, all of which were outstanding, leaving no shares available for grant at a later date. The board has the power, subject to the limitations contained in the Membership Profit Interest Plan, to prescribe the terms and conditions of any award granted under the Membership Profit Interest Plan, including the total number of shares awarded to each grantee and any applicable vesting schedule.

     Internet Capital Group 1999 Equity Compensation Plan

     Our 1998 Equity Compensation Plan and our Managers' Option Plan were approved by the board of managers of Internet Capital Group, L.L.C. on October 13, 1998. After the Reorganization, we converted the 1998 Equity Compensation Plan and the Managers' Option Plan into our 1999 Equity Compensation Plan, which combines the Equity Compensation Plan and the Managers' Option Plan into a single plan. The 1998 Equity Compensation Plan and Managers' Option Plan provided for the grant of non-qualified options for membership interests in Internet Capital Group, L.L.C., restricted stock, stock appreciation rights ("SARs"), and performance awards. Our 1999 Equity Compensation Plan provides that options outstanding under the 1998 Equity Compensation Plan and Managers' Option Plan will be considered options issued under the 1999 Plan.

     We have adopted the Internet Capital Group, Inc. 1999 Equity Compensation Plan, as amended and restated, effective as of February 2, 1999. The terms and provisions of the 1999 Plan are summarized below. This summary, however, does not purport to be a complete description of the 1999 Plan and is qualified in its entirety by the terms of the 1999 Plan.

     Purpose. The purpose of the 1999 Plan is to provide (i) designated employees of Internet Capital Group and its subsidiaries, (ii) certain advisors who perform services for Internet Capital Group or its subsidiaries and (iii) non-employee members of our board of directors with the opportunity to receive grants of incentive stock options, non-qualified options, share appreciation rights, restricted shares, performance shares, dividend equivalent rights and cash awards. We believe that the 1999 Plan will encourage the participants to contribute materially to our growth and will align the economic interests of the participants with those of our shareholders.

     General. Subject to adjustment as described below, the plan authorizes awards to participants of up to 21,000,000 shares of our common stock. No more than 3,000,000 shares in the aggregate may be granted to any individual in any calendar year. Such shares may be authorized but unissued shares of our common stock or may be shares that we have reacquired, including shares we purchase on the open market. If any options or stock appreciation rights granted under the plan expire or are terminated for any reason without being exercised, or restricted shares or performance shares are forfeited, the shares of common stock underlying that award will again be available for grant under the plan.

     Administration of the Plan. A committee appointed by our board of directors administers the 1999 Plan. The committee has the sole authority to designate participants, grant awards and determine the terms of all grants, subject to the terms of the 1999 Plan. As a result of our becoming a publicly-traded company, the compensation committee of the board of directors will become responsible for administering and interpreting the plan. Prior to that time, the board of directors has fulfilled those roles. The compensation committee will consist of two or more persons appointed by the board of directors from among its members, each of whom will be a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and an "outside director" as defined by
Section 162(m) of the Internal Revenue Code and related Treasury regulations. The committee has the full authority to interpret the 1999 Plan and to make rules, regulations, agreements and instruments for implementing the plan. The committee's determinations made under the 1999 Plan are to be conclusive and binding on all persons having any interest in the plan or any awards granted under the plan.

     Eligibility. Grants may be made to any employee of Internet Capital Group, Inc. or any of its subsidiaries and to any non-employee member of the board of directors. Key advisors who perform services for us or any of our subsidiaries are eligible if they render bona fide services, not as part of the offer or sale of securities in a capital-raising transaction. As of December 31, 1998, 6,697,000 options were outstanding under the plan.

     Options. Incentive stock options may be granted only to employees. The maximum number of shares that may be subject to incentive stock options over the life of the Plan is 3,000,000. Non-qualified stock options may be granted to employees, key advisors and non-employee directors. The exercise price of common stock underlying an option shall be determined by the compensation committee at the time the option is granted, and may be equal to, greater than, or less than the fair market value of such stock on the date the option is granted; provided that the exercise price of an incentive stock option shall be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted, and the exercise price of an incentive stock option granted to an employee who owns more than 10% of the common stock may not be less than 110% of such fair market value.

     Unless the applicable option agreement provides otherwise, a participant can exercise an option award at any time, before or after the option has fully vested, by paying the applicable exercise price in cash, or, with the approval of the compensation committee, by delivering shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to the exercise price of the grants, or by such other method as the compensation committee shall approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. In addition, the plan provides that we may make loans to participants or guarantee loans made by third parties to the participant for the purpose of assisting participants to exercise their options. The compensation committee has the authority to set the terms and conditions that will apply to any loan or guarantee.

     Options vest according to the terms and conditions determined by the compensation committee and specified in the grant instrument. In general, the options that have already been granted under the plan are subject to a five year vesting schedule with twenty percent of each grant vesting on each anniversary of the grant date. The compensation committee will determine the term of each option up to a maximum of ten years from the date of grant except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The compensation committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

     Non-Employee Director Option Grants. The 1999 Plan provides that each of our non-employee directors, other than (i) non-employee directors who at any time during their membership on our board of directors are employees of Safeguard Scientifics, Inc. or any of its subsidiaries or affiliates, (ii) non-employee directors who at any time during their membership on our board of directors are employees of TL Ventures, Inc. or any of its subsidiaries or affiliates or (iii) non-employee directors who are granted options under the general option provisions of the 1999 Plan, is entitled to receive an option to purchase 47,000 shares of our common stock, vesting in equal installments over four years, upon his initial election to our board of directors, and a service grant to purchase 20,000 shares every two years, vesting in equal installments over two years. The plan also allows our board of directors to grant an option to any of the eligible non-employee directors who were members of the board of directors immediately following the execution of the Reorganization to compensate any of those non-employee directors for the cancellation of outstanding options held immediately prior to the Reorganization. No non-employee director may be granted more than 107,000 shares of our common stock under the automatic and conversion grants described above. Such automatic and conversion grants will otherwise be generally subject to the terms provided for options under the 1999 Plan.

     Restricted Stock. The compensation committee shall determine the number of restricted shares granted to a participant, subject to the maximum plan limit described above. Grants of restricted shares will be conditioned on such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the compensation committee may determine in its sole discretion. The restrictions shall remain in force during a restriction period set by the compensation committee. If the grantee is no longer employed by us during the restriction period or if any other conditions are not met, the restricted shares grant will terminate as to all shares covered by the grant for which the restrictions are still applicable, and those shares must be immediately returned to us.

     Stock Appreciation Rights. The compensation committee may grant stock appreciation rights (SARs) to any participant, subject to the maximum plan limit described above. At any time, the compensation committee may grant an SAR award, either separately or in connection with any option; provided, that if an SAR is granted in connection with an incentive stock option, it must be granted at the same time that the underlying option is granted. The compensation committee will determine the base amount of the SAR at the time that it is granted and will establish any applicable vesting provisions, transfer restrictions or other restrictions as it may determine is appropriate in its sole discretion. When a participant exercises an SAR, he or she will receive the amount by which the value of the stock has appreciated since the SAR was granted, which may be payable to the participant in cash, shares, or a combination of cash and shares, as determined by the compensation committee.

     Performance Share Awards. The compensation committee may grant performance share awards to any employee or key advisor. A performance share award represents the right to receive an amount based on the value of our stock, but may be payable only if certain performance goals that are established by the compensation committee are met. If the compensation committee determines that the applicable performance goals have been met, a performance share award will be payable to the participant in cash, shares or a combination of cash and shares, as determined by the compensation committee.

     Dividend Equivalent Rights. The compensation committee may grant dividend equivalent rights to any participant. A dividend equivalent right is a right to receive payments in amounts equal to dividends declared on shares of our common stock with respect to the number of shares and payable on such dates as determined by the compensation committee. The compensation committee shall determine all other terms applicable to dividend equivalent rights.

     Cash Awards. The compensation committee may grant cash awards to employees under the 1999 Plan. Such awards shall be in such amounts and subject to such performance goals and other terms and conditions as the compensation committee determines.

     Amendment and Termination of the Plan. The compensation committee may amend or terminate the plan at any time. The plan will terminate on the tenth anniversary of its effective date, unless the compensation committee terminates it earlier or extends it with the approval of the shareholders.

     Adjustment Provisions. In the event that certain reorganizations of Internet Capital Group or similar transactions or events occur, the maximum number of shares of stock available for grant, the maximum number of shares that any participant in the 1999 Plan may be granted, the number of shares covered by outstanding grants, the kind of shares issued under the 1999 Plan and the price per share or the applicable market value of such grants shall be adjusted by the committee to reflect changes to our common stock as a result of such occurrence to prevent the dilution or enlargement of rights of any individual under the 1999 Plan.

     Change of Control and Reorganization. Upon a Change of Control, as defined in the 1999 Plan, the compensation committee may determine that (i) outstanding grants, whether in the form of options and stock appreciation rights shall immediately vest and become exercisable; and (ii) the restrictions and conditions on all outstanding restricted stock or performance share awards shall immediately lapse. In addition, the compensation committee may (i) require that grantees surrender their outstanding options and stock appreciation rights in exchange for payment by us, in cash or common stock, in an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee's unexercised options or stock appreciation rights exceeds the exercise price of those options, and/or (ii) after giving grantees an opportunity to exercise their outstanding options and stock appreciation rights, terminate any or all unexercised options and stock appreciation rights.

     Upon a Reorganization, as defined in the 1999 Plan, where we are not the surviving entity or where we survive only as a subsidiary of another entity, unless the compensation committee determines otherwise, all outstanding option or SAR grants shall be assumed by or replaced with comparable options or rights by the surviving corporation. In addition, the compensation committee may (i) require that grantees surrender their outstanding options in exchange for payment by us, in cash or common stock, at an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee's unexercised options exceeds the exercise price of those options, and/or (ii) after accelerating all vesting and giving grantees an opportunity to exercise their outstanding options or SARs, terminate any or all unexercised options and SARs.

     Federal Tax Consequences of Stock Options. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an option holder or a deduction to Internet Capital Group. To receive special tax treatment as an incentive stock option under the Internal Revenue Code as to shares acquired upon exercise of an incentive stock option, an option holder must neither dispose of such shares within two years after the incentive stock option is granted nor within one year after the exercise of the option. In addition, the option holder must be an employee of Internet Capital Group or one of its subsidiaries at all times between the date of grant and the date three months, or one year in the case of disability, before the exercise of the option. Special rules apply in the case of the death of the option holder. Incentive stock option treatment under the Internal Revenue Code generally allows the sale of our common stock received upon the exercise of an incentive stock option to result in any gain being treated as a capital gain to the option holder, but we will not be entitled to a tax deduction. However, the exercise of an incentive stock option, if the holding period rules described above are satisfied, will give rise to income includable by the option holder in his or her alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

     If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. Such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise. We will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

     No income will be recognized by an option holder at the time a non-qualified stock option is granted. Generally, ordinary income will, however, be recognized by an option holder at the time a vested non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying common stock on the exercise date over the exercise price. We will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified stock option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a vested non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules apply.

     Unless the holder of an unvested non-qualified stock option makes an 83(b) election as described below, there generally will be no tax consequences as a result of the exercise of an unvested option until the stock received upon such exercise is no longer subject to a substantial risk of forfeiture or is transferable. Generally, when the shares have vested, the holder will recognize ordinary income, and we will be entitled to a deduction, equal to the difference between the fair market value of the stock at such time and the exercise price paid by the holder for the stock. Subsequently realized changes in the value of the stock generally would be treated as long-term or short-term capital gain or loss, depending on the length of time the shares were held prior to disposition of such shares. In general terms, if a holder were to make an 83(b) election under Section 83(b) of the Internal Revenue Code upon the exercise of the unvested option, the holder would recognize ordinary income on the date of the exercise of such option, and we would be entitled to a deduction, equal to (i) the fair market value of the stock received pursuant to such exercise as though the stock were (A) not subject to a substantial risk of forfeiture or (B) transferable, minus (ii) the exercise price paid for the stock. If an 83(b) election were made, there would generally be no tax consequences to the holder upon the vesting of the stock, and all subsequent appreciation in the stock would generally be eligible for capital gains treatment.

     Additional special tax rules may apply to those option holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act or 1934, as amended. The foregoing tax discussion is a general description of certain expected federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

     Section 162(m). Section 162(m) of the Internal Revenue Code may preclude us from claiming a federal income tax deduction if we pay total remuneration in excess of $1.0 million to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would generally include amounts received upon the exercise of stock options granted under the plan and the value of shares received when restricted shares become transferable or such other time when income is recognized. An exception does exist, however, for performance-based compensation which includes amounts received upon the exercise of stock options pursuant to a plan approved by shareholders that meets certain requirements. We intend to present the 1999 Plan to the shareholders for their approval before completing this offering. The 1999 Plan is intended to make grants of stock options and stock appreciation rights that meet the requirements of performance-based compensation. Other awards have been structured with the intent that such awards may qualify as such performance based compensation if so determined by the compensation committee.

     Internet Capital Group, Inc. Equity Compensation Loan Program

     In accordance with the 1998 Plan, the 1999 Plan and the applicable employee option agreements, and in consideration of certain restrictive covenants, we have offered to loan each employee who has been awarded a non-qualified stock option under the 1999 Plan an amount necessary to pay the exercise price of their outstanding options and an amount to pay some portion of the income tax that such employee will owe upon the exercise of such options. These loans will generally be available to those eligible employees who elect to exercise their options on or prior to May 5, 1999. The loans will be full recourse, will bear an interest rate of 5.22%, and will be for five-year terms. In addition, each eligible employee will pledge the number of shares acquired pursuant to the exercise of the applicable option as collateral for the loan. If an eligible employee sells any shares acquired pursuant to the option exercise, such eligible employee is obligated under the terms of the loan to use the proceeds of such sale to repay any outstanding balance of the loan. If the eligible employee's employment by the Company is terminated for any reason, such eligible employee must repay the full outstanding loan balance to the Company within 90 days of such termination. Also, if the Company determines that a grantee breaches any of the terms of the restrictive covenants noted above, such eligible employee must immediately repay any outstanding loan balance to the Company.

     Internet Capital Group, Inc. Long-Term Incentive Plan

     Our long-term incentive plan supports our growth strategy since the plan permits participants to share directly in the growth of our Partner Companies. Each year, we will allocate up to 12% of each acquisition made during the year for the benefit of the participants in the long-term incentive plan. The plan permits the compensation committee to award grants in the form of interests in limited partnerships established by us to hold the interests acquired by us in a given year, restricted stock in a Partner Company, or share units which entitle a participant to share in the appreciation of the value of the stock of a Partner Company above established threshold levels. We intend primarily to grant limited partnership interests to plan participants to more closely align the participants' interests with our interests.

     All grants are subject to vesting over a period of years and the attainment of specified threshold levels. Partnership interests are generally paid out in stock of a Partner Company after a fixed period of years. The compensation committee can accelerate vesting and payout upon the attainment of the threshold value. Restricted stock awards are subject to certain restrictions and are held in escrow until the attainment of the established threshold levels. Share units are payable in cash or in stock of a Partner Company after a fixed period of years, subject to acceleration by the compensation committee if the threshold levels are achieved.

     Internet Capital Group 401(k) Plan

     We sponsor the Internet Capital Group 401(k) Plan, a defined contribution plan that is intended to qualify under Section 401(a) of the Code. All employees who are at least 21 years old and have been employed by us for one month are eligible to participate in our 401(k) Plan. An eligible employee of the Company may begin to participate in our 401(k) Plan on the first day of the plan quarter after satisfying our 401(k) Plan's eligibility requirements. A participating employee may make pre-tax contributions of a percentage (not less than 1% and not more than 15%) of his or her eligible compensation, subject to the limitations under the federal tax laws. Employee contributions and the investment earnings thereon are fully vested at all times. We may make discretionary contributions to the 401(k) Plan but we have never done so.

                             CERTAIN TRANSACTIONS

     During 1998 and 1999, we leased our corporate offices in Wayne, Pennsylvania from Safeguard Scientifics, Inc. From January 31, 1998 to April 30, 1999, our monthly lease payments to Safeguard Scientifics, Inc. totaled approximately $40,000. Prior to this offering, Safeguard Scientifics, Inc., beneficially owned 25.8% of our common stock. We believe that our lease in Wayne with Safeguard Scientifics, Inc. is on terms no less favorable to us than those that would be available to us in an arm's-length transaction with a third party.

     In the second half of 1999, we intend to lease new corporate office space in Wayne, Pennsylvania from Safeguard Scientifics, Inc. We expect that our new lease with Safeguard Scientifics, Inc. will be on terms no less favorable to us than those terms that would be available to us in an arm's-length transaction with a third party.

     During 1998 and 1999, we paid Safeguard Scientifics for telephone and accounting services, health and general insurance coverage, and other services. From January 31, 1998 to April 30, 1999, our payments to Safeguard Scientifics totaled approximately $158,000 for these services. We believe that the services provided to us are on terms no less favorable to us than those that would be available to us in an arm's-length transaction with a third party.

     In March, 1999 we leased office space in Boston, Massachusetts from Safeguard Scientifics, Inc. We pay Safeguard Scientifics, Inc. $4,636 each month under the lease. We believe that our lease in Boston with Safeguard Scientifics, Inc. is on terms no less favorable to us than those that would be available to us in an arm's-length transaction with a third party.

     After 180 days from the date of this prospectus, each of Comcast ICG, Inc., CPQ Holdings, Inc., Internet Assets, Inc., Safeguard 98 Capital L.P., Safeguard Scientifics (Delaware), Inc., R.A.F. Ventures VII L.P., Technology Leaders II L.P. and Technology Leaders II Offshore C.V. will have the right to demand on no more than two occasions that we register the shares of our common stock held by them prior to this offering and all shares of our common stock held by them after exercise of any warrants issued to these shareholders prior to this offering. Prior to this offering, these shareholders, together, are the holders
of 48,725,000 shares of our common stock and            warrants to purchase
shares of our common stock.

     In January, 1998 we loaned Douglas A. Alexander, one of our Managing Directors, $117,669. Mr. Alexander used the proceeds from the loan to purchase a portion of our interest in VerticalNet at our cost. Mr. Alexander agreed to pay the principal amount of the loan with interest at an annual rate equal to the prime rate plus 1% within 30 days of the date we request payment. On January 5, 1999, Mr. Alexander paid us $128,820, representing the outstanding principal amount of the loan plus accrued interest.

     In April, 1999, in connection with our obtaining a bank credit facility, Safeguard Scientifics, Inc. delivered a letter to the agent for the banks stating that it intends to take any action that may in the future be necessary to promptly cure certain defaults that could occur under our bank credit facility.

     In May, 1999 we issued $90 million of three-year convertible notes to our largest shareholders, directors, executive officers, certain members of the immediate families of our executive officers and others in a round of financing led by Comcast ICG. The notes bear interest at an annual rate of 4.99% during the first year and at the prime rate for the remaining two years. The notes mature on May 10, 2002. If this offering occurs prior to May, 2000, the notes will automatically convert into shares of our common stock at our initial public offering price and all accrued interest will be waived. We issued warrants to the holders of these notes to purchase shares of our common stock. The warrant holders will be entitled to purchase, at the initial public offering price, the number of shares of our common stock determined by dividing $18 million by the initial public offering price. The warrants expire in May, 2002.

     The following table sets forth the names of the holders of certain convertible notes and warrants, their relationship to us and the amounts of each of their convertible notes.

                                                        Relationship to                 Amount of
              Name of Holder                        Internet Capital Group           Convertible Note
------------------------------------------   ------------------------------------   ------------------
Ann B. Alexander..........................     family member of executive officer          $    63,000
Bradley Alexander.........................     family member of executive officer              155,000
Douglas E. Alexander......................     family member of executive officer              160,000
Susan R. Buckley..........................     family member of executive officer               50,000
Walter W. Buckley, Jr.....................     family member of executive officer              200,000
Walter W. Buckley, III....................     executive officer and director                  577,000
Comcast ICG, Inc..........................     principal shareholder                        15,000,000
E. Michael Forgash........................     director                                        100,000
Kenneth A. Fox............................     executive officer and director                1,000,000
David D. Gathman..........................     executive officer                                25,000
Thomas P. Gerrity.........................     director                                         77,000
Internet Assets, Inc......................     principal shareholder                         1,525,000
Robert E. Keith, Jr.......................     director                                         46,000
Robert A. Pollan..........................     executive officer                                31,000
R.A.F. Ventures VII, L.P..................     principal shareholder                           915,000

     In May, 1999, some of our officers and directors exercised options to purchase our common stock. Instead of paying us cash, the officers and directors delivered promissory notes to us in the aggregate amount of $18,105,000. The promissory notes bear interest at the rate of 5.22% and mature on May 5, 2004. The following table sets forth the names of the holders of the promissory notes, their relationship to us and the amounts owed to us by each of these holders.


                                      Relationship to              Amount of
       Name of holder             Internet Capital Group        Promissory Note
----------------------------  ------------------------------  ------------------
Walter W. Buckley, III......  executive officer and                $2,600,000
                               director
Douglas A. Alexander........  executive officer                     2,500,000
Richard G. Bunker...........  executive officer                     1,350,000
Kenneth A. Fox..............  executive officer and                 2,500,000
                               director
David D. Gathman............  executive officer                     1,300,000
Victor Hwang................  executive officer                     4,005,000
John N. Nickolas............  executive officer                       800,000
Robert A. Pollan............  executive officer                     2,650,000
Thomas P. Gerrity....,......  director                                400,000

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock as of April 30, 1999, and as adjusted to reflect the sale of shares offered hereby, and by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each of our directors and our executive officers named in the summary compensation table and (iii) all of our executive officers and directors as a group.


5% Beneficial Owners, Directors,                                 Number of Shares             Percent of Shares Outstanding (3)
                                                                                         -------------------------------------------

Nominees for Director, Named Officers                        Beneficially Owned (1)(2)    Before the Offering    After the Offering
----------------------------------------------------------  ---------------------------  ---------------------  --------------------

Comcast ICG, Inc. (4)....................................                   10,623,500
   c/o Comcast Corporation
   1500 Market Street
   Philadelphia, Pennsylvania 19102
CPQ Holdings, Inc. (5)...................................                    5,000,000
   c/o Compaq Computer Corporation
   20555 SH 249
   Building 11
   Houston, Texas 77070
Internet Assets, Inc. (6)................................                    5,000,000
   Sahab Tower
   Fahad Alsalim Street, 10th Floor
   P.O. Box 3216
   Safat, 13033, Kuwait
Safeguard 98 Capital L.P. (7)............................                   21,125,000
   103 Springer Building
   3400 Silverside Road
   Wilmington, Delaware 19810
Safeguard Scientifics (Delaware), Inc. (8)...............                   21,125,000
   103 Springer Building
   3400 Silverside Road
   Wilmington, Delaware 19810
R.A.F. Ventures VII, L.P. (9)............................                    6,536,550
   One Pitcairn Place, Suite 2100
   165 Township Line Road
   Jenkintown, Pennsylvania 19046-3953
Douglas Alexander (10)...................................
Julian A. Brodsky (11)...................................
Walter W. Buckley, III (12)..............................
E. Michael Forgash (13)..................................
Kenneth A. Fox (14)......................................
Dr. Thomas P. Gerrity (15)...............................
Scott E. Gould...........................................
Robert E. Keith, Jr. (16)................................
Robert Pollan (17).......................................
All executive officers and directors as a group (14
   persons) (10) (11) (12) (13) (14) (15) (16) (17)......

------------------------------
* Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise noted, we believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them. All figures include shares of Common Stock issuable upon the exercise of options or warrants exercisable within 60 days of April 30, 1999.

(2) Includes $       of convertible notes which automatically convert to shares of common stock issued at the initial public offering price. See "Certain Transactions" for a description of the convertible notes.

(3) Options or warrants that are exercisable for common stock and other ownership rights in common stock that vest within 60 days of April 30, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4) Includes                shares of common stock issuable upon the exercise of
    warrants and            shares of common stock issuable upon the exercise of
    options exercisable within 60 days of April 30, 1999. Excludes options to
    purchase           shares of common stock which are not currently
    exercisable.

(5) Includes              shares of common stock issuable upon the exercise of
    warrants exercisable within 60 days of April 30, 1999.

(6) Includes             shares of common stock issuable upon the exercise of
    warrants exercisable within 60 days of April 30, 1999.

(7) Includes 13,000,000 shares held by Safeguard Scientifics (Delaware) Inc. as to which Safeguard 98 Capital L.P. disclaims beneficial ownership. Assumes all the shares offered in the directed share subscription program will be purchased by the shareholders of Safeguard Scientifics, Inc. and not Safeguard Scientifics, Inc. See "The Directed Share Subscription Program."

(8) Includes 8,125,000 shares held by Safeguard 98 Capital L.P. as to which Safeguard Scientifics (Delaware) disclaims beneficial ownership. Also includes 858,000 shares of common stock issued to employees of Safeguard Scientifics, Inc. for which Safeguard Scientifics (Delaware), Inc. has sole voting and investment power. Assumes all the shares offered in the directed share subscription program will be purchased by the shareholders of Safeguard Scientifics, Inc. and not Safeguard Scientifics, Inc. See "The Directed Share Subscription Program."

(9) Includes           shares held by Kenneth A. Fox, son of Robert A. Fox and
    Esther G. Fox, and brother of Debra E., Nancy J. and Amy A. Fox, who together own 94% of R.A.F. Ventures VII, L.P. as Limited Partners. R.A.F. Ventures VII, L.P. disclaims beneficial ownership of shares held by Kenneth
    A. Fox and Kenneth A. Fox disclaims beneficial ownership of shares held by
    R.A.F. Ventures VII, L.P. Also includes               shares of common stock
    issuable upon the exercise of warrants exercisable within 60 days of April 30, 1999.

(10) Includes               shares of common stock issuable upon the exercise of
     warrants exercisable within 60 days of April 30, 1999. Also includes shares of restricted common stock which have not vested pursuant to the Membership Profit Interest Plan. See "Employee Benefit Plans" for a description of the Membership Profit Interest Plan.

(11) Julian A. Brodsky is a Director and Vice-Chairman of Comcast Corporation. Mr. Brodsky disclaims beneficial ownership of shares held by Comcast ICG, Inc., a subsidiary of Comcast Corporation.

(12) Includes                 shares of common stock issuable upon the exercise
     of warrants exercisable within 60 days of April 30, 1999. Also includes shares of restricted common stock which have not vested pursuant to the Membership Profit Interest Plan.

(13) Includes             shares of common stock issuable upon the exercise of
     warrants exercisable within 60 days of April 30, 1999. Mr. Forgash is Vice President-Operations of Safeguard Scientifics, Inc. and disclaims beneficial ownership of shares owned by Safeguard Scientifics (Delaware), Inc. and Safeguard 98 Capital L.P.

(14) Includes                  shares of common stock issuable upon the exercise
     of warrants exercisable within 60 days of April 30, 1999. Also includes shares of restricted common stock which have not yet vested pursuant to the Membership Profit Interest Plan.

(15) Includes           shares of common stock issuable upon the exercise of
     warrants exercisable within 60 days of April 30, 1999.

(16) Includes            shares of common stock issuable upon the exercise of
     warrants exercisable within 60 days of April 30, 1999.

(17) Includes               shares of common stock issuable upon the exercise of
     warrants exercisable within 60 days of April 30, 1999.

                         DESCRIPTION OF CAPITAL STOCK

General

     Our authorized capital stock consists of 300,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock. Upon completion of this offering, we will have approximately
shares (                     shares if the underwriters' over-allotment option
is exercised in full) of common stock issued and outstanding.

     The following is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part.

Common Stock

     As of April 30, 1999, there were            shares of our common stock
outstanding. As of April 30, 1999, 838,500 shares of our common stock were reserved for issuance pursuant to our 1998 Equity Compensation Plan Option Plan, Directors' Option Plan and Membership Participation Plan. In February 1999, our board of directors approved the Internet Capital Group 1999 Equity Compensation Plan under which 21,000,000 shares of our common stock are reserved for issuance. Upon completion of the offering, there will be shares of common stock outstanding.

     The holders of our common stock are entitled to dividends as our board of directors may declare from funds legally available therefor, subject to the preferential rights of the holders of our preferred stock, if any. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

     Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

Preferred Stock

     As of the closing of this offering, no shares of our preferred stock will be outstanding. Our certificate of incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having such number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further shareholder approval. The holders of our preferred stock may be entitled to preferences over common shareholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by our board of directors resolutions issuing such shares.

     The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of Internet Capital Group without further action by the shareholders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. At present, we have no plans to issue any shares of preferred stock.

Registration Rights

     Certain holders of our securities (the "Holders") possess certain registration rights with respect to our common stock. Certain Holders or their
transferees who are the holders of                shares of our common stock
after completion of this offering (the "Strategic Partners") are entitled to certain demand rights with respect to the registration of such shares under the Securities Act. The Strategic Partners have agreed to not demand registration of their common stock for 180 days after the date of this offering. After this 180-day period, if we propose to register any of our securities under the Securities Act, either for our own account or the account of other shareholders, the Holders are entitled to notice of such registration and, subject to certain conditions and limitations, are entitled to include such shares therein. In addition, at any time, any Strategic Partner may require us, on not more than two occasions, to file a Registration Statement under the Securities Act with respect to at least twenty-five percent (25%) of his, her or its Registrable Securities if the gross offering price would exceed $5.0 million. We are required to use our best efforts to effect such registration, subject to certain conditions and limitations. If a Holder requests that we file a registration statement on Form S-3, the Holders may register their common stock along with any such registration. The expenses incurred in connection with such registrations will be borne by us, except that we will pay expenses of only one registration on Form S-3 at a Holder's request per year.

Section 203 of the Delaware General Corporation Law; Certain Anti Takeover, Limited Liability and Indemnification Provisions

     Section 203 of the Delaware General Corporation Law

     The following is a description of certain provisions of the Delaware General Corporation Law, and our certificate of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, and our certificate of incorporation and bylaws.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales, and other transactions resulting in a financial benefit to the "interested stockholder." Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

     Certain provisions of our certificate of incorporation and bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to act in what the board of directors believes to be in the best interests of us and our shareholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of Internet Capital Group. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our shareholders.

     Classified Board of Directors

     Our certificate of incorporation provides for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms (other than directors which may be elected by holders of preferred stock). As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors. In addition, the classified board provision could delay shareholders who do not like the policies of our board of directors from electing a majority of our board of directors for two years.

     No Shareholder Action by Written Consent; Special Meetings

     Our certificate of incorporation provides that shareholder action can only be taken at an annual or special meeting of shareholders and prohibits shareholder action by written consent in lieu of a meeting. Our bylaws provide that special meetings of shareholders may be called only by our board of directors or our Chief Executive

Officer. Our shareholders are not permitted to call a special meeting of shareholders or to require that our board of directors call a special meeting.

     Advance Notice Requirements for Shareholder Proposals and Director Nominees

     Our bylaws establish an advance notice procedure for our shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders (the "Shareholder Notice Procedure"). The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, our board of directors or its Chairman, or by a shareholder who has given timely written notice to our Secretary or any Assistant Secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The Shareholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors or its Chairman or by a shareholder who has given timely written notice to our Secretary of such shareholder's intention to bring such business before such meeting. Under the Shareholder Notice Procedure, if a shareholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the shareholder must submit written notice to Internet Capital Group not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. In addition, under the Shareholder Notice Procedure, a shareholder's notice to Internet Capital Group proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting, in accordance with the Shareholder Notice Procedure, such business shall not be discussed or transacted.

     Number of Directors; Removal; Filling Vacancies

     Our certificate of incorporation and bylaws provide that our board of directors will consist of not less than 5 nor more than 9 directors (other than directors elected by holders of our preferred stock), the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws authorize our board of directors to elect additional directors under specified circumstances and fill any vacancies that occur in our board of directors by reason of death, resignation, removal, or otherwise. A director so elected by our board of directors to fill a vacancy or a newly created directorship holds office until the next election of the class for which such director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws also provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of the then outstanding stock of Internet Capital Group. The effect of these provisions is to preclude a shareholder from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by such removal with its own nominees.

     Indemnification

     We have included in our certificate of incorporation and bylaws provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

     Certificate of Incorporation

     The provisions of our certificate of incorporation that could have anti-takeover effects as described above are subject to amendment, alternation, repeal, or rescission either by (i) our board of directors without the assent or vote of our shareholders or (ii) the affirmative vote of the holder of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This requirement makes it more difficult for shareholders to make changes to the provisions in our certificate of incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our certificate of incorporation.

     Bylaws

     Our certificate of incorporation provides that our bylaws are subject to adoption, amendment, alteration, repeal, or rescission either by (i) our board of directors without the assent or vote of our shareholders or (ii) the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This provision makes it more difficult for shareholders to make changes in our bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our bylaws.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services. The Transfer Agent's address is 4 Station Square, Pittsburgh, Pennsylvania, and its telephone number is (412)236-8157.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, there will be                     shares
of our common stock outstanding (assuming conversion of all of our outstanding convertible notes, no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants). Of these shares, the shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by an existing "affiliate" of Internet Capital Group, as that term is defined by the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act.

     Upon completion of this offering,                        "restricted
shares" as defined in Rule 144 will be outstanding. None of these shares will be eligible for sale in the public market as of the effective date of this registration statement (the "Effective Date"). Beginning 180 days after the
Effective Date approximately                  additional shares will become
eligible for sale subject to compliance with Rule 144 upon the expiration of agreements not to sell such shares entered into between the underwriters and certain of our shareholders, including the officers and directors. Restrictions pursuant to such agreements not to sell may be waived by Merrill Lynch, Pierce, Fenner & Smith Incorporated. See "Underwriting."

     In general, under Rule 144 as currently in effect, beginning 90 days after the offering, a person (or persons whose shares are aggregated) who owns shares that were purchased from us (or any Affiliate) at least one year previously, including a person who may be deemed our Affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of our common stock (approximately shares immediately after the offering) or (ii) the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated) who is not deemed to have been our Affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us (or any Affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     We have agreed not to offer, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or any rights to acquire our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the representatives of the underwriters, subject to certain limited exceptions. See "Underwriting."

     The holders of                      shares of our common stock have agreed
not to demand registration of their common stock for 180 days after the date of this prospectus without the prior written consent of the underwriters.

     After such period, if such holders cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the common stock.

                                 UNDERWRITING

General

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), BancBoston Robertson Stephens, Inc., BT Alex. Brown Incorporated, NationsBanc Montgomery Securities LLC and Wit Capital Corporation are acting as representatives (the "Representatives") of each of the underwriters. Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement") among us and the underwriters, we have agreed to sell to each of the underwriters, and each of the underwriters, severally and not jointly, has agreed to purchase from us the number of shares of our common stock set forth opposite its name below.


                Underwriters                                  Number of Shares
                ------------                                  ----------------
Merrill Lynch, Pierce, Fenner & Smith Incorporated........
BancBoston Robertson Stephens, Inc........................
BT Alex. Brown Incorporated...............................
NationsBanc Montgomery Securities LLC.....................
Wit Capital Corporation...................................









                                                              ----------------


       Total..............................................
                                                              ================

     In the Purchase Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of our common stock being sold pursuant to the Purchase Agreement if any shares of our common stock are purchased. Under certain circumstances, under the terms of the Purchase Agreement, the commitments of the non-defaulting underwriters may be increased or the Purchase Agreement may be terminated. We have agreed to indemnify the underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

Commissions and Discounts

     The Representatives have advised us that they propose initially to offer the shares of our common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at
such price less a concession not in excess of $        per share of common
stock. The underwriters may allow, and such dealers may reallow, a discount not
in  excess of $          per share of common stock on sales to certain other
dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the per share and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                                                                        Without          With
                                                                         Per Share       Option         Option
                                                                       ------------   ------------   ------------
Public offering price..................................................      $              $              $
Underwriting discount..................................................      $              $              $
Proceeds, before expenses, to Internet Capital Group...................      $              $              $

     The expenses of the offering, exclusive of the underwriting discount, are
estimated at $         million and are payable by us.

Over-Allotment Option

     We have granted to the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of an additional shares of common stock at the initial public offering price set forth on the cover of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to such underwriter's initial amount reflected in the foregoing table.

Directed Shares

     At our request, the underwriters have reserved approximately shares of our common stock for sale at the initial public offering price to our employees, directors and certain other persons with relationships to Internet Capital Group. The number of shares of our common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Directed Share Subscription Program


     As part of this offering, we are offering          shares of our common
stock in a directed share subscription program to certain shareholders of Safeguard Scientifics, Inc., one of our principal and founding shareholders.
Only persons who owned at least        shares of Safeguard Scientifics, Inc.
common stock as of        , 1999 are eligible to participate in the program.
Such shareholders may subscribe for one share of our common stock for every ten shares of Safeguard Scientifics, Inc. common stock held by them, and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. Sales under the program will close on the same day as other sales under this offering. If any of the shares offered under the program are not purchased by the shareholders of Safeguard Scientifics, Inc., then Safeguard Scientifics, Inc. or one or more of its designees will purchase these shares. The purchase price under the program, whether paid by Safeguard Scientifics, Inc. or its shareholders, will be the same price per share as set forth on the cover page of this prospectus.

No Sales of Similar Securities

     We, our executive officers and directors, Safeguard Scientifics (Delaware), Inc., Safeguard 98 Capital, L.P., Comcast ICG, Inc., CPQ Holdings, Inc., Internet Assets, Inc., RAF Ventures VII, L.P., Technology Leaders II L.P. and Technology Leaders II Offshore C.V. have agreed, with certain exceptions, not to directly or indirectly:

     . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of our common stock for a period of 180 days after the date of this prospectus; or

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, without the prior written consent of

        Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

Quotation on the Nasdaq National Market

     Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations among us and the Representatives. Among the factors considered by us and the Representatives in determining the initial public offering price of our common stock, in addition to prevailing market conditions, are the trading multiples of publicly traded companies that the Representatives believe to be comparable to us, certain of our financial information, the history of, and the prospects for, our company and the industry in which we compete, and an assessment of our management, its past and present operations, the prospects for, and timing of, our future revenue, the present state of our development, the percentage interest of Internet Capital Group being sold as compared to the valuation for the entire company and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

     We have applied for a listing of our common stock on the Nasdaq National Market under the symbol "ICGE."

     The underwriters have advised us that they do not expect sales to accounts over which the underwriters exercise discretionary authority to exceed five percent of the total number of shares of our common stock offered by them.

Price Stabilization, Short Positions and Penalty Bids

     Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the underwriters create a short position in our common stock in connection with the offering, that is, if they sell more shares of common stock than are set forth on the cover page of this prospectus, the Representatives may reduce that short position by purchasing common stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Representatives may also impose a penalty bid on certain underwriters and selling group members. This means that if the Representatives purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

     In general purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Electronic Format

     Wit Capital is making a prospectus in electronic format available on its Internet Web site. All dealers purchasing shares from Wit Capital in the offering similarly have agreed to make a prospectus in electronic format available on Web sites maintained by each of the dealers. The information on these Web sites relating to the

Internet Capital Group offering is filed as an exhibit to the registration statement. Please see the exhibit for a more complete description of the information relating to the offering contained on those Web sites.

     Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-Manager(TM) or selected dealer in more than 70 public offerings. Except for its participation in this offering and as disclosed below, Wit Capital has no relationship with Internet Capital Group or any of its founders or significant shareholders.

     Robert Lessin, the Chairman, Chief Executive Officer and a significant shareholder of Wit Capital, owned 154,861 shares of VerticalNet's Series C Preferred Stock, which converted into 154,861 shares of VerticalNet's common stock prior to consummation of VerticalNet's initial public offering. Except for its participation as e-Manager(TM) in VerticalNet's initial public offering, or as otherwise disclosed in the underwriting section of VerticalNet's initial public offering prospectus, Wit Capital has no relationship with VerticalNet or any of its founders or significant shareholders. Walter W. Buckley, President, Chief Executive Officer and a director of Internet Capital Group, owns 50,000 shares of Wit Capital Corporation. Kenneth A. Fox, a Managing Director and director of Internet Capital Group, owns 50,000 shares of Wit Capital Corporation.

                                 LEGAL MATTERS

     The validity of our common stock offered hereby will be passed upon for us by Dechert Price & Rhoads, Philadelphia, Pennsylvania. An attorney associated
with Dechert Price & Rhoads beneficially owns (i)           shares of our common
stock, (ii) an aggregate principal amount of $504,000 convertible notes that will automatically convert into shares of our common stock at the initial public price, (iii) warrants exercisable at the initial public offering price per share to purchase an aggregate number of shares of our common stock equal to $100,800 divided by the initial public offering price. This attorney disclaims beneficial ownership as to $475,000 aggregate principal amount of the convertible notes and warrants exercisable at the initial public offering price per share to purchase an aggregate number of shares of our common stock equal to $95,000 divided by the initial public offering price.

     Certain legal and regulatory matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York. Members of and an attorney associated with Davis Polk & Wardwell beneficially own (i) an aggregate principal amount of $150,000 of convertible notes that will automatically convert into shares of our common stock at the initial public offering price and (ii) warrants exercisable at the initial public offering price per share to purchase an aggregate number of shares of our common stock equal to $30,000 divided by the initial public offering price.

                                    EXPERTS

     The consolidated financial statements of Internet Capital Group, Inc. as of December 31, 1997 and 1998 and for the period March 4, 1996 (inception) through December 31, 1996, and for each of the years in the two-year period ended December 31, 1997 and 1998 have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

     The financial statements of ComputerJobs.com, Inc. as of December 31, 1997 and 1998, and for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth on their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Syncra Software, Inc. as of December 31, 1998 and for the period from February 11, 1998 (inception) through December 31, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Internet Capital Group and our common stock offered hereby, reference is made to the Registration Statement and the exhibits filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Commission. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                PAGE
                                                                                ----
INTERNET CAPITAL GROUP, INC.

Report of Independent Auditors................................................   F-2
Consolidated Balance Sheets...................................................   F-3
Consolidated Statements of Operations.........................................   F-4
Consolidated Statements of Shareholders' Equity...............................   F-5
Consolidated Statements of Comprehensive Income (Loss)........................   F-5
Consolidated Statements of Cash Flows.........................................   F-6
Notes to Consolidated Financial Statements....................................   F-7

COMPUTERJOBS.COM, INC.

Report of Independent Auditors................................................  F-23
Balance Sheets................................................................  F-24
Statements of Income..........................................................  F-25
Statements of Changes in Stockholders' Equity (Deficit).......................  F-26
Statements of Cash Flows......................................................  F-27
Notes to Financial Statements.................................................  F-28

SYNCRA SOFTWARE, INC.

Report of Independent Accountants.............................................  F-34
Balance Sheet.................................................................  F-35
Statement of Operations.......................................................  F-36
Statement of Changes in Redeemable Preferred Stock and Stockholders' Deficit..  F-37
Statement of Cash Flows.......................................................  F-38
Notes to Financial Statements.................................................  F-39

                        Report of Independent Auditors


The Board of Directors and Shareholders
Internet Capital Group, Inc.:

We have audited the accompanying consolidated balance sheets of Internet Capital Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity, comprehensive income (loss) and cash flows for the period March 4, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of certain nonsubsidiary investee companies, which Internet Capital Group, Inc. originally acquired an interest in during 1998. The Company's ownership interests in and advances to these nonsubsidiary investee companies at December 31, 1998 was $8,392,155, and its equity in net (income) loss of these nonsubsidiary investee companies was $3,876,148 for the year ended December 31, 1998. The financial statements of these nonsubsidiary investee companies were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for these nonsubsidiary investee companies, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Internet Capital Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period March 4, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

KPMG LLP
Philadelphia, Pennsylvania
May 7, 1999

                         INTERNET CAPITAL GROUP, INC.

                          Consolidated Balance Sheets

                                                                                  DECEMBER 31,
                                                                    --------------------------------------
                                                                            1997                 1998
                                                                    -----------------    -----------------
Assets
--------------------------------------------------------------------
CURRENT ASSETS
 Cash and cash equivalents..........................................      $ 5,967,461          $26,840,904
 Accounts receivable, less allowances for doubtful accounts
   ($30,000-1997; $61,037-1998).....................................          721,381            1,842,137
 Prepaid expenses and other current assets..........................          148,313            1,119,062
                                                                    -----------------    -----------------
   Total current assets.............................................        6,837,155           29,802,103

 Fixed assets, net..................................................          544,443            1,151,268
 Ownership interests in and advances to Partner Companies...........       24,045,080           59,491,940
 Available-for-sale securities......................................               --            3,251,136
 Intangible assets, net.............................................           34,195            2,476,135
 Other..............................................................           20,143              613,393
                                                                    -----------------    -----------------
TOTAL ASSETS........................................................      $31,481,016          $96,785,975
                                                                    =================    =================

LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------
CURRENT LIABILITIES
 Current maturities of long-term debt...............................      $   150,856          $   288,016
 Line of credit.....................................................        2,500,000            2,000,000
 Accounts payable...................................................          696,619            1,348,293
 Accrued expenses...................................................          388,525            1,823,407
 Note payable to Partner Company....................................               --            1,713,364
 Deferred revenue...................................................          710,393            2,176,585
                                                                    -----------------    -----------------
   Total current liabilities........................................        4,446,393            9,349,665

 Long-term debt.....................................................          399,948              351,924

 Minority interest and other liabilities............................               --            6,360,008

 Commitments and contingencies (Note 14)

SHAREHOLDERS' EQUITY
 Preferred stock, $.001 par value; no shares authorized.............               --                   --
 Common stock, $.001 par value; authorized 130,000,000 shares;
   46,783,625 (1997) and 66,043,625 (1998) issued and
   outstanding......................................................           46,784               66,044
 Additional paid-in capital.........................................       36,144,814           74,935,262
 Retained earnings (accumulated deficit)............................       (8,642,113)           5,256,815
 Unamortized deferred compensation..................................         (914,810)          (1,266,814)
 Accumulated other comprehensive income.............................               --            1,733,071
                                                                    -----------------    -----------------
   Total shareholders' equity.......................................       26,634,675           80,724,378
                                                                    -----------------    -----------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..........................      $31,481,016          $96,785,975
                                                                    =================    =================

                See notes to consolidated financial statements.

                         INTERNET CAPITAL GROUP, INC.

                     Consolidated Statements of Operations


                                                              MARCH 4, 1996
                                                              (INCEPTION) TO             YEAR ENDED DECEMBER 31,
                                                               DECEMBER 31,     --------------------------------------
                                                                   1996                 1997                 1998
                                                           -----------------    -----------------    -----------------

REVENUE....................................................      $   285,140          $   791,822         $  3,134,769
                                                           -----------------    -----------------    -----------------
OPERATING EXPENSES
  Cost of revenue..........................................          427,470            1,767,017            4,642,528
  Sales and marketing......................................          268,417            2,300,365            7,894,662
  General and administrative...............................        1,652,481            3,442,241            7,619,169
  Minority interest........................................         (427,185)             106,411           (5,381,640)
  Equity (income) loss.....................................          514,540             (106,298)           7,937,861
                                                           -----------------    -----------------    -----------------
   Total operating expenses................................        2,435,723            7,509,736           22,712,580
                                                           -----------------    -----------------    -----------------
OPERATING LOSS.............................................       (2,150,583)          (6,717,914)         (19,577,811)
  Other income, net (Note 13)..............................               --                   --           32,552,151
  Interest income, net.....................................           88,098              138,286              924,588
                                                           -----------------    -----------------    -----------------
NET INCOME (LOSS)..........................................      $(2,062,485)         $(6,579,628)        $ 13,898,928
                                                           =================    =================    =================

PRO FORMA INFORMATION (UNAUDITED) (NOTE 2):

Pro forma net income
  Net income as reported...................................                                               $ 13,898,928
  Pro forma income tax provision...........................                                                 (5,142,603)
                                                                                                     -----------------
  Pro forma net income.....................................                                               $  8,756,325
                                                                                                     =================

Pro forma net income per share
  Basic....................................................                                                      $0.16
  Diluted..................................................                                                      $0.16

Pro forma shares used in computing net income per share
  Basic....................................................                                                 56,102,289
  Diluted..................................................                                                 56,149,289


                See notes to consolidated financial statements.

                         INTERNET CAPITAL GROUP, INC.

                Consolidated Statements of Shareholders' Equity

                                                                                        Retained
                                            Common Stock            Additional          Earnings          Unamortized
                                    -------------------------         Paid-In         (Accumulated         Deferred
                                        Shares        Amount          Capital           Deficit)         Compensation
                                    ------------------------------------------------------------------------------------
BALANCE AS OF MARCH 4, 1996                   --      $    --        $        --       $         --        $        --
Issuance of common stock, net.......  13,723,426       13,723         13,672,290                 --                 --
Issuance of common stock (Note 9)...   6,139,074        6,139          1,102,313                 --                 --
Issuance of restricted stock........   6,027,017        6,027          1,013,639                 --         (1,019,666)
Amortization of deferred
 compensation.......................          --           --                 --                 --            126,876

Net loss............................          --           --                 --         (2,062,485)                --
                                    ------------------------------------------------------------------------------------
BALANCE AS OF DECEMBER 31, 1996       25,889,517       25,889         15,788,242         (2,062,485)          (892,790)
Issuance of common stock............  20,137,500       20,138         20,117,367                 --                 --
Issuance of restricted stock........   1,773,053        1,773            416,562                 --           (418,335)
Forfeitures of restricted stock.....  (1,016,445)      (1,016)          (177,357)                --            178,373
Amortization of deferred
 compensation.......................          --           --                 --                 --            217,942

Net loss............................          --           --                 --         (6,579,628)                --
                                    ------------------------------------------------------------------------------------
BALANCE AS OF DECEMBER 31, 1997       46,783,625       46,784         36,144,814         (8,642,113)          (914,810)
Issuance of common stock, net.......  19,260,000       19,260         38,185,359                 --                 --
Issuance of stock options to
 non-employees......................          --           --            605,089                 --           (605,089)

Net unrealized appreciation in
 available-for-sale securities......          --           --                 --                 --                 --

Amortization of deferred
 compensation.......................          --           --                 --                 --            253,085

Net income..........................          --           --                 --         13,898,928                 --
                                    ------------------------------------------------------------------------------------
BALANCE AS OF DECEMBER 31, 1998       66,043,625      $66,044        $74,935,262        $ 5,256,815        $(1,266,814)
                                    ====================================================================================

                                        Accumulated
                                           Other
                                       Comprehensive
                                           Income            Total
                                    ---------------------------------
BALANCE AS OF MARCH 4, 1996                $  --             $  --
Issuance of common stock, net.......               --      13,686,013
Issuance of common stock (Note 9)...               --       1,108,452
Issuance of restricted stock........               --              --
Amortization of deferred
 compensation.......................               --         126,876

Net loss............................               --      (2,062,485)
                                    ---------------------------------
BALANCE AS OF DECEMBER 31, 1996                    --      12,858,856
Issuance of common stock............               --      20,137,505
Issuance of restricted stock........               --              --
Forfeitures of restricted stock.....               --              --
Amortization of deferred
 compensation.......................               --         217,942

Net loss............................               --      (6,579,628)
                                    ---------------------------------
BALANCE AS OF DECEMBER 31, 1997                    --      26,634,675
Issuance of common stock, net.......               --      38,204,619
Issuance of stock options to
 non-employees......................               --              --

Net unrealized appreciation in
 available-for-sale securities......        1,733,071       1,733,071

Amortization of deferred
 compensation.......................               --         253,085

Net income..........................               --      13,898,928
                                    ---------------------------------
BALANCE AS OF DECEMBER 31, 1998            $1,733,071     $80,724,378
                                    =================================

             Consolidated Statements of Comprehensive Income (Loss)

                                                                              MARCH 4, 1996
                                                                         (INCEPTION) TO DECEMBER
                                                                                   31,                  YEAR ENDED DECEMBER 31,
                                                                      ------------------------------------------------------------
                                                                                  1996                   1997             1998
                                                                      ------------------------------------------------------------
NET INCOME (LOSS).....................................................               $(2,062,485)     $(6,579,628)     $13,898,928
                                                                      ------------------------------------------------------------
OTHER COMPREHENSIVE INCOME
 Unrealized holding gains on available-for-sale
   securities.........................................................                        --               --        1,733,071
 Reclassification adjustments.........................................                        --               --               --
                                                                      ------------------------------------------------------------
 Net unrealized appreciation in available-for-sale
   securities.........................................................                        --               --        1,733,071
                                                                      ------------------------------------------------------------
COMPREHENSIVE INCOME (LOSS)...........................................               $(2,062,485)     $(6,579,628)     $15,631,999
                                                                      ============================================================


                See notes to consolidated financial statements.

                         INTERNET CAPITAL GROUP, INC.

                     Consolidated Statements of Cash Flows

                                                              MARCH 4, 1996
                                                              (INCEPTION) TO
                                                               DECEMBER 31,             YEAR ENDED DECEMBER 31,
                                                           -----------------    ------------------------------------
                                                                   1996                 1997               1998
                                                           -----------------    ------------------    --------------
OPERATING ACTIVITIES
 Net income (loss).........................................      $(2,062,485)        $ (6,579,628)      $ 13,898,928
 Adjustments to reconcile to net cash used in operating
   activities:
   Other income............................................               --                   --        (32,552,151)
   Depreciation and amortization...........................          481,796              446,289          1,135,269
   Equity (income) loss....................................          514,540             (106,298)         7,937,861
   Minority interest.......................................         (427,185)             106,411         (5,381,640)
 Changes in assets and liabilities, net of effect of
   acquisitions:
   Accounts receivable, net................................       (2,176,869)           1,574,374         (1,183,360)
   Prepaid expenses and other assets.......................          (69,558)            (142,384)        (1,346,515)
   Accounts payable........................................           43,727              565,672            620,127
   Deferred revenue........................................          147,100              493,960          1,249,624
   Accrued expenses........................................          145,977              204,645          1,415,265
                                                           -----------------    ------------------    --------------
        Net cash used in operating activities..............       (3,402,957)          (3,436,959)       (14,206,592)
INVESTING ACTIVITIES
 Capital expenditures......................................         (100,480)            (272,488)          (545,432)
 Proceeds from sales of available-for-sale securities......               --                   --         36,431,927
 Acquisitions of ownership interests in and
   advances to Partner Companies...........................       (6,994,129)         (16,315,874)       (47,624,193)
 Other acquisitions (Note 4)...............................               --                   --         (1,858,389)
                                                           -----------------    ------------------    --------------
        Net cash used in investing activities..............       (7,094,609)         (16,588,362)       (13,596,087)
FINANCING ACTIVITIES
 Issuance of common stock, net.............................       13,686,013           20,137,505         38,204,619
 Long-term debt and capital lease repayments...............          (30,191)             (57,979)          (321,857)
 Line of credit borrowings.................................        1,208,000            2,500,000          2,000,000
 Line of credit repayments.................................       (1,106,000)              (2,000)        (2,500,000)
 Treasury stock purchase by subsidiary.....................          (60,000)                  --                 --
 Issuance of stock by subsidiary...........................           15,000              200,000         11,293,360
                                                           -----------------    ------------------    --------------
        Net cash provided by financing activities..........       13,712,822           22,777,526         48,676,122
                                                           -----------------    ------------------    --------------
Net increase in cash and cash equivalents..................        3,215,256            2,752,205         20,873,443
Cash and cash equivalents at beginning of period...........               --            3,215,256          5,967,461
                                                           -----------------    ------------------    --------------
Cash and cash equivalents at end of period.................      $ 3,215,256         $  5,967,461       $ 26,840,904
                                                           =================    ==================    ==============


                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements


1.  SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF THE COMPANY

     Internet Capital Group, Inc. (the "Company") was formed on March 4, 1996. The Company is an Internet holding company primarily engaged in managing and operating a network of business-to-business, or B2B, e-commerce companies. The Company defines e-commerce as conducting or facilitating business transactions over the Internet. As of December 31, 1998, the Company owned interests in more than 20 companies engaged in e-commerce, which the Company calls its "Partner Companies". The Company's goal is to become the premier B2B e-commerce company. The Company's operating strategy is to integrate its Partner Companies into a collaborative network that leverages the collective knowledge and resources of the Company.

     BASIS OF PRESENTATION

     On February 2, 1999, the Company converted from a Limited Liability Corporation ("LLC") to a C Corporation. All shareholder transactions have been presented as if the conversion occurred on March 4, 1996 (inception).

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, Internet Capital Group Operations, Inc. (the "Operations Company") and its majority owned subsidiary, VerticalNet, Inc. ("VerticalNet"). The various interests that the Company acquires in its Partner Companies are accounted for under three broad methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on the Company's voting interest in a Partner Company.

     Consolidation. Partner Companies in which the Company directly or indirectly owns more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, a Partner Company's results of operations are reflected within the Company's Consolidated Statements of Operations. All significant intercompany accounts and transactions have been eliminated. Participation of other Partner Company shareholders in the earnings or losses of a consolidated Partner Company is reflected in the caption "Minority interest" in the Company's Consolidated Statements of Operations. Minority interest adjusts the Company's consolidated results of operations to reflect only the Company's share of the earnings or losses of the consolidated Partner Company.

     Equity Method. Partner Companies whose results are not consolidated, but over whom the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to a Partner Company depends on an evaluation of several factors including, among others, representation on the Partner Company's Board of Directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the Partner Company, including voting rights associated with the Company's holdings in common, preferred and other convertible instruments in the Partner Company. Under the equity method of accounting, a Partner Company's results of operations are not reflected within the Company's Consolidated Statements of Operations; however, the Company's share of the earnings or losses of the Partner Company is reflected in the caption "Equity (income) loss" in the Consolidated Statements of Operations.

     The amount by which the Company's carrying value exceeds its share of the underlying net assets of Partner Companies accounted for under the consolidation or equity method of accounting is amortized on a straight-line basis over three years which adjusts the Company's share of the Partner Company's earnings or losses.

     Cost Method. Partner Companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, the Company's share of the earnings or losses of such companies is not included in the Consolidated Statements of Operations.

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

     The Company continually evaluates the carrying value of its ownership interests in each of its Partner Companies for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest in the Partner Company relative to carrying value, the financial condition and prospects of the Partner Company, and other relevant factors.

     AVAILABLE-FOR-SALE SECURITIES

     Available-for-sale securities are reported at fair value, based on quoted market prices, with the net unrealized gain or loss reported as a component of accumulated other comprehensive income in shareholders' equity.

     Unrealized gains or losses related to available-for-sale securities will be recorded net of deferred taxes subsequent to February 2, 1999, the date the Company converted from an LLC to a C Corporation.

     ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid instruments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Cash and cash equivalents at December 31, 1998 are invested principally in money market accounts.

     FINANCIAL INSTRUMENTS

     Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at cost which approximates fair value due to the short-term maturity of these instruments. Long-term debt is carried at cost which approximates fair value as the debt bears interest at rates approximating current market rates.

     INTANGIBLES

     Goodwill, the excess of cost over net assets of businesses acquired, is amortized on a straight-line basis over three years. Goodwill at December 31, 1998 of $2.5 million, net of accumulated amortization of $.3 million, was attributable to acquisitions by VerticalNet.

     FIXED ASSETS

     Fixed assets are carried at cost less accumulated depreciation, which is based on the estimated useful lives of the assets (approximately three to seven years) computed using the straight-line method.

     Equipment acquired under long-term capital lease arrangements is recorded at amounts equal to the net present value of the future minimum lease payments using the interest rate implicit in the lease. Amortization is provided by use of the straight-line method over the estimated useful lives of the related assets.

     REVENUE RECOGNITION

     All of the Company's revenue from March 4, 1996 (inception) through December 31, 1998 was attributable to VerticalNet.

     VerticalNet's revenue is derived principally from advertising contracts which include the initial construction of storefronts. The advertising contracts generally do not extend beyond one year. Advertising revenue is recognized ratably over the period of the advertising contract.

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

     VerticalNet also generates revenue through providing educational courses and selling books. Revenue from educational courses is recognized in the period in which the course is completed and revenue from the sale of books is recognized in the period in which the books are shipped.

     Barter transactions are recorded at the lower of estimated fair value of goods or services received or the estimated fair value of the advertisements given. Barter revenue is recognized when the VerticalNet advertising impressions
(VNAI) are delivered to the customer and advertising expense is recorded when the customer advertising impressions (CAI) are received from the customer. If the CAI are received from the customer prior to VerticalNet delivering the VNAI, a liability is recorded, and if VerticalNet delivers the VNAI to the customer prior to receiving the CAI, a prepaid expense is recorded. For the period March 4, 1996 (inception) through December 31, 1997, VerticalNet barter transactions were immaterial. For the year ended December 31, 1998, VerticalNet recognized approximately $.6 million and $.5 million of advertising revenues and expenses, respectively, from barter transactions. Included in prepaid expenses and other current assets at December 31, 1998 is approximately $.2 million relating to barter transactions.

     CONCENTRATION OF CREDIT RISK

     VerticalNet performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. VerticalNet maintains allowances for credit losses and such losses have been within management's expectations. No single customer accounted for greater than 10% of total revenue during the period from March 4, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998.

     ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standards Board No. 121, the Company records an impairment loss on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

     DEFERRED OFFERING COSTS

     As of December 31, 1998, specific incremental costs directly attributable to a planned initial public offering (IPO) of VerticalNet shares have been deferred. These deferred costs, totaling $.5 million, are included in non-current other assets on the Consolidated Balance Sheet. These costs were charged against VerticalNet's additional paid-in-capital in connection with the consummation of VerticalNet's IPO in February 1999.

     STOCK BASED COMPENSATION

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) for stock options and other stock-based awards while disclosing pro forma net income and net income per share as if the fair value method had been applied in accordance with Statement of Financial Accounting Standards Board No. 123 (SFAS 123), "Accounting for Stock-Based Compensation".

     COMPREHENSIVE INCOME

     In 1998, the Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (SFAS 130), which requires companies to report and display comprehensive income and its components in financial statements. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Excluding net income, the Company's source of comprehensive income is from net unrealized appreciation on its available-for-sale securities. Reclassification adjustments result from the recognition in net income of gains or losses that were included in comprehensive income in prior periods.

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

     SEGMENT INFORMATION

     At December 31, 1998, the Company adopted Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131) which requires companies to present financial and descriptive segment information (Note 10).

     INCOME TAXES

     Income taxes are accounted for under the asset and liability method whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     From the Company's inception in March 1996 to February 1999, the Company was not subject to federal and state income taxes. The Company has no net operating loss carry forwards at December 31, 1998 (Note 2).

     NET INCOME PER SHARE

     Net income per share (EPS) is computed using the weighted average number of common shares outstanding during each year. Dilutive EPS includes common stock equivalents (unless anti-dilutive) which would arise from the exercise of stock options and conversion of other convertible securities and is adjusted, if applicable, for the effect on net income (loss) of such transactions.

     Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of an IPO, are required to be included in the calculation of basic and diluted net income per share as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

     GAIN OR LOSS ON ISSUANCES OF STOCK BY PARTNER COMPANIES

     Pursuant to SEC Staff Accounting Bulletin No. 84, at the time a public Partner Company accounted for under the consolidation or equity method of accounting sells its stock at a price different from the Partner Company's book value per share, the Company's share of the Partner Company's net equity changes. If at that time, the Partner Company is an operating entity and not engaged principally in research and development, the Company records the change in its share of the Partner Company's net equity as a gain or loss in its Consolidated Statements of Operations (Note 15).

     RECENT ACCOUNTING PRONOUNCEMENTS

     The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

2.   PRO FORMA INFORMATION (UNAUDITED)

     On February 2, 1999, the Company converted from an LLC to a C corporation. The Company became subject to corporate federal and state income taxes concurrent with the conversion to a C corporation. The accompanying Consolidated Statement of Operations for 1998 includes pro forma information with respect to income taxes, net income and net income per share assuming the Company had been taxed as a C Corporation since January 1, 1998. The unaudited pro forma information provided does not necessarily reflect the income taxes, net income and net income per share that would have occurred had the Company been taxed as a C corporation since January 1, 1998.

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

     PRO FORMA INCOME TAXES

     The Company's 1998 pro forma effective tax rate of 37% differed from the federal statutory rate of 35% principally due to non-deductible permanent differences.

     Based upon the cumulative temporary differences (primarily relating to the difference between the book and tax carrying value of its Partner Companies), the Company would have recognized a pro forma net deferred federal and state tax asset of $8.2 million at December 31, 1998. In the opinion of management, it is more likely than not that such asset would be realized and accordingly, a valuation allowance was not considered necessary in calculating this pro forma amount.

     PRO FORMA NET INCOME PER SHARE

     Pro forma net income per share was calculated as follows:

                                                                      PRO FORMA YEAR
                                                                      ENDED DECEMBER
                                                                         31, 1998
                                                                    -----------------
Basic:
 Pro forma net income...............................................      $ 8,756,325
 Pro forma shares used in computing basic net income per share......       56,102,289
                                                                    -----------------
 Basic pro forma net income per share...............................      $      0.16
                                                                    =================
Diluted:
 Pro forma net income...............................................      $ 8,756,325
 Pro forma shares used in computing basic net income per share......       56,102,289
 Effect of dilutive options.........................................           47,000
                                                                    -----------------
 Pro forma shares used in computing diluted net income per share....       56,149,289
                                                                    -----------------
 Diluted pro forma net income per share.............................      $      0.16
                                                                    =================

3.   OWNERSHIP INTERESTS IN AND ADVANCES TO PARTNER COMPANIES

     The following summarizes the Company's ownership interests in and advances to Partner Companies accounted for under the equity method or cost method of accounting. The ownership interests are classified according to applicable accounting methods at December 31, 1997 and 1998. Cost basis represents the Company's original acquisition cost less any impairment charges in such companies.

                                                          DECEMBER 31, 1997                       DECEMBER 31, 1998
                                               -------------------------------------   -------------------------------------
                                                 CARRYING VALUE        COST BASIS        CARRYING VALUE        COST BASIS
                                               -----------------   -----------------   -----------------   -----------------
Equity Method..................................      $ 1,200,210         $ 1,608,452         $22,242,349         $30,588,452
Cost Method....................................       22,844,870          22,844,870          37,249,591          37,249,591
                                               -----------------                       -----------------
                                                     $24,045,080                             $59,491,940
                                               =================                       =================

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements



     The following summarized financial information for Partner Companies accounted for under the equity method of accounting at December 31, 1997 and 1998 has been compiled from the financial statements of the respective Partner
Companies:

BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                -------------------------------------
                                                                                       1997                1998
                                                                                -----------------   -----------------
Current assets..................................................................      $ 7,042,767         $34,239,732
Non-current assets..............................................................        3,876,167           8,003,286
                                                                                -----------------   -----------------
   Total assets.................................................................       10,918,934          42,243,018
                                                                                -----------------   -----------------
Current liabilities.............................................................        5,406,510          12,159,173
Non-current liabilities.........................................................        1,203,524             758,840
Shareholders' equity............................................................        4,308,900          29,325,005
                                                                                -----------------   -----------------
   Total liabilities and shareholders' equity...................................      $10,918,934         $42,243,018
                                                                                =================   =================

RESULTS OF OPERATIONS


                                                                  MARCH 4, 1996
                                                                  (INCEPTION) TO            YEAR ENDED DECEMBER 31,
                                                                   DECEMBER 31,     -------------------------------------
                                                                      1996                 1997                1998
                                                               -----------------    -----------------   -----------------
Revenue........................................................      $ 9,365,872          $18,911,691        $ 21,495,832
Net income (loss)..............................................      $(1,369,774)         $   255,280        $(17,038,167)

4.   OTHER ACQUISITIONS

     In 1998, VerticalNet acquired all of the outstanding capital stock of Boulder Interactive Technology Services Company (BITC) for $1.9 million in cash and all of the outstanding capital stock of Informatrix Worldwide, Inc. (Informatrix) for 49,892 shares of VerticalNet's common stock valued at $.2 million. These acquisitions were accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired of approximately $2.8 million was recorded as goodwill and is being amortized over three years. Accumulated amortization relating to this goodwill totaled $.3 million at December 31, 1998.

     The following unaudited pro forma financial information presents the combined results of operations as if VerticalNet had owned BITC and Informatrix since January 1, 1997 and October 15, 1997 (inception), respectively, after giving effect to certain adjustments including goodwill and income taxes. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company, VerticalNet, BITC and Informatrix constituted a single entity during such periods.

                                                                                              (UNAUDITED)
                                                                                        YEAR ENDED DECEMBER 31,
                                                                                --------------------------------------
                                                                                        1997                1998
                                                                                -----------------    -----------------
Revenue.........................................................................      $ 1,118,030           $3,606,027
Pro forma net income (loss) (1).................................................      $(7,590,016)          $8,023,846
Pro forma net income per share (1)..............................................                            $     0.14

(1) Includes for 1998 the effect of the pro forma adjustments described in Note 2.

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

5.  FIXED ASSETS

    Fixed assets consists of the following:

                                                                                              DECEMBER 31,
                                                                                --------------------------------------
                                                                                        1997                 1998
                                                                                -----------------    -----------------
Computer equipment and software.................................................        $ 681,656           $1,564,297
Office equipment and furniture..................................................          148,430              271,809
Trade show equipment............................................................           34,079               40,587
Leasehold improvements..........................................................           29,402               45,864
                                                                                -----------------    -----------------
                                                                                          893,567            1,922,557
Less: accumulated depreciation and amortization.................................         (349,124)            (771,289)
                                                                                -----------------    -----------------
                                                                                        $ 544,443           $1,151,268
                                                                                =================    =================

6.   DEBT

     REVOLVING CREDIT FACILITIES

     In March 1998, the Company entered into an unsecured $3 million revolving credit facility. Borrowings under this facility accrued interest at a premium to prime ranging from .75% to 1.5%. The Company borrowed up to $2 million under this facility during 1998. No amounts were outstanding at December 31, 1998 and the facility expired in March 1999.

     In April 1999, the Company entered into a $50 million revolving bank credit facility. In connection with the facility, the Company issued 200,000 warrants exercisable for seven years at $10 per share. The facility matures in April 2000, is subject to a .25% unused commitment fee, bears interest, at the Company's option, at prime and/or LIBOR plus 2.5%, and is secured by substantially all of the Company's assets (including the Company's holdings in VerticalNet). Borrowing availability under the facility is based on the fair market value of the Company's holdings of publicly traded Partner Companies (currently only VerticalNet) and the value, as defined in the facility, of the Company's private Partner Companies. Based on the provisions of the borrowing base, borrowing availability at April 30, 1999 was $32.6 million, of which none was outstanding. As of May 7, 1999, the Company had borrowed $13 million under the facility.

     VerticalNet had a line of credit with a bank in the amount of $2.5 million at December 31, 1997. Borrowings under the facility were collateralized by a security interest in all assets of VerticalNet and required VerticalNet to meet specified financial ratios. As of December 31, 1997, VerticalNet was in technical default, as it did not meet the specified financial ratios, but the bank waived these violations. The facility accrued interest at prime plus 1.5% (10% at December 31, 1997). The weighted average interest rate for borrowings under this facility was 10% for the year ended December 31, 1997.

     As of June 1998, VerticalNet modified the agreement, reducing its line of credit with the bank to $.5 million. On November 25, 1998, the agreement was additionally amended allowing the Company to execute a $2.0 million note with the bank. The note accrues interest at prime plus 1.5% and matures at the earlier of March 31, 1999 or the completion of VerticalNet's next financing. In connection with the loan, VerticalNet issued warrants to purchase 20,513 shares of VerticalNet's common stock at an exercise price of $16 per share with an estimated fair value of $.1 million. As of December 31, 1998, the outstanding balance for borrowings under this facility was $2 million and the weighted average interest rate for the year ended December 31, 1998 was 10%. Upon the completion of VerticalNet's IPO in February 1999, VerticalNet repaid $2 million and the line of credit with the bank was reduced to $.5 million.

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

     LONG-TERM DEBT

     All of the Company's long-term debt is attributable to VerticalNet and consists of the following:

                                                                                              DECEMBER 31,
                                                                                --------------------------------------
                                                                                        1997                 1998
                                                                                -----------------    -----------------
Term notes with related parties.................................................        $ 100,000           $       --
Term bank notes.................................................................           32,852                   --
Capital leases..................................................................          417,952              639,940
                                                                                -----------------    -----------------
                                                                                          550,804              639,940
Less: current portion...........................................................         (150,856)            (288,016)
                                                                                -----------------    -----------------
Long-term debt..................................................................        $ 399,948            $ 351,924
                                                                                =================    =================

     VerticalNet had three unsecured term notes due to shareholders with an interest rate of 7%. The notes were to mature on February 2001. One of the holders of these notes is a Board member of the Company. These notes were repaid in May 1998.

     VerticalNet had a term loan with another bank with an interest rate at prime plus 2.75% (11.25% at December 31, 1997) which was payable in 36 monthly installments. This note was repaid in May 1998.

     VerticalNet has several capital leases on its equipment with lease terms ranging from three to five years. The interest rates implicit in the leases are 8% to 20%. At December 31, 1997 and 1998, the book value of assets held under capital leases was approximately $.3 million and $.5 million, respectively, and the aggregate remaining minimum lease payments at December 31, 1998 were approximately $.7 million including interest of approximately $.1 million.

     At December 31, 1998, long-term debt is scheduled to mature as follows:

1999..............................................         $288,016
2000..............................................          230,338
2001..............................................           95,718
2002..............................................           19,810
2003..............................................            6,058
                                                  -----------------
Total.............................................         $639,940
                                                  =================

        Interest paid in the periods ended December 31, 1997 and 1998 was $.1 million and $.2 million, respectively.

7.    ACCRUED EXPENSES

      Accrued expenses consists of the following:

                                                                                             DECEMBER 31,
                                                                                -------------------------------------
                                                                                       1997                1998
                                                                                -----------------   -----------------
Accrued compensation and benefits...............................................         $ 90,833          $  454,230
Accrued marketing costs.........................................................               --             446,334
Other...........................................................................          297,692             922,843
                                                                                -----------------   -----------------
                                                                                         $388,525          $1,823,407
                                                                                =================   =================

8.   SHAREHOLDERS' EQUITY

     The Company's authorized capital stock consists of 130,000,000 shares of common stock, par value $.001 per share. The holders of common stock are entitled to one vote per share and are entitled to dividends as declared.

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

Dividends may be restricted by the inability to liquidate ownership interests in Partner Companies to fund cash dividends and may be subject to the preferential rights of the holders of the Company's preferred stock, if any.

     The Company may establish one or more classes or series of preferred stock. The holders of the preferred stock may be entitled to preferences over common stock or shareholders with respect to dividends, liquidation, dissolution, or winding up of the Company, as established by the Company's Board of Directors. No preferred stock is authorized at December 31, 1998.

     Certain shareholders were granted registration rights which become effective after completion of a public offering.

     Shareholders' equity contributions are recorded when received. The Company issued 15,990,000 shares of common stock for net proceeds of $32 million in 1999. These shares had been subscribed for at December 31, 1998.

     RESTRICTED STOCK

     During 1996 and 1997, 6,027,017 and 756,608 shares of restricted common stock ("restricted stock") were granted, net of forfeitures, to employees, consultants and advisors at no cost as performance incentives. The restricted stock vests in equal annual installments over a five year period.

     At December 31, 1997 and 1998, the 6,783,625 shares of restricted stock had been granted at a weighted average fair value of $0.19 per share or an aggregate of $1.3 million based on independent valuations of the shares. These independent valuations took into account certain factors, primarily the restrictions on the ability of restricted shareholders to receive distributions of dividends or profits and the uncertainty of realization of any return from these shares. The $1.3 million of deferred compensation is classified as a reduction of shareholders' equity and is being amortized over the five-year vesting period. Compensation expense related to the restricted stock totaling $.1 million, $.2 million and $.3 million was recorded in 1996, 1997 and 1998, respectively.

     STOCK OPTION PLANS

     Incentive or non-qualified stock options may be granted to Company employees, directors and consultants under several stock option plans ("Plans"). Generally, the options vest over a four to five year period and expire eight to ten years after the date of grant. At December 31, 1998, the Company reserved 10,470,000 shares of common stock for possible future issuance under the Plans. VerticalNet and most Partner Companies also maintain their own stock option plans.

     The following table summarizes the activity of the Company's stock option plans:

                                                                                                           WEIGHTED
                                                                                                           AVERAGE
                                                                                       SHARES           EXERCISE PRICE
                                                                                -----------------    -----------------
Outstanding at January 1, 1997                                                                 --                $  --
Options granted.................................................................           94,000                 1.00
Options canceled/forfeited......................................................               --                   --
                                                                                -----------------
Outstanding at December 31, 1997................................................           94,000                 1.00
Options granted.................................................................        6,650,000                 2.00
Options canceled/forfeited......................................................          (47,000)               (1.00)
                                                                                -----------------
Outstanding at December 31, 1998................................................        6,697,000               $ 1.99
                                                                                =================

     No options were issued by the Company in 1996. At December 31, 1997 there were no options exercisable under the Plans. At December 31, 1998 there were 11,750 options exercisable at $1.00 per share under the Plans.

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

     The following table summarizes information about stock options outstanding:

                                                                WEIGHTED AVERAGE
                                NUMBER OUTSTANDING AT         REMAINING CONTRACTUAL
     EXERCISE PRICE               DECEMBER 31, 1998              LIFE (IN YEARS)
-------------------------   ---------------------------   ---------------------------
         $1.00                          47,000                          7
         $2.00                       6,650,000                         10

     Included in the 1998 option grants are 450,000 stock options to non-employees. The fair value of these options of $.6 million was recorded as deferred compensation in 1998 and is being amortized over the five year vesting period. The fair value of these options was determined using the Black-Scholes method assuming a volatility of 80%, a dividend yield of 0%, an average expected option life of 5 years, and a risk-free interest rate of 5.2%.

     The Company applies APB 25 and related interpretations in accounting for its stock option plans. Had compensation cost been recognized pursuant to SFAS 123, the Company's net income (loss) would have been as follows:

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                --------------------------------------
                                                                                        1997                1998
                                                                                -----------------    -----------------
Net income (loss)
   As reported (pro forma in 1998)..............................................      $(6,579,628)          $8,756,325
   SFAS 123 pro forma...........................................................      $(6,648,952)          $8,293,979

Net income per share:
   Pro forma as reported........................................................                            $     0.16
   SFAS 123 pro forma...........................................................                            $     0.15

     The per share weighted-average fair value of options issued to employees by the Company during 1997 and 1998 was approximately $0.22 and $0.45, respectively.

     The following assumptions were used to determine the fair value of stock options granted to employees by the Company, its subsidiaries, and Partner Companies accounted for under the equity method using the minimum value option-price model:

Dividend yield....................................               0%
Average expected option life......................            5 years
Risk-free interest rate...........................              5.2%

     In 1999, the Company granted 2,934,500 options to employees and non-employees at exercise prices ranging from $2.00 to $4.88.

9.  RELATED PARTIES

     A principal shareholder satisfied a portion of its initial 1996 funding commitment by contributing its interests valued at $6.1 million in the securities of a Partner Company. As this shareholder controlled the Company at the time of the transfer, the shareholder's cost basis in the shares of the Partner Company ($1.1 million), together with a $.5 million equity contribution made by the Company, comprise the Company's cost basis in the Partner Company.

     The Company entered into various cost sharing arrangements with the same principal shareholder during 1996, 1997, and 1998, whereby the Company reimbursed, under fair market terms, this shareholder for certain operational expenses. The amounts incurred for such items were $.1 million, $.1 million and $.2 million in 1996, 1997, and 1998, respectively.

     The Company loaned an officer $.1 million during 1998, evidenced by a term note with an interest rate of prime plus 1% (8.75% at December 31, 1998) to purchase a portion of the Company's interest in a Partner Company at the

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

Company's cost. This note was repaid in January 1999 and is included in other current assets in the December 31, 1998 Consolidated Balance Sheets.

     In September 1998 the Company entered into a $.2 million one-year consulting contract with a Partner Company.

     The Company shares certain acquisition rights with certain of its principal shareholders whereby these shareholders have the ability to purchase a portion of the Company's interest in certain Partner Companies. During 1998 and 1999, one shareholder exercised this right and acquired a portion of the Company's interest in three Partner Companies at the Company's cost basis of approximately $3.4 million. The agreement under which these rights were granted will terminate automatically upon an initial public offering.

     Certain executives of the Company and its Partner Companies have the option to purchase a portion of the Company's ownership interest in various Partner Companies at the Company's cost.

10.  OPERATING SEGMENTS

     In 1998, the Company adopted SFAS 131, which requires the reporting of operating segments using the "management approach" versus the "industry approach" previously required. The Company's reportable segments consist of Partner Company Operations and General ICG Operations. Partner Company Operations includes the effect of consolidating VerticalNet and recording the Company's share of earnings and losses of Partner Companies accounted for under the equity method. VerticalNet operations include creating and operating industry-specific trade communities on the Internet. Partner Companies accounted for under the equity method of accounting operate in various Internet-related businesses. General ICG Operations represents the expenses of providing strategic and operational support to the Internet related Partner Companies, as well as the related administrative costs related to such expenses. General ICG Operations also includes the effect of transactions and other events incidental to the Company's general operations and the Company's ownership interests in Partner Companies. The Company's and Partner Companies' operations were principally in the United States of America during 1996, 1997 and 1998.

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

     The following summarizes information related to the Company's segments. All significant intersegment activity has been eliminated. Assets are owned or allocated assets used by each operating segment.

                                                              MARCH 4, 1996
                                                               (INCEPTION)
                                                                 THROUGH
                                                               DECEMBER 31,              YEAR ENDED DECEMBER 31,
                                                           -----------------    --------------------------------------
                                                                   1996                 1997                 1998
                                                           -----------------    -----------------    -----------------
PARTNER COMPANY OPERATIONS
 Revenue...................................................      $   285,140          $   791,822         $  3,134,769
                                                           -----------------    -----------------    -----------------
 Operating expenses
   Cost of revenue.........................................          427,470            1,767,017            4,642,528
   Sales and marketing.....................................          268,417            2,300,365            7,894,662
   General and administrative..............................          291,660            1,388,123            4,106,583
                                                           -----------------    -----------------    -----------------
 Operating loss -- Partner Company Operations before
   minority interest and equity income (loss)..............         (702,407)          (4,663,683)         (13,509,004)
 Minority interest.........................................          427,185             (106,411)           5,381,640
 Equity income (loss)......................................         (514,540)             106,298           (7,937,861)
                                                           -----------------    -----------------    -----------------
 Operating loss -- Partner Company Operations..............         (789,762)          (4,663,796)         (16,065,225)
 Other income, net.........................................               --                   --                   --
 Interest expense, net.....................................           (6,440)            (115,106)             (85,271)
                                                           -----------------    -----------------    -----------------
 Net loss -- Partner Company Operations....................      $  (796,202)         $(4,778,902)        $(16,150,496)
                                                           =================    =================    =================

GENERAL ICG OPERATIONS
 General and administrative................................      $ 1,360,821          $ 2,054,118         $  3,512,586
                                                           -----------------    -----------------    -----------------
 Operating loss -- General ICG Operations..................       (1,360,821)          (2,054,118)          (3,512,586)
 Other income, net.........................................               --                   --           32,552,151
 Interest income, net......................................           94,538              253,392            1,009,859
                                                           -----------------    -----------------    -----------------
 Net income (loss) -- General ICG Operations...............      $(1,266,283)         $(1,800,726)        $ 30,049,424
                                                           =================    =================    =================


                                                                                              December 31,
                                                                                --------------------------------------
                                                                                       1997                 1998
                                                                                -----------------    -----------------
Total Assets
   Partner Company Operations..............................                           $ 2,104,087         $ 12,342,975
   General ICG Operations..................................                            29,376,929           84,443,000
                                                                                -----------------    -----------------
                                                                                      $31,481,016         $ 96,785,975
                                                                                =================    =================

11.  PARENT COMPANY FINANCIAL INFORMATION

     Parent Company financial information is provided to present the results of operations and financial position of the Company assuming VerticalNet was accounted for under the equity method of accounting instead of consolidation.

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

     The following summarizes the Company's Parent Company Balance Sheets which differ from the Consolidated Balance Sheets due to not consolidating VerticalNet with the Company but instead including the losses recorded in excess of the Company's carrying value in VerticalNet in the caption "Non-current liabilities".

BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                -------------------------------------
                                                                                       1997                1998
                                                                                -----------------   -----------------
Assets
   Current assets...............................................................      $ 5,245,064         $21,596,575
   Ownership interests in and advances to Partner Companies.....................       24,045,080          59,491,940
   Other........................................................................           86,785           3,354,485
                                                                                -----------------   -----------------
Total assets....................................................................       29,376,929          84,443,000
Liabilities and shareholders' equity
   Current liabilities..........................................................          318,729           2,082,463
   Non-current liabilities......................................................        2,423,525           1,636,159
   Shareholders' equity.........................................................       26,634,675          80,724,378
                                                                                -----------------   -----------------
Total liabilities and shareholders' equity......................................      $29,376,929         $84,443,000
                                                                                =================   =================

     The following summarizes the Company's Parent Company Statements of Operations which differ from the Consolidated Statements of Operations due to not consolidating VerticalNet with the Company but instead including the Company's share of VerticalNet's losses in the caption "Equity (income) loss".

STATEMENTS OF OPERATIONS

                                                                  MARCH 4, 1996
                                                                  (INCEPTION) TO
                                                                   DECEMBER 31,              YEAR ENDED DECEMBER 31,
                                                                                    --------------------------------------
                                                                       1996                 1997                 1998
                                                               -----------------    -----------------    -----------------

Revenue                                                               $  --                $  --                $  --
                                                               -----------------    -----------------    -----------------
Operating expenses
 General and administrative....................................        1,360,821            2,054,118            3,512,586
 Equity (income) loss..........................................          796,202            4,778,902           16,150,496
                                                               -----------------    -----------------    -----------------
 Total operating expenses......................................        2,157,023            6,833,020           19,663,082
                                                               -----------------    -----------------    -----------------
Operating loss.................................................       (2,157,023)          (6,833,020)         (19,663,082)
Other income, net..............................................               --                   --           32,552,151
Interest income, net...........................................           94,538              253,392            1,009,859
                                                               -----------------    -----------------    -----------------
Net income (loss)..............................................      $(2,062,485)         $(6,579,628)        $ 13,898,928
                                                               =================    =================    =================

12.  DEFINED CONTRIBUTION PLAN

     In 1997, the Company established a defined contribution plan that covers all of its employees. Participants may contribute 1% to 15% of pre-tax compensation, as defined. The Company may make discretionary contributions to the plan but has never done so.

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

13.  OTHER INCOME

     Other income consists of the following for the year ended December 31, 1998:


Sale of Matchlogic to Excite..................................      $12,822,162
Sale of Excite holdings.......................................       16,813,844
Sale of WiseWire to Lycos.....................................        3,324,238
Sale of Lycos holdings........................................        1,471,907
Partner Company impairment charge.............................       (1,880,000)
                                                              -----------------
                                                                    $32,552,151
                                                              =================

     Gains on sales of Partner Companies and available-for-sale securities are determined using average cost.

     In February 1998, the Company exchanged all of its holdings in Matchlogic for 763,820 shares of Excite resulting in a gain at the date of exchange of $12.8 million. Throughout the remainder of 1998, the Company sold 716,082 shares of Excite which resulted in $30.2 million of proceeds and a gain of $16.8 million.

     In April 1998, the Company exchanged all of its holdings in WiseWire for 196,130 shares of Lycos, Inc. resulting in a gain at the date of exchange of $3.3 million. Throughout the remainder of 1998, the Company sold 173,756 shares of Lycos which resulted in $6.2 million of proceeds and a gain of $1.5 million.

     In December 1998, the Company recorded an impairment charge of $1.9 million for the decrease in value of a Partner Company.

14.  COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company and its subsidiaries.

     In connection with its ownership interests in certain Partner Companies, the Company guaranteed $3.2 million of bank loan and other commitments and has committed capital of $2 million to an existing Partner Company to be funded in 1999.

     The Company and VerticalNet lease their facilities under operating lease agreements expiring through 2004. Future minimum lease payments as of December 31, 1998 under the leases are as follows:

1999..............................................         $385,316
2000..............................................          402,565
2001..............................................          266,970
2002..............................................          239,984
2003..............................................          246,274
Thereafter........................................          103,385

     Rent expense under the noncancelable operating leases was approximately $.1 million and $.3 million for the years ended December 31, 1997 and 1998, respectively.

     On June 30, 1998, VerticalNet entered into a three year Sponsorship Agreement with Excite, Inc. (Excite). The Sponsorship Agreement provides for VerticalNet and Excite to sponsor and promote thirty co-branded Web pages and for each company to sell advertising on the Web pages. Excite has guaranteed a minimum number of advertising impressions for each of the three years. The agreement is cancelable by either party, as

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

defined, and requires VerticalNet to pay Excite $0.9 million, $2.0 million and $3.0 million, respectively, in year one, two and three under the agreement. Such payments will be charged to expense as the advertising impressions are provided by Excite. In addition, each company will provide the other with $.2 million in barter advertising during the term of the Sponsorship Agreement. As of December 31, 1998, each company has satisfied the barter provisions under the Sponsorship Agreement.

     On January 19, 1999, VerticalNet entered into a one-year agreement with Compaq Computer Corporation (Compaq) and its Internet Web site known as AltaVista. The agreement provides for VerticalNet and AltaVista to sponsor and promote thirty-one co-branded Web pages. The agreement requires VerticalNet to pay Compaq $1.0 million over the term of the agreement based on the number of advertising impressions delivered. Such amount will be charged to expense as the advertising impressions are provided by AltaVista. In addition, each company will provide the other with $.3 million in barter advertising during the term of the agreement.

     VerticalNet has entered into non-cancelable obligations with several content service providers and Internet search engines. Under these agreements, exclusive of the Excite and AltaVista agreements discussed above, VerticalNet's obligations are as follows:

1999..............................................       $1,488,734
2000..............................................           65,500

     VerticalNet has entered into employment agreements with several employees. The agreements are cancelable, but require severance upon termination. As of December 31, 1998, VerticalNet would be required to pay approximately $1 million in severance in the event that these employment agreements are canceled.

15.  SUBSEQUENT EVENTS

     ISSUANCE OF COMMON STOCK

     The Company issued 15,990,000 shares of common stock for net proceeds of $32 million from January through March, 1999 (Note 8).

     In April, 1999 the Company's Board of Directors authorized the acceptance of full recourse promissory notes from its employees and a director as consideration for exercising all or a portion of their vested and unvested stock options. The Company has the right, but not the obligation, to repurchase unvested shares under certain circumstances. The exercise of unvested options by the employees and director and the acceptance of promissory notes by the Company are in accordance with the terms of the Company's equity compensation plans and related option agreements. The Company's Board of Directors also approved loaning employees the funds, under the terms of full recourse promissory notes, to pay the income taxes that become due in connection with the option exercises.

     VERTICALNET INITIAL PUBLIC OFFERING

     In February 1999, VerticalNet completed its initial public offering (IPO) of 4,025,000 shares of its common stock at $16.00 per share. Net proceeds to VerticalNet were approximately $58.3 million. As a result of the VerticalNet IPO, the Company expects to record a gain in 1999 of approximately $28 million relating to the increase in the Company's share of VerticalNet's net equity.

     TAX DISTRIBUTION

     In March 1999 the Company made a distribution of $10.7 million to former LLC members in accordance with the LLC agreements to satisfy the members' tax liabilities.

     OWNERSHIP INTERESTS IN AND ADVANCES TO PARTNER COMPANIES

     Through May 7, 1999, the Company expended approximately $60 million to acquire interests in or make advances to new and existing Partner Companies.

     REVOLVING BANK CREDIT FACILITY

     In April 1999, the Company entered into a $50 million revolving bank credit facility (Note 6).

     CONVERTIBLE SUBORDINATED NOTES

     On May 5, 1999, the Company's Board of Directors authorized the issuance of up to $90 million of convertible subordinated notes. The notes bear interest at an annual rate of 4.99% during the first year and at the prime rate for the remaining two years. Prior to May 2000, the notes will automatically convert into shares of the

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

Company's common stock at the initial public offering price upon consummation of an initial public offering or at the per share value of a private round of equity financing of at least $50 million. If the notes are converted, all accrued interest is waived. The Company's Board of Directors also approved the issuance of warrants to the holders of these convertible notes to purchase shares of the Company's common stock. The warrant holders will be entitled to purchase the number of shares of the Company's common stock determined by dividing 20% of the principal amount of the notes converted by the price per share at which the notes are converted. The warrants expire in May 2002.

     INITIAL PUBLIC OFFERING

     On May 7, 1999 the Company's Board of Directors authorized the filing of a registration statement on Form S-1 in connection with the Company's initial public offering.

                         Report of Independent Auditors

Board of Directors and Stockholders of
ComputerJobs.com, Inc.

     We have audited the accompanying balance sheets of ComputerJobs.com, Inc. (formerly ComputerJobs Store, Inc.) as of December 31, 1997 and 1998, and the related statements of income, changes in stockholders' equity (deficit), and cash flows for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ComputerJobs.com, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.



                                         ERNST & YOUNG LLP


Atlanta, Georgia
March 11, 1999, except Note 1 as to which the date is April 1, 1999

                            COMPUTERJOBS.COM, INC.

                                Balance Sheets


                                                                          December 31,
                                                            --------------------------------------
                                                                    1997                 1998
                                                            -----------------    -----------------
Assets
Current assets:
 Cash and cash equivalents..................................         $315,213          $ 9,385,180
 Trade accounts receivable, net of allowance for doubtful
  accounts of $4,000 and $20,000 at December 31, 1997 and
  1998, respectively........................................          136,528              315,081
 Unbilled trade accounts receivable.........................           17,000               62,990
 Prepaid expenses...........................................               --                1,197
 Loan receivable from stockholder...........................            1,086                   --
                                                            -----------------    -----------------
Total current assets........................................          469,827            9,764,448

Property and equipment:
 Furniture and fixtures.....................................           15,291               35,728
 Computer and office equipment..............................           73,721              189,288
 Accumulated depreciation...................................          (21,159)             (64,249)
                                                            -----------------    -----------------
Net property and equipment..................................           67,853              160,767

Other assets................................................            2,000               99,721
                                                            -----------------    -----------------
Total assets................................................         $539,680          $10,024,936
                                                            =================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable and accrued expenses......................         $ 47,323          $   136,209
 Deferred income taxes payable..............................               --               89,261
 Note payable to stockholders...............................               --            1,000,000
 Distribution payable to stockholders.......................               --              346,817
 Current portion of notes payable...........................            6,279                   --
 Deferred revenue...........................................           16,271               27,996
                                                            -----------------    -----------------
Total current liabilities...................................           69,873            1,600,283

Notes payable, less current portion.........................            6,354                   --

Series A Preferred Stock, no par value -- ($2 per share
 redemption value; minimum liquidation value of $10,000,000
 plus accrued and unpaid dividends plus a portion of
 remaining assets, as defined), convertible to Class 2
 common stock, 5,000,000 shares authorized, issued and
 outstanding................................................               --            9,986,126
Stockholders' equity:
 Class 1 common stock, no par value-- 5,500,000 shares
  authorized, 5,500,000 shares issued and outstanding.......           10,510               10,510
 Class 2 common stock, no par value-- 14,000,000 shares
  authorized, no shares issued or outstanding...............               --                   --
 Retained earnings (deficit)................................          452,943           (1,571,983)
                                                            -----------------    -----------------
Total stockholders' equity (deficit)........................          463,453           (1,561,473)
                                                            -----------------    -----------------
Total liabilities and stockholders' equity (deficit)........         $539,680          $10,024,936
                                                            =================    =================


                            See accompanying notes.

                            COMPUTERJOBS.COM, INC.

                             Statements of Income


                                                       Period from
                                                       January 16,
                                                       1996 through              YEAR ENDED DECEMBER 31,
                                                       December 31,     --------------------------------------
                                                           1996                 1997                 1998
                                                   -----------------    -----------------    -----------------
Revenue............................................       $  377,163           $1,504,742           $4,431,060

Expenses:
 Operations........................................           38,477               65,178              469,519
 Sales and marketing...............................           38,509              198,586            1,893,589
 General and administrative........................          189,126              776,572            1,121,918
 Depreciation......................................            3,617               17,542               45,383
                                                   -----------------    -----------------    -----------------
                                                             269,729            1,057,878            3,530,409

Operating income...................................          107,434              446,864              900,651

Other income (deductions):
 Interest expense..................................             (982)              (1,646)             (12,537)
 Interest income...................................              401                8,258               53,610
                                                   -----------------    -----------------    -----------------
                                                                (581)               6,612               41,073
                                                   -----------------    -----------------    -----------------
Income before income taxes.........................          106,853              453,476              941,724
Income tax expense.................................               --                   --               89,261
                                                   -----------------    -----------------    -----------------
Net income.........................................       $  106,853           $  453,476           $  852,463
                                                   =================    =================    =================

Supplemental unaudited pro forma information:
 Income before taxes, as above.....................       $  106,853           $  453,476           $  941,724
 Pro forma provision for income taxes..............          (40,604)            (172,320)            (357,853)
                                                   -----------------    -----------------    -----------------
 Pro forma net income..............................       $   66,249           $  281,156           $  583,871
                                                   =================    =================    =================

 Basic pro forma earnings per common share.........            $0.01                $0.05                $0.09

 Average outstanding common shares.................        5,500,000            5,500,000            5,500,000


                            See accompanying notes.

                            COMPUTERJOBS.COM, INC.

            Statements of Changes in Stockholders' Equity (Deficit)

                                                                                      RETAINED              TOTAL
                                          CLASS 1 COMMON      CLASS 2 COMMON          EARNINGS          SHAREHOLDERS'
                                               STOCK               STOCK             (DEFICIT)         EQUITY (DEFICIT)
                                        -----------------   -----------------   -----------------    -----------------
BALANCE AT JANUARY 16, 1996 (INCEPTION).
                                                  $10,510                  --          $  --               $    10,510
  Net income............................               --                  --             106,853              106,853
  Distribution to stockholders..........               --                  --             (33,879)             (33,879)
                                        -----------------   -----------------   -----------------    -----------------
BALANCE AT DECEMBER 31, 1996............           10,510                  --              72,974               83,484
 Net income.............................               --                  --             453,476              453,476
 Distribution to stockholders...........               --                  --             (73,507)             (73,507)
                                        -----------------   -----------------   -----------------    -----------------
BALANCE AT DECEMBER 31, 1997............           10,510                  --             452,943              463,453
 Net income.............................               --                  --             852,463              852,463
 Distribution to stockholders...........               --                  --          (2,796,817)          (2,796,817)
 Accretion and dividends on Series A
  Preferred Stock.......................               --                  --             (80,572)             (80,572)
                                        -----------------   -----------------   -----------------    -----------------
BALANCE AT DECEMBER, 31 1998............          $10,510                  --         $(1,571,983)         $(1,561,473)
                                        =================   =================   =================    =================


                            See accompanying notes.

                            COMPUTERJOBS.COM, INC.

                           Statements of Cash Flows


                                                               Period from
                                                               January 16,
                                                               1996 through              YEAR ENDED DECEMBER 31,
                                                               December 31,     --------------------------------------
                                                                   1996                 1997                 1998
                                                           -----------------    -----------------    -----------------
Operating activities
Net income.................................................         $106,853            $ 453,476          $   852,463
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Depreciation.............................................            3,617               17,542               45,383
  Provision for deferred taxes.............................               --                   --               89,261
  Changes in operating assets and liabilities:
   Trade accounts receivable...............................          (30,880)            (105,648)            (178,553)
   Unbilled trade accounts receivable......................               --              (17,000)             (45,990)
   Loan receivable from stockholder........................               --               (1,086)               1,086
   Prepaid expenses and other assets.......................               --               (2,000)             (98,918)
   Accounts payable and accrued expenses...................           12,394               34,930               88,886
   Deferred revenue........................................           21,903               (5,632)              11,725
                                                           -----------------    -----------------    -----------------

Net cash provided by operating activities..................          113,887              374,582              765,343

INVESTING ACTIVITIES
Purchase of property and equipment.........................          (23,980)             (65,033)            (138,297)
                                                           -----------------    -----------------    -----------------
Net cash used in investing activities......................          (23,980)             (65,033)            (138,297)

FINANCING ACTIVITIES
Sale of Series A Preferred Stock, less expenses............               --                   --            9,905,554
Distributions to stockholders..............................          (33,879)             (73,507)          (1,450,000)
Proceeds from notes payable................................           21,100                   --                   --
Repayment of notes payable.................................           (2,817)              (5,650)             (12,633)
Sales of common stock......................................           10,510                   --                   --
                                                           -----------------    -----------------    -----------------
Net cash provided (used) by financing activities...........           (5,086)             (79,157)           8,442,921
                                                           -----------------    -----------------    -----------------

Net increase in cash and cash equivalents..................           84,821              230,392            9,069,967

Cash and cash equivalents, beginning of period.............               --               84,821              315,213
                                                           -----------------    -----------------    -----------------
Cash and cash equivalents, end of year.....................         $ 84,821            $ 315,213          $ 9,385,180
                                                           =================    =================    =================


                            See accompanying notes.

                            COMPUTERJOBS.COM, INC.

                         Notes to Financial Statements
                               December 31, 1998

1.  DESCRIPTION OF THE BUSINESS

     The Company is an Internet-based interactive technology company that provides an employment Web site for information technology (IT) professionals. The Company's web site enables recruiters and employers to post job opportunities and search for employment opportunities based on an array of search criteria. The Company also offers banner advertising and job reposting services for companies wanting access to IT professionals. The Company operates primarily on a regional basis and at December 31, 1998, served five regions in the United States: Atlanta, the Carolinas, Chicago, Florida, and Texas.

     On April 1, 1999 the Company changed its name from ComputerJobs Store, Inc. to ComputerJobs.com, Inc.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH AND CASH EQUIVALENTS

     The Company considers short-term investments with original maturity dates of 90 days or less at the date of purchase to be cash equivalents.

     CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash equivalents and accounts receivable. Cash equivalents are held primarily with one financial institution. The Company performs periodic evaluations of the relative credit standing of this financial institution. Accounts receivable are unsecured and the Company is at risk to the extent such amounts become uncollectible.

     ACCOUNTS RECEIVABLE

     The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables are generally due within 30 days. Credit losses have been within management's expectations.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. The Company provides for depreciation computed on a straight-line basis over the estimated useful lives of the related assets which range from 3 to 5 years.

     If facts and circumstances indicate that the property and equipment or other assets may be impaired, an evaluation of continuing value would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with these assets would be compared to their carrying amount to determine if a write down to fair market value or discounted cash flow value is required.

     REVENUE RECOGNITION

     The Company recognizes advertising and service revenue as earned over the service period. Advance payments received by the Company are deferred and credited to operations on the straight-line basis over the life of the agreement.

     ADVERTISING COSTS

     Advertising costs are expensed in the period in which they are incurred. The Company incurred $11,583, $178,870 and $1,528,590 in advertising costs for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

                            COMPUTERJOBS.COM, INC.

                         Notes to Financial Statements
                               December 31, 1998

     INCOME TAXES

     The Company elected to be taxed under the provision of Subchapter S of the Internal Revenue Code for the period from January 16, 1996 (inception) through November 25, 1998. Under these provisions, the income of the Company was reported by the stock or shareholders on their individual income tax returns. As such, the accompanying financial statements do not include a provision for income taxes for the period from January 16, 1996 (inception) to November 25, 1998.

     In connection with the Company's amended and restated articles of incorporation, the Company terminated its tax status as a Subchapter S corporation. Effective November 25, 1998, the Company is taxed as a subchapter C corporation. The deferred tax effects of the change in tax status of approximately $54,000 are included in income at the date the change in tax status occurred. Supplemental unaudited pro forma information related to net income and earnings per share is presented as if the Company had been taxed as a subchapter C corporation for all periods presented.

     Income taxes for the period November 25, 1998 through December 31, 1998 have been provided using the liability method in accordance with FASB Statement 109, Accounting for Income Taxes. Under the liability method, the Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Using the enacted tax rates in effect for the year in which the differences are expected to reverse, deferred tax liabilities and assets are determined based on the differences between the book basis for financial reporting and the tax basis of an asset or liability.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     CASH FLOW INFORMATION

     During 1998, the Company recorded a distribution payable to the stockholders of $346,817, a note payable to stockholders for $1,000,000 and accrued dividends of $79,000 on the Series A Preferred Stock which are non-cash financing activities.

     RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform with the current presentation.

3.   NOTES PAYABLE

     Notes payable consist of the following:


                                                                                  December 31,
                                                                    --------------------------------------
                                                                           1997                 1998
                                                                    -----------------   ------------------
Note payable; interest at prime rate plus 2.0% (10.5% at
December 31, 1997)..................................................          $ 5,052          $  --

Note payable; interest at prime rate plus 2.0% (10.25% at
December 31, 1997)..................................................            7,581                   --
                                                                    -----------------   ------------------
                                                                               12,633                   --

Less amounts due within one year....................................            6,279                   --
                                                                    -----------------   ------------------
                                                                              $ 6,354          $  --
                                                                    =================   ==================

                            COMPUTERJOBS.COM, INC.

                         Notes to Financial Statements
                               December 31, 1998

     The notes payables were secured by the property and equipment of the Company and guaranteed by stockholders of the Company.

     Interest paid for the period from January 16, 1996 (inception) through December 31, 1996 and during the years ended December 31, 1997 and 1998 totaled $982, $1,646 and $1,030, respectively.

     At December 31, 1996 and 1997, the Company had an unused line of credit of $50,000, for general working capital purposes. The line of credit expired on April 5, 1998 and was not renewed.

4.  INCOME TAXES

     Income tax expense (benefit) consists of the following for the period from November 25, 1998 through December 31, 1998:

                                                         CURRENT             DEFERRED              TOTAL
                                                   -----------------    -----------------   -----------------
Federal............................................          $(7,267)             $86,665             $79,398
State..............................................             (481)              10,344               9,863
                                                   -----------------    -----------------   -----------------
                                                             $(7,748)             $97,009             $89,261
                                                   =================    =================   =================

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets and liabilities as of December 31, 1998 are as follows:


Deferred income tax assets (liabilities):
 Property and equipment..............................        $  17,420
 Net operating loss carryforwards....................            7,748
 Accrual to cash adjustment..........................         (114,429)
                                                     -----------------
Net deferred income taxes............................        $ (89,261)
                                                     =================

     The Company uses the cash basis for its calculation of income tax expense in accordance with internal revenue code 448(b)(3). For income tax purposes, income is generally reported in the period that cash is actually received and expenses are generally reported in the period the payment is actually made.

     Pro forma income tax expense differed from the amounts computed by applying the statutory federal rate of 34% as a result of the following:


                                                       PERIOD FROM
                                                       JANUARY 16,
                                                      1996 THROUGH             YEAR ENDED DECEMBER 31,
                                                      DECEMBER 31,     -------------------------------------
                                                          1996                1997                1998
                                                   -----------------   -----------------   -----------------
Computed using a 34% tax rate......................          $36,330            $154,182            $320,186
State income taxes, net of federal tax.............            4,274              18,138              37,667
                                                   -----------------   -----------------   -----------------
                                                             $40,604            $172,320            $357,853
                                                   =================   =================   =================

5.   STOCKHOLDERS' EQUITY

     On November 25, 1998, the Company amended and restated its articles of incorporation. Pursuant to this amendment and restatement, the Company converted its original 1,000 shares of issued common stock into 5,500,000 shares of Class 1 common stock. The common stock authorized, outstanding and issued, as of December

                            COMPUTERJOBS.COM, INC.

                         Notes to Financial Statements
                               December 31, 1998

31, 1996 and 1997, has been adjusted to reflect this recapitalization. The Company also authorized 14,000,000 shares of Class 2 common stock and 5,000,000 shares of Series A Preferred Stock. The Company has reserved 2,000,000 shares of Class 2 common stock for issuance in connection with its stock option plan.

     Each share of Class 1 common stock is convertible to one share of Class 2 common stock at the option of the holder. Class 1 common stock automatically converts to Class 2 common stock upon a qualifying initial public offering (IPO) of the Company.

     The rights and privileges of Class 1 and Class 2 stockholders are equal except that Class 1 stockholders are entitled to receive certain preferences over Class 2 stockholders in the event of the Company's liquidation, dissolution or sale or merger.

     PREFERRED STOCK

     In November 1998, the Company sold 5,000,000 shares of Series A Preferred Stock for an aggregate sales price of $10,000,000. The Series A Preferred Stock is cumulative and accrues dividends at 8%. Each share of preferred stock is currently convertible into one share of Class 2 common stock at the option of the holder. Each holder of Series A Preferred Stock is entitled to certain protections against sales of common stock at less than the original Series A purchase price, which may result in the right of such holder to convert each share of Series A into more than one share of Class 2 common stock. The Series A preferred stock automatically converts into Class 2 common stock upon a qualifying IPO of the Company. The Company has reserved 5,000,000 shares of Class 2 common stock for the conversion of Series A Preferred Stock.

     The voting rights of the Series A Preferred Stock are equal to the voting rights of the Class 2 common stock. Dividends are payable in cash or stock on the sale, liquidation, or merger of the Company or redemption of such preferred stock. To the extent the holders have not converted the Series A Preferred Stock into Class 2 common stock, the holders of least 75% of the preferred stock may cause the Company to redeem all such preferred stock at any time after November 25, 2003 at the greater of the purchase price plus accrued dividends or the appraised value, as defined.

     In the event of the Company's liquidation, dissolution or sale or merger, the holders of Series A Preferred Stock are entitled to $10,000,000 plus all accrued dividends on the Series A Preferred Stock before any amounts may be distributed to the holders of Class 1 or Class 2 common stock.

     No dividends may be paid to the holders of Class 1 and Class 2 common stock until all outstanding dividends are paid on the Series A Preferred Stock. In the event that the holders of the Series A Preferred Stock elect to convert their shares into Class 2 common stock, the Company is not required to distribute the accrued dividends on the Series A Preferred Stock.

     At December 31, 1998, the Series A Preferred Stock was increased by $79,000 representing dividends not currently declared or paid. The cost of issuance of the Series A Preferred Stock of $94,446 is being accreted over a five year period. Such accretion amounted to $1,572 in the year ended December 31, 1998.

     WARRANTS

     In connection with the sale of Series A Preferred Stock, the Company issued warrants for the purchase of 1,250,000 shares of Class 2 common stock at $5.00 per share. The Company has reserved 1,250,000 shares of Class 2 common stock for the exercise of these warrants. The warrants expire on the earlier of 1) three years after an IPO by the Company, 2) the closing date of the sale or merger of the Company, or 3) December 31, 2003.

                            COMPUTERJOBS.COM, INC.

                         Notes to Financial Statements
                               December 31, 1998

6.  EARNINGS PER SHARE

     The following table sets forth the computation of the unaudited pro forma earnings per common share:

                                                           1996                 1997                 1998
                                                   ------------------   ------------------   ------------------
NUMERATOR:
 Pro forma net income..............................        $   66,249           $  281,156           $  583,871
 Accretion and dividends on Series A Preferred
  Stock............................................                --                   --              (80,572)
                                                   ------------------   ------------------   ------------------
 Numerator for basic pro forma earnings per common
  share - income available to common stockholders..
                                                           $   66,249           $  281,156           $  503,299
                                                   ==================   ==================   ==================

DENOMINATOR:
 Denominator for basic pro forma earning per
  common share - weighted average shares...........         5,500,000            5,500,000            5,500,000
                                                   ==================   ==================   ==================

Basic pro forma earnings per common share..........        $     0.01           $     0.05           $     0.09
                                                   ==================   ==================   ==================

     Series A Preferred Stock, which is convertible into Class 2 common stock and was outstanding during 1998 (issued on November 25, 1998), and common shares issuable upon the exercise of warrants were not included in the computation of pro forma earnings per share because their effect would be anti-dilutive.

7.  EMPLOYEE BENEFITS

     On January 1, 1998, the Company established a 401(k) plan that covers substantially all employees. The Company contributed $26,965 to the 401(k) plan in 1998.

     In 1997, the Company sponsored a simplified employee pension plan under section 408(k) of the Internal Revenue Code. The plan provides discretionary contributions in each calendar year to the individual retirement accounts of all eligible employees. Full time employees with more than a year of service are eligible to participate. Total contributions by the Company totaled $42,119 for the year ended December 31, 1997. The 408(k) Plan was terminated upon the establishment of the 401(k) Plan.

8.  LEASE COMMITMENTS

     During December 1998, the Company entered into a five year operating lease for office space. This lease agreement provides for rent escalation clauses to cover increases in certain of the lessors' operating costs. Rental expense totaled $11,630, $30,646 and $92,217 for the period from January 16, 1996 through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively. Future minimum rental payments (excluding any estimate of operating costs) under noncancelable operating leases with terms of one year or more at December 31, 1998 are $360,679 in 1999, $327,043 in 2000, $320,254 in
2001, $320,254 in 2002 and $320,254 in 2003.

9.  RELATED PARTY TRANSACTIONS

     On November 2, 1998, the Company declared a $2,000,000 dividend payable to the stockholders. During 1998, $1,000,000 of the dividends were paid. The Company issued notes to the stockholders for the remaining $1,000,000. These notes accrue interest at the federal funds interest rate and are payable in February 1999.

                            COMPUTERJOBS.COM, INC.

                         Notes to Financial Statements
                               December 31, 1998

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, accounts payable and notes payable approximates their fair value.

11.  YEAR 2000 ISSUE (UNAUDITED)

     Year 2000 issues may arise if computer programs have been written using two digits rather than four digits to define the applicable year. In such cases, programs that have time sensitive logic may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

     The Company has determined that it will not need to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and beyond. The Company anticipates that any remaining costs to ensure year 2000 compliance will not be significant.

     Although no formal assessment of the information and operational systems of its major clients and vendors has been made, the Company is not aware of any significant problems as a result of the year 2000. However, if the customers and clients encounter operational problems related to year 2000 and are unable to resolve such problems in a timely manner, it could result in a material financial risk to the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of Syncra Software, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in redeemable preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Syncra Software, Inc. (a development stage enterprise) at December 31, 1998 and the results of its operations and its cash flows for the period from inception (February 11, 1998) through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
Boston, Massachusetts
April 29, 1999

                             SYNCRA SOFTWARE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 Balance Sheet

                                                                                              PRO FORMA
                                                                                             DECEMBER 31,
                                                                        DECEMBER 31,             1998
Assets                                                                      1998           (NOTES 2 AND 16)
------                                                                ----------------    -----------------
CURRENT ASSETS:
 Cash and cash equivalents..........................................      $ 1,700,370         $ 11,700,370
 Prepaid expenses...................................................          185,506              185,506
 Other current assets...............................................           22,704               22,704
                                                                    -----------------    -----------------

 Total current assets...............................................        1,908,580           11,908,580

Fixed assets, net...................................................          351,752              351,752
Deposits............................................................          136,998              136,998
                                                                    -----------------    -----------------

                                                                          $ 2,397,330         $ 12,397,330
                                                                    =================    =================
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
-----------------------------------------------------------------
CURRENT LIABILITIES:
 Accounts payable...................................................      $   233,281         $    233,281
 Accrued expenses...................................................          316,918              300,271
 Notes payable to stockholders......................................        3,926,370                   --
                                                                    -----------------    -----------------

 Total current liabilities..........................................        4,476,569              533,552
                                                                    -----------------    -----------------

REDEEMABLE PREFERRED STOCK:
 Series A redeemable convertible preferred stock, $0.001 par value;
  authorized: 2,941,031 shares; issued and outstanding: 2,586,207 shares plus accrued dividends of $334,652 (liquidation value of
  $6,334,651).......................................................        6,334,651            6,334,651
 Series B redeemable convertible preferred stock, $0.001 par value;
  authorized: 3,737,602 shares; issued and outstanding: 3,537,602
  shares (liquidation value of $14,150,408).........................               --           14,150,408
 Preferred stock warrants...........................................          120,000              120,000
 Redeemable non-voting, non-convertible preferred stock, $0.001 par value; authorized: 150,000 shares; issued and outstanding 130,000 shares plus accrued dividends of $94,135 (liquidation value of
  $1,389,468).......................................................        1,389,468            1,389,468
                                                                    -----------------    -----------------
 Total redeemable preferred stock...................................        7,844,119           21,994,527
                                                                    -----------------    -----------------

STOCKHOLDERS' DEFICIT:
 Common stock, $0.001 par value; 10,000,000 shares authorized;
  396,000 shares issued and outstanding at December 31, 1998........              396                  396
 Deficit accumulated during the development stage...................       (9,923,754)         (10,131,145)
                                                                    -----------------    -----------------
 Total stockholders' deficit........................................       (9,923,358)         (10,130,749)
                                                                    -----------------    -----------------
Commitments and contingencies (Note 14).............................
                                                                    -----------------    -----------------
                                                                          $ 2,397,330         $ 12,397,330
                                                                    =================    =================

   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            Statement of Operations

                                                                 FOR THE PERIOD
                                                                 FROM INCEPTION
                                                                 (FEBRUARY 11,
                                                                 1998) THROUGH
                                                               DECEMBER 31, 1998
                                                             -------------------
COSTS AND EXPENSES:
 Research and development....................................        $ 1,670,803
 Selling and marketing.......................................          2,617,460
 General and administrative..................................          1,588,689
 Impairment charge for intangible goods......................          1,312,500
 Settlement charge...........................................          1,795,333
                                                             -------------------

Loss from operations.........................................         (8,984,785)

Interest expense, net........................................             90,430
                                                             -------------------

Net loss.....................................................        $(9,075,215)
                                                             ===================


   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                       (a development stage enterprise)

Statement of Changes in Redeemable Preferred Stock and Stockholders' Deficit
  For the period from inception (February 11, 1998) through December 31, 1998


                                                          SERIES A
                                                         REDEEMABLE        REDEEMABLE NON-VOTING
                             SERIES A REDEEMABLE          PREFERRED           NON-CONVERTIBLE
                               PREFERRED STOCK         STOCK WARRANTS         PREFERRED STOCK
                         ---------------------------------------------------------------------------
                                         CARRYING         CARRYING                      CARRYING
                            SHARES         VALUE            VALUE          SHARES        VALUE
                         ---------------------------------------------------------------------------
Issuance of common stock
 to founders.............

Issuance of Series A
 redeemable convertible
 preferred stock,
 issuance costs of
 $170,752................  2,586,207     $5,999,999

Issuance of redeemable
 non-voting,
 non-convertible
 preferred stock.........                                                 150,000      $1,500,000

Repurchase and
 retirement of common
 stock...................

Redemption of redeemable
 non-voting,
 non-convertible
 preferred stock.........                                                 (20,000)       (204,667)

Series A redeemable
 convertible preferred
 stock warrants..........                                     $120,000

Accrual of cumulative
 dividends on redeemable
 preferred stock.........                   334,652                                        94,135

Net loss.................
                         ---------------------------------------------------------------------------

Balance at December 31,
 1998....................  2,586,207     $6,334,651           $120,000    130,000      $1,389,468
                         ===========================================================================



                                                              DEFICIT
                                    COMMON STOCK              DURING
                            --------------------------      DEVELOPMENT
                                SHARES       PAR VALUE         STAGE            TOTAL
                            ------------------------------------------------------------
Issuance of common stock
 to founders.............      1,396,000       $ 1,396                       $     1,396

Issuance of Series A
 redeemable convertible
 preferred stock,
 issuance costs of
 $170,752................                                   $  (170,752)        (170,752)

Issuance of redeemable
 non-voting,
 non-convertible
 preferred stock.........

Repurchase and
 retirement of common         (1,000,000)       (1,000)        (249,000)        (250,000)
 stock...................

Redemption of redeemable
 non-voting,
 non-convertible
 preferred stock.........

Series A redeemable
 convertible preferred
 stock warrants..........

Accrual of cumulative
 dividends on redeemable
 preferred stock.........                                      (428,787)        (428,787)

Net loss.................                                    (9,075,215)      (9,075,215)
                            ------------------------------------------------------------

Balance at December 31,
 1998....................        396,000       $   396      $(9,923,754)     $(9,923,358)
                            ============================================================

   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            Statement of Cash Flows

                                                                 FOR THE PERIOD
                                                                 FROM INCEPTION
                                                                 (FEBRUARY 11,
                                                                 1998) THROUGH
                                                               DECEMBER 31, 1998
                                                             -------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.....................................................        $(9,075,215)
Adjustments to reconcile net loss to net cash used for
 operating activities:.......................................
 Depreciation................................................             58,537
 Amortization and impairment of intangible assets............          1,500,000
 Amortization of discounts on notes payable..................             46,370
 Changes in assets and liabilities:
   Prepaid expenses..........................................           (185,506)
   Other current assets......................................            (22,704)
   Accounts payable..........................................            233,281
   Accrued expenses..........................................            316,918
                                                             -------------------

   Net cash used for operating activities....................         (7,128,319)
                                                             -------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets....................................           (410,289)
Increase in deposits.........................................           (136,998)
                                                             -------------------

   Net cash used for investing activities....................           (547,287)
                                                             -------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable to stockholders......          4,000,000
Proceeds from Series A redeemable convertible preferred
 stock, net of issuance costs................................          5,829,247

Proceeds from issuance of common stock.......................              1,396
Redemption of non-voting, non convertible redeemable
 preferred stock and related dividends.......................           (204,667)

Repurchase of common stock...................................           (250,000)
                                                             -------------------

 Net cash provided by financing activities...................          9,375,976
                                                             -------------------

Net increase in cash and cash equivalents....................          1,700,370

Cash and cash equivalents, beginning of period...............                 --
                                                             -------------------

Cash and cash equivalents, end of period.....................        $ 1,700,370
                                                             ===================

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Software acquired in exchange for 150,000 shares of
 non-voting, non-convertible redeemable preferred............        $ 1,500,000
                                                             ===================

   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         Notes to Financial Statements


1. NATURE OF THE BUSINESS

     Syncra Software, Inc. ("Syncra" or "the Company") was incorporated in Delaware on February 11, 1998. Syncra was formed to design, develop, produce and market supply chain collaboration software and solutions. Since its inception, Syncra has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets, raising capital, marketing and business development. Accordingly, Syncra is considered to be in the development stage as defined in Statement of Financial Accounting Standards ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprise".

     Syncra is subject to risks and uncertainties common to growing technology-based companies, including rapid technological changes, growth and commercial acceptances of the Internet, dependence on principal products and third party technology, new product development and performance, new product introductions and other activities of competitors, dependence on key personnel, development of a distribution channel, international expansion, lengthy sales cycles and limited operating history.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH AND CASH EQUIVALENTS

     Syncra considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents. Included in cash and cash equivalents at December 31, 1998 is approximately $1.6 million in money market accounts.

     FINANCIAL INSTRUMENTS

     The carrying amount of Syncra's financial instruments, principally cash, notes payable, and redeemable preferred stock, approximates their fair values at December 31, 1998.

     FIXED ASSETS

     Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Repairs and maintenance costs are expensed as incurred.

     RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

     Costs incurred in the research and development of Syncra's products are expensed as incurred, except for certain research and development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility, as defined by SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed." Costs incurred subsequent to the establishment of technological feasibility and prior to the general release of the products are capitalized. During the period ended December 31, 1998, costs eligible for capitalization were immaterial.

     ACCOUNTING FOR IMPAIRMENT OF LONG LIVED ASSETS

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"), the Company records impairment of losses on long lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

     STOCK-BASED COMPENSATION

     Syncra accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Syncra's Common Stock at the date of grant. Syncra has adopted the provisions of SFAS No. 123, " Accounting for Stock-Based Compensation",

                             SYNCRA SOFTWARE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         Notes to Financial Statements

through disclosure only (Note 11). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

     PRO FORMA BALANCE SHEET

     The pro forma balance sheet as of December 31, 1998, reflects the issuance of 3,537,602 shares of convertible Series B Preferred Stock (the "Series B Preferred Stock") (Note 16) in 1999. Upon issuance of the convertible Series B Preferred Stock, the Company effected the conversion of the notes payable to stockholders plus accrued interest of $4,150,408 and received cash proceeds of $10.0 million from existing and new investors.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


3.  PREPAID EXPENSES

     Prepaid expenses consist of the following at December 31, 1998:

     Trade shows and other marketing prepayments.............           $135,774
Others.......................................................             49,732
                                                             -------------------

                                                                        $185,506
                                                             ===================

4.  FIXED ASSETS

     Fixed assets consist of the following:

                                                                         ESTIMATED         DECEMBER 31,
                                                                        USEFUL LIFE            1998
                                                                          (YEARS)
                                                                    -----------------   -----------------
Computer equipment...............................................            3                $246,631
Office equipment.................................................            5                  71,783
Furniture and fixtures...........................................            7                  91,875
                                                                                        -----------------
                                                                                               410,289

Less: accumulated depreciation......................................                            58,537
                                                                                        -----------------

                                                                                              $351,752
                                                                                        =================

5.  IMPAIRMENT OF INTANGIBLE ASSETS

     In accordance with SFAS No. 121, Syncra reviews for impairment of long-lived assets when events or changes in circumstances indicate that an asset's carrying value may not be recoverable. In connection with the organization of Syncra in February 1998, Syncra purchased the rights to certain software from Benchmarking Partners, Inc. ("Benchmarking") in exchange for the issuance of 150,000 shares of Syncra's non-voting, non-convertible Redeemable Preferred Stock (Note 8) with an aggregate value of $1.5 million. Syncra expected to use the acquired software as a core technology in its product development. In May 1998, management reassessed the status of Syncra's product development and the additional features and functionality planned to be included in Syncra's products. As a result of this re-evaluation, management concluded that the core technology acquired from Benchmarking would not be able to support Syncra's planned products. Accordingly, management decided to

                             SYNCRA SOFTWARE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         Notes to Financial Statements

restart Syncra's product development activities without the use of the acquired software. An impairment charge of $1,312,500 was recognized in the 1998 statement of operations.

6.  NOTES PAYABLE TO STOCKHOLDERS

     During 1998, the Company received aggregate cash proceeds totaling $4,000,000 pursuant to the issuance of convertible promissory notes (the "Notes") payable to certain of its stockholders. No repayments of principal or interest (which accrues at a rate of 9% per annum) were made during the year. The Note holders were also issued warrants to purchase preferred stock (`the Preferred Stock Warrants"). The aggregate value of the warrants issued to all Note holders was estimated to be $120,000, which was accounted for as discount on the Notes and Preferred Stock Warrants. The discount is being amortized over the term of the Notes. The Preferred Stock Warrants have a term of ten years. Each Note holder is entitled to a number of the securities to be issued in the Company's next financing equal to 20% of the face value of the Note held by such holder divided by the price per share of such securities. As a result of the Series B financing in 1999 (Note 16), the warrant holders are now entitled to purchase 200,000 shares of Series B Preferred Stock at $4.00 per share.

7.  REDEEMABLE CONVERTIBLE SERIES A PREFERRED STOCK

     At December 31, 1998, the Company has authorized preferred stock of 5,000,000 shares, $.001 par value per share, of which 2,941,031 shares were designated as redeemable convertible Series A Preferred Stock ("Series A Preferred Stock") and 150,000 shares of which were designated as Redeemable Preferred Stock (the "Redeemable Preferred Stock").

     The Series A Preferred Stock has the following characteristics:

     VOTING

     Holders of Series A Preferred Stock are entitled to that number of votes equal to the number of shares of common stock into which the shares of Series A Preferred Stock are then convertible.

     DIVIDENDS

     Holders of Series A Preferred Stock are entitled to receive out of funds legally available, cumulative dividends at the rate of 8% per share per annum on the Base Amount of each share when, as, and if declared by the Board of Directors. The Base Amount of each share is equal to the price paid for each share of Series A Preferred Stock ($2.32) plus unpaid dividends which accrue commencing on the date of original issuance of the Series A Preferred Stock. In the event that the full amount of dividends is not paid in any twelve-month period, the Base Amount will be increased by the amount of the unpaid dividend.

     LIQUIDATION

     In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the holders of Series A Preferred Stock are entitled to receive, prior to and in preference to holders of both Redeemable Preferred Stock and common stock, an amount equal to $2.32 per share plus all unpaid cumulative dividends. After full payment of (i) the foregoing amounts and (ii) amounts to be paid to the holders of Redeemable Preferred Stock pursuant to the terms thereof (see Note 8), holders of Series A Preferred Stock were, as of December 31, 1998, entitled to share ratably in the remaining proceeds of the Company, if any, on an as-converted basis.

     CONVERSION

     Each share of Series A Preferred Stock may be converted at any time, at the option of the stockholder, into one share of common stock, subject to certain anti-dilution adjustments, as defined in the terms of the Series A Preferred Stock.

                             SYNCRA SOFTWARE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         Notes to Financial Statements

     The Series A Preferred Stock will automatically convert into shares of common stock upon (i) a public offering which results in net proceeds to Syncra of at least $10,000,000, at a price per share of the Common Stock of at least $9.28 or (ii) upon approval of the two-thirds of the outstanding Series A preferred stockholders to convert all outstanding shares of Series A Preferred Stock to Common Stock.

     REDEMPTION

     Any time after the fifth anniversary of the original issuance of the Series A Preferred Stock, at the option of the holder thereof, Syncra shall redeem all, but not less than all of such holder's shares of Series A Preferred Stock, at a redemption price equal to the original purchase price of $2.32 per share plus all unpaid dividends thereon which have accrued through and including the redemption date.

     ACCRETION

     The issuance cost incurred by the Company was accreted in full in 1998 as an adjustment to the carrying value of redeemable convertible Series A Preferred Stock.

8.  NON-VOTING, NON-CONVERTIBLE REDEEMABLE PREFERRED STOCK

     As described in Note 5, Syncra's Redeemable Preferred Stock was issued in a non-cash exchange with Benchmarking for certain software. Subsequent to the issuance of the Redeemable Preferred Stock to Benchmarking, Syncra repurchased 20,000 shares of its Redeemable Preferred Stock from Benchmarking at a price per share of $10.00 plus accrued dividends of $4,667. In a separate transaction, Benchmarking transferred the remaining 130,000 shares of the Redeemable Preferred Stock to Internet Capital Group, Inc. ("ICG"), an existing stockholder of Syncra in exchange for a $1.3 million note, bearing interest at 8% per annum. At December 31, 1998, ICG continued to hold the 130,000 shares of Redeemable Preferred Stock. ICG is also a stockholder of Benchmarking.

     The Redeemable Preferred Stock has the following characteristics:

     VOTING

     Except as required by law, holders of Redeemable Preferred Stock are not entitled to vote on any matters submitted to a vote of the stockholders of Syncra, including the election of directors.

     DIVIDENDS

     Holders of Redeemable Preferred Stock are entitled to receive out of funds legally available, cumulative dividends at the rate of 8% per share per annum on the Base Amount of each share when, as and if declared by the Board of Directors. The Base Amount of each share is equal to purchase price paid for such share of Redeemable Preferred Stock ($10.00) plus unpaid dividends which accrue commencing on the date of original issuance of the Redeemable Preferred Stock. In the event that the full amount of dividends is not paid in any twelve-month period, the Base Amount will be increased by the amount of the unpaid dividend.

     LIQUIDATION

     In the event of any liquidation, dissolution or winding-up of the affairs of Syncra, the holders of Redeemable Preferred Stock are entitled to receive, prior to and in preference to any holders of Common Stock, but after all distribution or payments required to be made to the holders of Series A Preferred Stock, an amount equal to $10.00 per share plus accrued but unpaid dividends. After payment in full of the amounts owed to holders of the Redeemable Preferred Stock, such holders are not entitled to share in the distribution of the remaining assets of Syncra.

                             SYNCRA SOFTWARE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         Notes to Financial Statements

     REDEMPTION

     At any time after the fifth anniversary of the original issuance of the Redeemable Preferred Stock, each holder may require Syncra to redeem all or any portion of such holder's shares at a redemption price equal to the original issuance price per share ($10.00) plus all unpaid dividends thereon which have accrued through and including the redemption date.

     At any time, and from time to time, Syncra may elect to redeem all, or any portion of the outstanding shares of its Redeemable Preferred Stock, at a redemption price equal to the original issuance price per share ($10.00) plus all unpaid dividends thereon which have accrued through and including the redemption date.

     Redeemable Preferred Stock is also redeemable by Syncra upon the earlier of
(i) a public offering of Syncra's common stock with a per share price of at least $7.86; or (ii) the consummation of a sale of all or substantially all of Syncra's assets or capital stock, either through a direct sale, merger, reorganization or other form of business combination in which control of Syncra is transferred and as a result holders of Series A Preferred Stock receive at least $7.86 per share.

9.  COMMON STOCK

     Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of Syncra's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to the preferential dividend rights of the holders of the Series A Preferred Stock and the Redeemable Preferred Stock.

     RESTRICTED STOCK AGREEMENTS

     Syncra has entered into agreements with certain of its stockholders providing for restrictions on transfers of the shares subject to such agreement. Each agreement provides Syncra with a right to repurchase the shares held by such individual, in the event that the Company terminates the employment of the individual. The number of shares which may be repurchased by the Company and the price at which such shares may be repurchased differs per individual and is contingent on whether such individual's termination is for `cause' (as defined in the agreement) or other than for `cause'. At December 31, 1998, none of the restricted shares were subject to repurchase due to the restrictions contained in these agreements.

     At December 31, 1998, all of the outstanding capital stock (including the Common Stock, Series A Preferred Stock and Redeemable Preferred Stock) of the Company is subject to certain restrictions as to sale or transfer of such shares. The Company and its non-founder stockholders also maintain a right of first refusal, under certain circumstances, on shares offered by a stockholder for sale to third parties, at the price per share to be paid by such third party.

     RESERVED SHARES

     At December 31, 1998, 2,833,857 shares were reserved for issuance upon conversion of the Series A Preferred Stock and exercise of outstanding options.

10.  REPURCHASE OF COMMON STOCK AND REDEMPTION OF PREFERRED STOCK

     On June 5, 1998, the Company repurchased 1,000,000 shares of Common Stock and redeemed 20,000 shares of its Redeemable Preferred Stock from Benchmarking, one of the original founders in exchange for $2,250,000. The transaction was financed through the sale of additional Series A Preferred Stock to certain of the existing holders of Series A Preferred Stock. Of the 150,000 shares of Redeemable Preferred Stock originally issued to Benchmarking, the remaining 130,000 shares were transferred by Benchmarking to ICG (see Note 8).

     In addition to the shares acquired, the withdrawal of Benchmarking as a stockholder eliminated a potential conflict of interest for Syncra and its other stockholders with Benchmarking and its customers. The

                             SYNCRA SOFTWARE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         Notes to Financial Statements

transaction also settled potential claims by Benchmarking against Syncra with respect to the transfer of technical talent from Benchmarking to Syncra and other potential claims by Benchmarking against the potential future value of Syncra.

     The difference between the total amount paid to Benchmarking and the aggregate of the redemption value of the Redeemable Preferred Stock plus accrued dividends of $204,667 and the fair value of the Common Stock of $250,000 was treated as settlement charge in the statement of operations.

11.  STOCK OPTION PLAN

     In 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan") which provides for the grant of incentive stock options and non-qualified stock options, stock awards and stock purchase rights for the purchase of up to 1,000,000 shares of the Company's Common Stock by officers, employees, consultants, and directors of the Company. The Board of Directors is responsible for administration of the 1998 Plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is granted, the rate at which each option is exercisable and the vesting period (generally ratably over four to five years). Incentive stock options may be granted to any officer or employee at an exercise price of not less than the fair value per common share on the date of the grant (not less than 110% of the fair value in the case of holders of more than 10% of the Company's voting stock) and with a term not to exceed ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock). Non-qualified stock options may be granted to any officer, employee, consultant, or director at an exercise price per share of not less than the book value per share.

     No compensation expense has been recognized for employee stock-based compensation in 1998 because the fair value of the options did not exceed the exercise price. Further, options vest over several years and additional option grants are expected to be made in future years. Had compensation expense been determined based on the fair value of the of the options granted to employees at the grant date consistent with the provision of SFAS 123, the Company's net loss would have been the same.

     For purposes of pro forma disclosure of net loss, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in 1998; zero dividend yield; zero volatility; risk-free interest rate of 4.55%, and expected life of five years.

     During the period, Syncra granted options aggregating 803,300 shares with a weighted average exercise price of $0.87 per share. Of the total options granted, 99,374 shares were exercisable at December 31, 1998 but none of these vested options were exercised during the period. Options totaling 196,700 were available for future grant at December 31, 1998. The weighted-average remaining contractual life of the options is 9.5 years. Further, since the exercise price of the options is more than the fair market value of the common stock, the weighted average fair value per share of the options granted during the year using the Black-Scholes option-pricing model is zero at December 31, 1998.

                             SYNCRA SOFTWARE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         Notes to Financial Statements

12.  INCOME TAXES

     Deferred tax assets consist of the following at December 31, 1998:

         Net operating loss carryforward.....................         $2,386,619
         Fixed and intangible assets.........................            482,690
         Research and development credit carryforwards.......             90,891
         Accrued vacation....................................             35,687
                                                             -------------------

Net deferred tax assets......................................          2,995,887

Deferred tax asset valuation allowance.......................          2,995,887
                                                             -------------------

                                                                     $        --
                                                             ===================

     The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured at December 31, 1998.

     At December 31, 1998, the Company has federal and state net operating loss carryforwards of approximately $5.9 million available to reduce future taxable income, which will expire in 2019. The Company also has federal and state research and development tax credit carryforwards of approximately $72,490 and $27,881, respectively, available to reduce future tax liabilities.

     Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may limit the amount of net operating loss carryforwards and research and development credit carryforwards which could be utilized annually to offset future taxable income and taxes payable.

13.  401(K) SAVINGS PLAN

     The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the 401(k) Plan may be made at the discretion of the Board of Directors. The Company has not made any contributions to the 401(k) Plan through December 31, 1998.

14.  COMMITMENTS AND CONTINGENCIES

     The Company leases its office space and certain office equipment under noncancelable operating leases. Total rent expense under these operating leases was approximately $134,000 for the period ended December 31, 1998.

     Future minimum lease commitments at December 31, 1998 are as follows:


YEAR ENDING DECEMBER 31,                                       Operating leases
                                                             -------------------

 1999........................................................         $  272,328
 2000........................................................            254,728
 2001........................................................            254,728
 2002........................................................            254,728
 Thereafter..................................................            127,364
                                                             -------------------

                                                                      $1,163,876
                                                             ===================

                             SYNCRA SOFTWARE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         Notes to Financial Statements

15.  RELATED PARTY TRANSACTIONS

     In the normal course of business, Syncra had transactions with Benchmarking during the period from inception until May 1998 for certain operating expenses such as organizational costs, payroll, marketing, legal and other expenses. The total expenses reimbursed by Syncra to Benchmarking amounted to $496,344. Furthermore, Syncra also paid Benchmarking a management fee totaling $80,000 during the same period.

     In addition to the above transactions, Syncra also reimbursed ICG $500,000 related to professional services provided by Benchmarking to Syncra that originally were funded by ICG.

16.  SUBSEQUENT EVENTS

     In March and April 1999, 3,737,602 shares of convertible Series B Preferred Stock were authorized. Syncra issued 3,537,602 shares of Series B Preferred Stock in exchange for net cash proceeds of $10.0 million plus the conversion of all principal and accrued interest due on the Notes (Note 6) ("the Series B Financing"). The terms of the Series B Preferred Stock are substantially similar to Series A Preferred Stock, except that the Base Amount of the Series B Preferred Stock and its purchase price are $4.00 per share.

     Further, certain terms of both the Series A Preferred Stock (including conversion rights associated therewith and participating rights upon liquidation) and the Redeemable Preferred Stock (including redemption rights associated therewith) were amended in connection with the Series B Financing.

================================================================================

     Through and including                 , 1999 (the 25th day after the date
of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to the unsold allotments or subscriptions.


                                                     Shares


                  [Internet Capital Group logo appears here]


                                 Common Stock

                                 ------------

                              P R O S P E C T U S

                                 ------------

                              Merrill Lynch & Co.

                         BancBoston Robertson Stephens

                                BT Alex. Brown

                     NationsBanc Montgomery Securities LLC

                            Wit Capital Corporation


                                             , 1999

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The expenses to be paid by Internet Capital Group in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

                                                                                   Amount (1)
                                                                             --------------------
     Securities and Exchange Commission Registration Fee.....................          $   73,531
     NASD Filing Fee.........................................................              26,950
     Nasdaq National Market Listing Fee......................................              95,000
     Accounting Fees and Expenses............................................             250,000
     Blue Sky Fees and Expenses..............................................               1,000
     Legal Fees and Expenses.................................................             450,000
     Transfer Agent and Registrar Fees and Expenses..........................              10,000
     Printing and Engraving Expenses.........................................             200,000
     Director and Officer Liability Insurance (2)............................             150,000
     Miscellaneous Fees and Expenses.........................................              18,519
                                                                             --------------------
       Total.................................................................          $1,275,000
                                                                             ====================

----------------------
(1) All amounts are estimates except the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee.

(2) Represents premiums paid by Internet Capital Group on policies that insure Internet Capital Group's directors and officers against certain liabilities they may incur in connection with the registration, offering and sale of the securities described herein.

Item 14. Indemnification of Directors and Officers

     Under Section 145 of the General Corporate Law of the State of Delaware, Internet Capital Group has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Internet Capital Group's bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

     Internet Capital Group's certificate of incorporation (Exhibit 3.1 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Internet Capital Group and its shareholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Internet Capital Group, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Prior to the effective date of the Registration Statement, Internet Capital Group will have entered into agreements with its directors and certain of its executive officers that require Internet Capital Group to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of Internet Capital Group or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Internet Capital Group and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     Internet Capital Group intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of Internet Capital Group and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

     Since its inception in March 1996, Internet Capital Group (or its predecessor, Internet Capital Group, L.L.C.) has issued and sold unregistered securities in the transactions described below.

     Shares of Common Stock

     (1) On May 9, 1996, Internet Capital Group, L.L.C. issued 13,000,000 units of Membership Interests to Safeguard Scientifics (Delaware), Inc. for an aggregate purchase price of $13,000,000 consisting of $6,860,926 in cash and the assignment of 182,500 shares of Common Stock, 127,000 shares of Series C Preferred Stock, 855,400 shares of Series D Preferred Stock and 134,375 shares of Series F Preferred Stock of Sky Alland Marketing, Inc. and related rights and obligations in respect thereof.

     (2) In July, 1996, Internet Capital Group, L.L.C. issued an aggregate of 27,000,000 units of Membership Interests to employees, directors, consultants and other purchasers in a subscription offering for an aggregate purchase price of $27,000,000.

     (3) On September 30, 1996, Internet Capital Group, L.L.C. issued an aggregate of 4,968,935 units of Membership Profit Interests to employees, directors and consultants pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

     (4) In December, 1996, Internet Capital Group, L.L.C. issued an aggregate of 20,000 units if Membership Profit Interests to employees and consultants pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

     (5) In February, 1997, Internet Capital Group, L.L.C. issued an aggregate of 210,070 units of Membership Profit Interests to employees and consultants pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

     (6) On April 11, 1997, Internet Capital Group, L.L.C. issued 46,783 units of Membership Interests to Lou Ryan pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

     (7) In September, 1997, Internet Capital Group, L.L.C. issued an aggregate of 1,209,519 units of Membership Profit Interests to employees and consultants to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

     (8) In November, 1997, Internet Capital Group, L.L.C. issued an aggregate of 115,175 units of Membership Profit Interests to employees and consultants pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

     (9) In December, 1997, Internet Capital Group, L.L.C. issued 185,000 units of Membership Profit Interests to employees and consultants pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

     (10) In March, 1998, Internet Capital Group, L.L.C. issued 250,000 units of Membership Interests to Mr. Austin Hearst in a subscription offering for an aggregate purchase price of $500,000.

     (11) In April, 1998, Internet Capital Group, L.L.C. issued an aggregate of 125,000 units of Membership Interests to Mr. Britton Murdock, Mr. Robert E. Keith and Mrs. Margot W. Keith in a subscription offering for an aggregate purchase price of $250,000.

     (12) In May, 1998, Internet Capital Group, L.L.C. issued an aggregate of 1,912,500 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $3,825,000.

     (13) In June, 1998, Internet Capital Group, L.L.C. issued an aggregate of 11,143,750 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $22,287,500.

     (14) In July, 1998, Internet Capital Group, L.L.C. issued an aggregate of 551,250 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $1,102,500.

     (15) In August, 1998, Internet Capital Group, L.L.C. issued an aggregate of 225,000 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $450,000.

     (16) In September, 1998, Internet Capital Group, L.L.C. issued an aggregate of 1,092,500 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $2,185,000.

     (17) In October, 1998, Internet Capital Group, L.L.C. issued an aggregate of 3,883,750 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $7,767,500.

     (18) In November, 1998, Internet Capital Group, L.L.C. issued an aggregate of 76,250 units of Membership Interests to Mr. Roger S. Penske, Jr., Mr. Ron Trichon and Mr. T. Richard Butera in a subscription offering for an aggregate purchase price of $152,500.

     (19) In January, 1999, internet Capital Group, L.L.C. issued an aggregate of 158,750 units of Membership Interests to Mr. Samuel A. Plum, Mrs. Susan R. Buckley and Dr. Thomas P. Gerrity, a director of Internet Capital Group, in a subscription offering for an aggregate purchase price of $317,500.

     (20) On February 2, 1999, each unit of the foregoing Membership Interests and Membership Profit Interests was converted into one share of Common Stock of Internet Capital Group as a result of the merger of Internet Capital Group, L.L.C. into Internet Capital Group.

     (21) In February, 1999, Internet Capital Group issued an aggregate of 14,706,250 shares of Common Stock to employees, directors, consultants and other purchasers in a subscription offering for an aggregate purchase price of $29,412,500.

     (22) In March, 1999, Internet Capital Group issued an aggregate of 1,125,000 shares of Common Stock to consultants and other purchasers in a subscription offering for an aggregate purchase price of $2,250,000.

     Warrants to Purchase Common Stock

     On May 10, 1999, in connection with Internet Capital Group's issuance of the convertible notes, Internet Capital Group granted warrants, exercisable at the public offering price, to the holders of the convertible notes to purchase a number shares of common stock of Internet Capital Group equal to $ 18 million divided by the initial public offering price.

     On April 30, 1999, in connection with the Secured Revolving Credit Facility dated April 30, 1999, between Internet Capital Group, Inc. and certain lenders and guarantors, Internet Capital Group granted to the lenders warrants to purchase an aggregate of 200,000 shares of common stock of Internet Capital Group for a purchase price of $10 per share.

     Notes Convertible to Common Stock

     On May 10, 1999, Internet Capital Group issued convertible notes in an aggregate principal amount of $90 million. Upon consummation of this offering, the convertible notes automatically convert into shares of common stock of Internet Capital Group at the initial public offering price.

     Options to Purchase Common Stock

     Internet Capital Group from time to time has granted stock options to employees, directors, advisory board members and certain employees of our Partner Companies. The following table sets forth certain information regarding such grants:


                                                                          Range of
                                                     No. of Shares     Exercise Prices
                                                   -----------------  -----------------
1996...............................................       --                N/A
1997...............................................
1998...............................................

     The sale and issuance of securities in the transactions described above were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering, where the purchasers were sophisticated investors who represented their intention to acquire securities for investment only and not with a view to distribution and received or had access to adequate information about the Registrant.

     Appropriate restrictive legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No underwriters were employed in any of the above transactions.

Item 16. Exhibits and Financial Statement Schedules

     (a)  Exhibits

Exhibit
Number      Document
-------     --------
1.1*        Form of Underwriting Agreement
2.1         Agreement of Merger, dated February 2, 1999, between Internet
            Capital Group, L.L.C., and Internet Capital Group, Inc.
3.1*        Restated Certificate of Incorporation
3.2*        Amended and Restated Bylaws
4.1         Specimen Certificate for Internet Capital Group's Common Stock
5.1*        Opinion of Dechert Price & Rhoads as to the legality of the shares of Common Stock being registered
10.1        Internet Capital Group, L.L.C. 1998 Equity Compensation Plan
10.1.1      Internet Capital Group, Inc. 1999 Equity Compensation Plan
10.1.2      Internet Capital Group, Inc. 1999 Equity Compensation Plan as
            Amended and Restated May 1, 1999
10.2        Internet Capital Group, L.L.C. Option Plan for Non-Employee Managers
10.2.1      Internet Capital Group, Inc. Directors' Option Plan
10.3        Internet Capital Group, L.L.C. Membership Profit Interest Plan
10.4*       Internet Capital Group, Inc. Long-Term Incentive Plan
10.5        Amended and Restated Limited Liability Company Agreement of Internet
            Capital Group, L.L.C. dated September 30, 1998
10.5.1      Amended and Restated Limited Liability Company Agreement of Internet
            Capital Group, L.L.C. dated January 4, 1999
10.6        Securities Holders Agreement dated February 2, 1999 among Internet
            Capital Group, Inc. and certain securities holders named therein
10.7        Amended and Restated 1996 Equity Compensation Plan of VerticalNet,
            Inc. (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed by VerticalNet, Inc.
            on January 22, 1999 (Registration No. 333-68053) ("VerticalNet
            Amendment No. 1"))
10.8        Employment Letter with Mark L. Walsh (incorporated by reference to
            Exhibit 10.2 to Amendment No. 2 to the Registration Statement on
            Form S-1 filed by VerticalNet, Inc. on February 8, 1999
            (Registration No. 333-68053) ("VerticalNet Amendment No. 2"))
10.9        Employment Letter with Bary E. Wynkoop (incorporated by reference to
            Exhibit 10.3 to VerticalNet Amendment No. 2)
10.10       Share Purchase Agreement dated September 1, 1998, between Boulder
            Interactive Technology Services Co. and VerticalNet, Inc.
            (incorporated by reference to Exhibit 10.4 to VerticalNet Amendment
            No. 1)
10.11       Agreement and Plan of Merger dated September 30, 1998, among
            VerticalNet, Inc., Informatrix Acquisition Corp., Informatrix
            Worldwide, Inc. and the Stockholders of Informatrix Worldwide, Inc.
            (incorporated by reference to Exhibit 10.5 to VerticalNet Amendment
            No. 2)
10.12       Sponsorship Agreement dated June 30, 1998, between Excite!, Inc. and
            VerticalNet, Inc. (incorporated by reference to Exhibit 10.6 to
            VerticalNet Amendment No. 1)
10.13       Internet Services Agreement dated as of January 19, 1999 by and between Compaq Computer Corporation and VerticalNet, Inc.
            (incorporated by reference to Exhibit 10.7 to Amendment No. 3 to the Registration Statement on Form S-1 filed by VerticalNet, Inc. on
            February 10, 1999 (Registration No. 333-68053))
10.14       Asset Purchase Agreement dated January 13, 1999 by and among
            VerticalNet, Inc., Coastal Video Communications Corp., Paul V.
            Michels and Phillip P. Price (incorporated by reference to Exhibit
            10.8 to VerticalNet Amendment No. 1)
10.15       Common Stock Purchase Warrant to purchase 40,000 or 60,000 shares of
            VerticalNet, Inc. Common Stock dated November 25, 1998 issued to
            Progress Capital, Inc. (incorporated by reference to Exhibit 10.9 to
            VerticalNet Amendment No. 1)

10.16       Form of VerticalNet, Inc. Common Stock Purchase Warrant dated
            November 25, 1998 issued in connection with the Convertible Note
            (incorporated by reference to Exhibit 10.10 to VerticalNet Amendment
            No. 1)
10.17       Form of VerticalNet, Inc. Convertible Note dated November 25, 1998
            (incorporated by reference to Exhibit 10.11 to VerticalNet Amendment
            No. 1)
10.18       Series A Preferred Stock Purchase Agreement dated as of September
            12, 1996 between Internet Capital Group, L.L.C. and Water Online,
            Inc. (incorporated by reference to Exhibit 10.12 to VerticalNet
            Amendment No. 2)
10.19       Series D Investor Rights Agreement dated as of May 8, 1998 by and among VerticalNet, Inc. and the Investors (incorporated by reference to Exhibit 10.13 to VerticalNet Amendment No. 2)
10.20       Registration Rights Agreement dated as of November 25, 1998 between
            VerticalNet, Inc. and the Convertible Note Holders (incorporated by reference to Exhibit 10.14 to VerticalNet Amendment No. 2)
10.21       Form of Internet Capital Group, Inc. Common Stock Purchase Warrant
            dated May 10, 1999 issued in connection with the Convertible Note
10.22       Form of Internet Capital Group, Inc. Convertible Note dated May 10,
            1999
10.23*      Stock Purchase Agreement between Internet Capital Group and
            Safeguard Scientifics, Inc.
10.24*      Lease between Internet Capital Group and Safeguard Scientifics, Inc.
            for premises located in Wayne, Pennsylvania.
10.25       Office Lease dated July 22, 1996 between State Street Bank and
            Trust, Internet Capital Group, The Access Fund, Hamilton Lane
            Advisors and Martin S. Gans for office space in San Francisco,
            California.
10.26       Credit Agreement dated as of April 30, 1999 by and among Internet
            Capital Group, Inc., Internet Capital Group Operations, Inc., the
            Banks named therein and PNC Bank, N.A.
10.27       Breakaway Solutions, Inc. Option Agreement dated January 6, 1999 by and between Gordon Brooks and Internet Capital Group, L.L.C.
10.28       Benchmarking Partners, Inc. Option Agreement dated January 1, 1997 by and between Christopher H. Greendale and Internet Capital Group,
            L.L.C.
10.29       Syncra Software, Inc. Option Agreement dated August 1, 1998 by and between Michael H. Forster and Internet Capital Group, L.L.C.
21.1        Subsidiaries of Internet Capital Group
23.1        Consent of KPMG LLP
23.2*       Consent of Dechert Price & Rhoads, included in Exhibit 5.1
23.3        Consent of Ernst & Young LLP
23.4        Consent of PricewaterhouseCoopers LLP
24.1        Power of Attorney, included on the signature page hereof
27.1        Financial Data Schedule
99.1        Form of Letter from Internet Capital Group, Inc. to Safeguard
            Scientifics, Inc.'s shareholders describing the Directed Share
            Subscription Program
99.2        Form of Letter from Merrill Lynch & Co. to Safeguard Scientifics,
            Inc.'s shareholders to accompany the Internet Capital Group, Inc.
            letter to Safeguard Scientifics, Inc. shareholders
99.3        Form of Letter from Internet Capital Group, Inc. to Brokers describing the Directed Share Subscription Program
99.4        Form of Subscription Form for Directed Share Subscription Program
99.5*       Information placed by Wit Capital on its Web site regarding Internet
            Capital Group, Inc.
---------------------------

* To be filed by amendment.

     (b)  Financial Statement Schedules

          None.

     Schedules other than those listed above have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes. Columns omitted from schedules filed have been omitted since the information is not applicable.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes to provide the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the 11th day of May, 1999.

                                    INTERNET CAPITAL GROUP, INC.

                                    By:     Walter W. Buckley, III
                                       ---------------------------
                                         Walter W. Buckley, III
                                         President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Walter W. Buckley, III and David D. Gathman, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                Signature                                    Title                                Date
------------------------------------------  ---------------------------------------  ------------------------------
  Walter W. Buckley, III                    President, Chief Executive Officer and   May 11, 1999
------------------------------------------  Director
Walter W. Buckley, III                      (principal executive officer)

  David D. Gathman                          Chief Financial Officer, Secretary and   May 11, 1999
------------------------------------------  Treasurer
David D. Gathman                            (principal financial and accounting
                                            officer)

  Julian A. Brodsky                         Director                                 May 11, 1999
------------------------------------------
Julian A. Brodsky

  E. Michael Forgash                        Director                                 May 11, 1999
------------------------------------------
E. Michael Forgash

  Kenneth A. Fox                            Director                                 May 11, 1999
------------------------------------------
Kenneth A. Fox



  Dr. Thomas P. Gerrity                     Director                                 May 11, 1999
------------------------------------------
Dr. Thomas P. Gerrity

  Scott Gould                               Director                                 May 11, 1999
------------------------------------------
Scott Gould

  Robert E. Keith, Jr.                      Director                                 May 11, 1999
------------------------------------------
Robert E. Keith, Jr.

                                 EXHIBIT INDEX


Exhibit
Number      Document
-------     --------
1.1*        Form of Underwriting Agreement
2.1         Agreement of Merger, dated February 2, 1999, between Internet
            Capital Group, L.L.C., and Internet Capital Group, Inc.
3.1*        Restated Certificate of Incorporation
3.2*        Amended and Restated Bylaws
4.1         Specimen Certificate for Internet Capital Group's Common Stock
5.1*        Opinion of Dechert Price & Rhoads as to the legality of the shares of Common Stock being registered
10.1        Internet Capital Group, L.L.C. 1998 Equity Compensation Plan
10.1.1      Internet Capital Group, Inc. 1999 Equity Compensation Plan
10.1.2      Internet Capital Group, Inc. 1999 Equity Compensation Plan as
            Amended and Restated May 1, 1999
10.2        Internet Capital Group, L.L.C. Option Plan for Non-Employee Managers
10.2.1      Internet Capital Group, Inc. Directors' Option Plan
10.3        Internet Capital Group, L.L.C. Membership Profit Interest Plan
10.4*       Internet Capital Group, Inc. Long-Term Incentive Plan
10.5        Amended and Restated Limited Liability Company Agreement of Internet
            Capital Group, L.L.C. dated September 30, 1998
10.5.1      Amended and Restated Limited Liability Company Agreement of Internet
            Capital Group, L.L.C. dated January 4, 1999
10.6        Securities Holders Agreement dated February 2, 1999 among Internet
            Capital Group, Inc. and certain securities holders named therein
10.7        Amended and Restated 1996 Equity Compensation Plan of VerticalNet,
            Inc. (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed by VerticalNet, Inc.
            on January 22, 1999 (Registration No. 333-68053) ("VerticalNet
            Amendment No. 1"))
10.8        Employment Letter with Mark L. Walsh (incorporated by reference to
            Exhibit 10.2 to Amendment No. 2 to the Registration Statement on
            Form S-1 filed by VerticalNet, Inc. on February 8, 1999
            (Registration No. 333-68053) ("VerticalNet Amendment No. 2"))
10.9        Employment Letter with Bary E. Wynkoop (incorporated by reference to
            Exhibit 10.3 to VerticalNet Amendment No. 2)
10.10       Share Purchase Agreement dated September 1, 1998, between Boulder
            Interactive Technology Services Co. and VerticalNet, Inc.
            (incorporated by reference to Exhibit 10.4 to VerticalNet Amendment
            No. 1)
10.11       Agreement and Plan of Merger dated September 30, 1998, among
            VerticalNet, Inc., Informatrix Acquisition Corp., Informatrix
            Worldwide, Inc. and the Stockholders of Informatrix Worldwide, Inc.
            (incorporated by reference to Exhibit 10.5 to VerticalNet Amendment
            No. 2)
10.12       Sponsorship Agreement dated June 30, 1998, between Excite!, Inc. and
            VerticalNet, Inc. (incorporated by reference to Exhibit 10.6 to
            VerticalNet Amendment No. 1)
10.13       Internet Services Agreement dated as of January 19, 1999 by and between Compaq Computer Corporation and VerticalNet, Inc.
            (incorporated by reference to Exhibit 10.7 to Amendment No. 3 to the Registration Statement on Form S-1 filed by VerticalNet, Inc. on
            February 10, 1999 (Registration No. 333-68053))
10.14       Asset Purchase Agreement dated January 13, 1999 by and among
            VerticalNet, Inc., Coastal Video Communications Corp., Paul V.
            Michels and Phillip P. Price (incorporated by reference to Exhibit
            10.8 to VerticalNet Amendment No. 1)
10.15       Common Stock Purchase Warrant to purchase 40,000 or 60,000 shares of
            VerticalNet, Inc. Common Stock dated November 25, 1998 issued to
            Progress Capital, Inc. (incorporated by reference to Exhibit 10.9 to
            VerticalNet Amendment No. 1)

10.16       Form of VerticalNet, Inc. Common Stock Purchase Warrant dated
            November 25, 1998 issued in connection with the Convertible Note
            (incorporated by reference to Exhibit 10.10 to VerticalNet Amendment
            No. 1)
10.17       Form of VerticalNet, Inc. Convertible Note dated November 25, 1998
            (incorporated by reference to Exhibit 10.11 to VerticalNet Amendment
            No. 1)
10.18       Series A Preferred Stock Purchase Agreement dated as of September
            12, 1996 between Internet Capital Group, L.L.C. and Water Online,
            Inc. (incorporated by reference to Exhibit 10.12 to VerticalNet
            Amendment No. 2)
10.19       Series D Investor Rights Agreement dated as of May 8, 1998 by and among VerticalNet, Inc. and the Investors (incorporated by reference to Exhibit 10.13 to VerticalNet Amendment No. 2)
10.20       Registration Rights Agreement dated as of November 25, 1998 between
            VerticalNet, Inc. and the Convertible Note Holders (incorporated by reference to Exhibit 10.14 to VerticalNet Amendment No. 2)
10.21       Form of Internet Capital Group, Inc. Common Stock Purchase Warrant
            dated May , 1999 issued in connection with the Convertible Note
10.22       Form of Internet Capital Group, Inc. Convertible Note dated May 10,
            1999
10.23*      Stock Purchase Agreement between Internet Capital Group and
            Safeguard Scientifics, Inc.
10.24*      Lease between Internet Capital Group and Safeguard Scientifics, Inc.
            for premises located in Wayne, Pennsylvania.
10.25       Office Lease dated July 22, 1996 between State Street Bank and
            Trust, Internet Capital Group, The Access Fund, Hamilton Lane
            Advisors and Martin S. Gans for office space in San Francisco,
            California.
10.26       Credit Agreement dated as of April 30, 1999 by and among Internet
            Capital Group, Inc., Internet Capital Group Operations, Inc., the
            Banks named therein and PNC Bank, N.A.
10.27       Breakaway Solutions, Inc. Option Agreement dated January 6, 1999 by and between Gordon Brooks and Internet Capital Group, L.L.C.
10.28       Benchmarking Partners, Inc. Option Agreement dated January 1, 1997 by and between Christopher H. Greendale and Internet Capital Group,
            L.L.C.
10.29       Syncra Software, Inc. Option Agreement dated August 1, 1998 by and between Michael H. Forster and Internet Capital Group, L.L.C.
21.1        Subsidiaries of Internet Capital Group
23.1        Consent of KPMG LLP
23.2*       Consent of Dechert Price & Rhoads, included in Exhibit 5.1
23.3        Consent of Ernst & Young LLP
23.4        Consent of PricewaterhouseCoopers LLP
24.1        Power of Attorney, included on the signature page hereof
27.1        Financial Data Schedule
99.1        Form of Letter from Internet Capital Group, Inc. to Safeguard
            Scientifics, Inc.'s shareholders describing the Directed Share
            Subscription Program
99.2        Form of Letter from Merrill Lynch & Co. to Safeguard Scientifics,
            Inc.'s shareholders to accompany the Internet Capital Group, Inc.
            letter to Safeguard Scientifics, Inc. shareholders
99.3        Form of Letter from Internet Capital Group, Inc. to Brokers describing the Directed Share Subscription Program
99.4        Form of Subscription Form for Directed Share Subscription Program
99.5*       Information placed by Wit Capital on its Web site regarding Internet
            Capital Group, Inc.
----------------------

* To be filed by amendment.